UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Rowan Companies plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rowan Companies plc

Mitre House, 160 Aldersgate Street, London EC1A 4DD

Registered Company No. 07805263

March 13, 2013

Dear Shareholder:

You are cordially invited to attend the 2013 annual general meeting of shareholders of Rowan Companies plc (the “Meeting”) on Friday, April 26, 2013, at 8:00 a.m., London time (3:00 a.m., New York time), at the Four Seasons Hotel, Hamilton Place, Park Lane, London, United Kingdom W1J 7DR in the Halcyon Room.

At the Meeting, you will be asked to consider and vote on the following:

1.	An ordinary resolution to elect William T. Fox III as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2014;

2.	An ordinary resolution to elect Sir Graham Hearne as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2014;

3.	An ordinary resolution to elect H. E. Lentz as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2014;

4.	An ordinary resolution to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for 2013;

5.	An ordinary resolution to re-appoint Deloitte LLP as our U.K. statutory auditors under the U.K. Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before Rowan Companies plc);

6.	An ordinary resolution to authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration;

7.	An ordinary resolution to approve our 2013 Rowan Companies plc Incentive Plan;

8.	An ordinary resolution of a non-binding advisory nature to approve Rowan Companies plc’s U.K. statutory Directors’ Remuneration Report for the year ended December 31, 2012; and

9.	A non-binding advisory vote to approve Rowan Companies plc’s executive compensation as reported in this proxy statement.

Please refer to this proxy statement for detailed information on each of these proposals. Pursuant to our Articles of Association, no matters other than proposals 1 - 9 above may be brought at this Meeting.

During the Meeting, our Board of Directors will lay before the Company our U.K. statutory Accounts, the U.K. statutory Directors’ Report and the statutory Auditors’ Report for the year ended December 31, 2012. Our Board of Directors will also provide an opportunity for shareholders to raise questions in relation to the accounts and reports.

It is very important that your shares are represented and voted at the Meeting. If you are a shareholder of record, your shares may be voted by telephone, via the Internet, or by returning a proxy card. Your proxy will not be used if you are present and prefer to vote in person or if you revoke your proxy. If you hold shares through a bank or broker, or indirectly in our savings plan, please refer to “Questions and Answers About Voting” in the proxy statement for further information about voting your shares.

We appreciate the continuing interest of our shareholders in the business of Rowan Companies plc, and we hope you will be able to attend the Meeting. Please contact our Company Secretary if you plan to attend the Meeting in person.

Sincerely,

Chairman of the Board of Directors

Rowan Companies plc

Mitre House, 160 Aldersgate Street, London EC1A 4DD

Registered Company No. 07805263

Notice of 2013 Annual General Meeting of Shareholders to be held April 26, 2013

Rowan Companies plc, a public limited company incorporated under English law (the “Company”), will hold its 2013 annual general meeting of shareholders (the “Meeting”) on Friday, April 26, 2013, at 8:00 a.m., London time (3:00 a.m., New York time), at the Four Seasons Hotel, Hamilton Place, Park Lane, London, United Kingdom W1J 7DR in the Halcyon Room. The items of business are to consider and vote on the following:

1.	An ordinary resolution to elect William T. Fox III as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2014;

2.	An ordinary resolution to elect Sir Graham Hearne as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2014;

3.	An ordinary resolution to elect H. E. Lentz as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2014;

4.	An ordinary resolution to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for 2013;

5.	An ordinary resolution to re-appoint Deloitte LLP as our U.K. statutory auditors under the U.K. Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before the Company);

6.	An ordinary resolution to authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration;

7.	An ordinary resolution to approve our 2013 Rowan Companies plc Incentive Plan;

8.	An ordinary resolution of a non-binding advisory nature to approve Rowan Companies plc’s U.K. statutory Directors’ Remuneration Report for the year ended December 31, 2012; and

9.	A non-binding advisory vote to approve Rowan Companies plc’s executive compensation as reported in this proxy statement.

Pursuant to our Articles of Association, no matters other than proposals 1 - 9 above may be brought at this Meeting.

Resolutions in proposals 1 - 8 will be proposed as ordinary resolutions, which means that, assuming a quorum is present, each such resolution will be approved if a majority of votes cast for or against a resolution are cast in favor of the resolution. Further, under the NYSE rules, the total number of votes cast on proposal 7 (excluding abstentions) must exceed 50% of the total Class A Ordinary Shares outstanding, and a majority of the votes cast must be in favor for the proposal to be approved. With respect to the non-binding ordinary resolution in proposal 8 regarding approving the Company’s U.K. statutory Directors’ Remuneration Report for the year ended December 31, 2012 and the non-binding advisory vote in proposal 9 regarding the Company’s executive compensation as reported in this proxy statement, the result of the vote for each proposal will not require the Board of Directors or any committee thereof to take any action. Our Board of Directors values the opinions of our shareholders as expressed through advisory votes and other communications. The Board of Directors will carefully consider the outcome of the advisory vote on each proposal.

During the Meeting, our Board of Directors will lay before the Company our U.K. statutory Accounts, the U.K. statutory Directors’ Report and the statutory Auditors’ Report for the year ended December 31, 2012. Our Board of Directors will also provide an opportunity for shareholders to raise questions in relation to the accounts and reports.

Only shareholders of record of Class A Ordinary Shares as of the close of business in New York City on Monday, March 4, 2013 are entitled to notice of and to vote at the Meeting and at any adjournment or postponement of the Meeting. A list of the shareholders entitled to vote at the Meeting is available at the Company’s Houston, Texas office. In accordance with the provisions in the U.K. Companies Act 2006 and in accordance with our Articles of Association, a shareholder of record is entitled to appoint another person as his or her proxy to exercise all or any of his or her rights to attend and to speak and vote at the Meeting and to appoint more than one proxy in relation to the Meeting (provided that each proxy is appointed to exercise the rights attached to a different share or shares held by him or her). Such proxy need not be a shareholder of record.

Melanie M. Trent

Company Secretary

March 13, 2013

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to be Held on April 26, 2013

This proxy statement and our annual report, including consolidated financial statements for the year ended December 31, 2012, and the means to vote by Internet, are available at www.proxyvote.com.

Your Vote is Important

Your vote is very important, regardless of the number of shares you own. Whether or not you are able to attend the Meeting in person, it is important that your shares be represented. Please vote as promptly as possible by telephone or via the Internet or by signing, dating and returning the proxy card mailed to those who receive paper copies of this proxy statement. Voting promptly, regardless of the number of shares you hold, will aid us in reducing the expense of an extended proxy solicitation. For specific information regarding the voting of your Class A Ordinary Shares, please refer to the section entitled “Questions and Answers About Voting.”

If you hold Rowan Companies plc Class A Ordinary Shares with a broker or bank, you may also be eligible to vote by telephone or via the Internet. If you hold Rowan Companies plc Class A Ordinary Shares indirectly in our Company savings plan, you have the right to direct the trustee of the plan how to vote as described on the separate voting instruction card sent to you by the trustee.

Page
Questions and Answers about Voting	1
Corporate Governance	6
Proposals No. 1, 2 & 3 – Election of Directors	12
Committees of the Board of Directors	14
Director Compensation and Attendance	17
Security Ownership of Certain Beneficial Owners and Management	19
Compensation Committee Report	22
Compensation Committee Interlocks and Insider Participation	22
Compensation Discussion and Analysis and Rowan Companies plc U.K. Statutory Directors’ Remuneration Report – Part I	23
Executive Compensation	41
Proposals No. 4, 5 & 6 – Ratification of the Appointment of the U.S. Independent Auditors, Approval of the Re-Appointment of the U.K. Statutory Auditors, and Authorization for the Audit Committee to Determine the U.K. Statutory Auditors’ Remuneration	49
Audit Committee Report	50
Proposal No. 7 – Approval of the 2013 Rowan Companies plc Incentive Plan	52
Proposal No. 8 – Approval by Advisory Vote of the U.K. Statutory Directors’ Remuneration Report for the year ended December 31, 2012	59
Proposal No. 9 – Advisory Vote on Executive Compensation as Reported in this Proxy Statement	60
Additional Information	62
Annex A – 2013 Rowan Companies plc Incentive Plan	A-i
Annex B – Rowan Companies plc U.K. Statutory Directors’ Remuneration Report – Part II	B-1

PROXY STATEMENT FOR THE 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

ROWAN COMPANIES PLC

This proxy statement relates to the solicitation of proxies by the Board of Directors of Rowan Companies plc (the “Company”) for use at the 2013 annual general meeting of shareholders (the “Meeting”) to be held on April 26, 2013, at 8:00 a.m., London time (3:00 a.m., New York time), at the Four Seasons Hotel, Hamilton Place, Park Lane, London, United Kingdom W1J 7DR in the Halcyon Room, and at any adjournment or postponement of the Meeting.

The proxy is solicited by the Board of Directors of the Company (the “Board of Directors” or the “Board”) and is revocable by the shareholder any time before it is voted. This proxy statement, form of proxy and voting instructions are being made available to shareholders on or about March 13, 2013 at www.proxyvote.com. You may also request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at +1-800-579-1639; (b) Internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com. Our annual report on Form 10-K, including consolidated financial statements for the year ended December 31, 2012 (“annual report”), is being made available at the same time and by the same methods. The annual report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Our registered office is located at Mitre House, 160 Aldersgate Street, London EC1A 4DD and our principal executive office is located at 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056, our telephone number in our Houston office is +1-713-621-7800 and our website address is www.rowancompanies.com. Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of the proxy solicitation material and is not incorporated into this proxy statement.

On May 4, 2012, we completed the reorganization of Rowan Companies, Inc., a Delaware corporation (“Rowan Delaware”), pursuant to which Rowan Companies plc became the publicly held parent company of Rowan Delaware and its subsidiaries. We refer to this transaction as the “redomestication.” In connection with the redomestication, holders of the common stock of Rowan Delaware (“common stock”) received Class A Ordinary Shares of Rowan Companies plc, par value U.S. $0.125 per share, in lieu of their common stock. Our Class A Ordinary Shares trade on the New York Stock Exchange (“NYSE”) under the symbol “RDC.”

As a result of the redomestication, unless the context indicates otherwise, in this proxy statement all references to “shares” relating to a date prior to May 4, 2012 refer to common stock of Rowan Delaware, while all references to “shares” relating to a date on or after May 4, 2012 refer to Class A Ordinary Shares. Similarly, in this proxy statement, we refer to Rowan Companies plc as “the Company,” “Rowan,” “we,” “our” or “us.” However, similar references for any date or period prior to May 4, 2012 refer to Rowan Delaware, as the context may require.

QUESTIONS AND ANSWERS ABOUT VOTING

Who is soliciting my proxy to vote my shares?

Our Board of Directors is soliciting your proxy or your authorization for our representatives to vote your shares. Your proxy will be effective for the Meeting and at any adjournment or postponement of that Meeting.

Who is entitled to vote?

Only shareholders of record as of the close of business on Monday, March 4, 2013 (the “record date”), are entitled to vote at the Meeting or any adjournment or postponement thereof. As of the record date, there were approximately 124,226,687 outstanding shares entitled to vote at the Meeting. Subject to disenfranchisement in accordance with applicable law and/or our Articles of Association, each share is entitled to one vote on each matter properly brought before the Meeting. No other class of securities will be entitled to vote at the Meeting. Pursuant to our Articles of Association, cumulative voting rights are prohibited.

A complete list of shareholders of record entitled to vote will be open to the examination of any shareholder for any purpose germane to the Meeting for a period of ten days prior to the Meeting at the Company’s offices in Houston, Texas during ordinary business hours. Such list shall also be open to the examination of any shareholder present at the Meeting.

If you hold shares in “street name” through a broker or bank, you may also be eligible to vote by telephone or via the Internet.

If you hold your shares indirectly in our Company savings plan (the “Savings Plan”), you have the right to direct the trustee of the plan how to vote as described on the separate instruction card sent to you by the trustee.

What is the difference between holding shares in “street name” and as a “shareholder of record”?

If you are registered on the register of members of the Company in respect of shares, you are considered, with respect to those shares, a shareholder of record, and these proxy materials are being made available or sent directly to you by Rowan.

If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered to hold shares in “street name,” and these proxy materials are being made available or forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. If you hold shares in “street name,” you have the right to direct your broker, bank or other nominee on how to vote your shares by following the instructions for voting on the proxy card.

What are the requirements to elect the directors and approve each of the proposals?

You may cast your vote for or against the resolutions considered in proposals 1 through 9 or abstain from voting your shares on one or more of these resolutions.

Resolutions in proposals 1 - 8 will be proposed as ordinary resolutions, which means that, assuming a quorum is present, each resolution considered in proposals 1 - 8 will be approved if a majority of the votes cast for or against a resolution are cast in favor of the resolution. For instance, in regard to the election of directors at the Meeting, a nominee for director will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. Under our Articles of Association, when a quorum is present, a nominee seeking election to a directorship shall be elected if a majority of the votes cast for or against are cast in favor of the resolution to re-elect the director. Further, under the NYSE rules, the total number of votes cast on proposal 7 (excluding abstentions) must exceed 50% of the total shares outstanding, and a majority of the votes cast must be in favor for the proposal to be approved.

With respect to the non-binding ordinary resolution in proposal 8 regarding approving the Company’s U.K. statutory Directors’ Remuneration Report for the year ended December 31, 2012 (“U.K. Directors’ Remuneration Report”), and the non-binding advisory vote in proposal 9 regarding the compensation of our named executive officers (“NEOs”) as reported in this proxy statement, the result of the vote for each proposal will not require the Board of Directors or any committee thereof to take any action. Our Board of Directors values the opinions of our shareholders as expressed through advisory votes and other communications. The Board of Directors will carefully consider the outcome of the advisory vote on each proposal.

What are the Board of Directors’ voting recommendations regarding the election of directors and other proposals?

The Board of Directors recommends that you vote as follows:

	Proposal to be Voted Upon	Recommendation

Proposal No. 1	Election of William T. Fox as a Class l nominee to the Board of Directors	“FOR”

Proposal No. 2	Election of Sir Graham Hearne as a Class l nominee to the Board of Directors	“FOR”

Proposal No. 3	Election of H. E. Lentz as a Class l nominee to the Board of Directors	“FOR”

Proposal No. 4	Ratification of the appointment of the Company’s U.S. independent registered public accounting firm for 2013	“FOR”

Proposal No. 5	Approval of the re-appointment of the Company’s U.K. statutory auditors	“FOR”

Proposal No. 6	Authorization for the Audit Committee to determine the Company’s U.K. statutory auditors’ remuneration	“FOR”

Proposal No. 7	Approval of our 2013 Rowan Companies plc Incentive Plan	“FOR”

Proposal No. 8	Approval by Advisory Vote of the Company’s U.K. Statutory Directors’ Remuneration Report for the year ended December 31, 2012	“FOR”

Proposal No. 9	Advisory vote to approve the Company’s NEO compensation as reported in this proxy statement	“FOR”

What constitutes a quorum?

For the purposes of the Meeting, the shareholders present in person or by proxy who represent at least a majority of our shares entitled to vote at the Meeting will constitute a quorum.

How do I vote my shares?

If you hold shares in “street name,” you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or via the Internet to your broker, bank or other nominee, or request and return a paper proxy card to your broker, bank or other nominee. We will distribute written ballots to anyone who wants to vote in person at the Meeting. If you hold shares in “street name,” you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot to be able to vote at the Meeting.

If you are a current or former Rowan employee who holds shares in the Savings Plan, you will receive voting instructions from the trustee of the plan for shares allocated to your account. If you fail to give voting instructions to the trustee, your shares will be voted by the trustee in the same proportion and direction as shares held by the trustee for which voting instructions were received. To allow sufficient time for voting by the trustee and administrator of the Savings Plan, your voting instructions for shares held in the plan must be received by 11:59 p.m. (New York time) on April 18, 2013.

If you are a “shareholder of record,” you may appoint a proxy to vote on your behalf using any of the following methods:

•	By telephone using the toll-free telephone number shown on the proxy card;

•	Via the Internet as instructed on the proxy card;

•	By completing and signing the proxy card and returning it in the prepaid envelope provided; or

•	By written ballot at the Meeting.

Telephone and Internet proxy appointment facilities for shareholders of record will be available 24 hours a day. If you give instructions as to your proxy appointment by telephone or via the Internet, such instructions must be received by 11:59 p.m. (New York time) on April 24, 2013. If you properly give instructions as to your proxy appointment by telephone, via the Internet or by executing and returning a paper proxy card, and your proxy appointment is not subsequently revoked, your shares will be voted in accordance with your instructions.

How will my shares be voted if I do not specify how they should be voted?

If your proxy does not indicate how you want your shares to be voted, your shares will be voted by the persons appointed as proxies in accordance with the recommendations of the Board.

Can I change my vote?

If you hold shares in “street name,” you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Meeting if you obtain a legal proxy as described above under “How do I vote my shares?” See also “What if I plan to attend the Meeting?”

If you are a current or former Rowan employee who holds shares in the Savings Plan, you can change your voting instructions to the trustee by following the instructions separately provided to you by the trustee prior to the applicable voting cutoff time set by Fidelity.

If you are a shareholder of record, you can change your vote or revoke your proxy at any time before the Meeting by:

•	Entering a later-dated proxy by telephone or via the Internet;

•	Delivering a valid, later-dated proxy card;

•	Sending written notice to the Office of the Company Secretary; or

•	Voting by ballot in person at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Meeting. Attending the Meeting without taking further action will not automatically revoke your prior telephone or Internet vote or your proxy.

If you hold shares in “street name” through a broker, will my broker vote my shares for me?

NYSE rules determine whether resolutions presented at shareholder meetings are “discretionary” or “non-discretionary” with respect to broker voting. If a resolution is discretionary, a broker may vote on the resolution without voting instructions from the owner. If determined to be discretionary by the NYSE under NYSE rules, the resolutions to ratify the appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for 2013 (Proposal 4), to re-appoint Deloitte LLP as our U.K. statutory auditors under the U.K. Companies Act 2006 (Proposal 5), and to authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration (Proposal 6) are considered discretionary. This means that brokerage firms may vote in their discretion on these resolutions on behalf of clients who have not furnished voting instructions at least 10 days before the date of the Meeting.

In contrast, if determined by the NYSE, all of the other proposals, including the resolutions to re-elect directors (Proposals 1 - 3), to approve our 2013 Rowan Companies plc Incentive Plan (Proposal 7), to approve by advisory vote the U.K. Directors’ Remuneration Report (Proposal 8), and to submit an advisory vote on NEO compensation (Proposal 9) are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the Meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval.

We will post preliminary results of voting at the Meeting on our website promptly after the Meeting.

What happens if I abstain or withhold my vote on any proposal?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. In determining the number of votes cast in respect of any resolution, shares that abstain from voting or shares not voted will not be treated as votes cast and will not be taken into account in determining the outcome of any of the proposals.

Does Rowan offer electronic delivery of proxy materials?

Yes. As permitted by Securities and Exchange Commission (the “SEC”) rules, we are making this proxy statement and our annual report available to shareholders electronically via the Internet on the Company’s website and www.rowancompanies.com under “Investor Relations.” On or about March 13, 2013, we began mailing to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you specifically request it by following the instructions contained on the notice or as set forth in the following paragraph. The notice is not a form for voting.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of the availability of future proxy statements either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail message that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. To sign up for electronic delivery, please follow the instructions on your proxy card to vote by Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

What is “householding?”

SEC rules now allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family. This rule benefits both you and the Company. We believe it eliminates irritating duplicate mailings that shareholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual report or proxy statement. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy, or if you have received multiple copies and prefer a single set, please make your request by calling +1-800-579-1639, using the website www.proxyvote.com, or by e-mail at sendmaterial@proxyvote.com, or in writing to Rowan Companies plc, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

What if I plan to attend the Meeting?

Attendance at the Meeting will be limited to shareholders as of the record date. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding shares in “street name” through brokerage accounts or by a bank or other nominee are required to show a brokerage statement or account statement reflecting share ownership as of the record date in order to obtain admittance to the Meeting. Cameras, recording devices and other electronic devices will not be permitted at the Meeting.

How does the Company solicit proxies?

We solicit the proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies may be supplemented by additional mail communications and by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other employees, or our proxy solicitor. No additional compensation for soliciting proxies will be paid to our directors, officers or other employees for their proxy solicitation efforts. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies at a cost of $18,500 plus reasonable out-of-pocket expenses. We also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in sending these materials to you.

What do I do if I receive more than one notice or proxy card?

If you hold your shares in more than one account, you will receive a notice or proxy card for each account. To ensure that all of your shares are voted, please sign, date and return all proxy cards or use each proxy card or notice to vote by telephone or via the Internet. Please be sure to vote all of your shares.

Will there be any other business conducted at the Meeting?

No. Pursuant to our Articles of Association, no matters other than proposals 1 - 9 may be brought at this Meeting. The Company has not been notified of, and our Board of Directors is not aware of, any other matters to be presented for action at the Meeting.

Who is the transfer agent?

Our transfer agent is Computershare Trust Company, N.A. All communications concerning shareholder of record accounts, including address changes, name changes, share transfer requirements and similar issues can be handled by contacting Computershare Trust Company, N.A. at +1-888-868-8111 (within the U.S., U.S. Territories and Canada), +1-732-491-4324 (outside the U.S., U.S. Territories and Canada), or in writing at 250 Royall Street, Canton, MA 02021, USA.

If you have any further questions about voting or attending the Meeting, please contact our proxy solicitor, Innisfree M&A Incorporated; Shareholders call toll-free at: +1-888-750-5834 (within the U.S.) or +44-20-7710-9960 (within the U.K.); Banks and Brokers call collect at: +1-212-750-5833; Email: info@innisfreema.com.

CORPORATE GOVERNANCE

Recent Corporate Governance Actions

Our Board of Directors has been very proactive in recent years, taking decisive actions including: implementing our strategic plan, effecting numerous corporate governance improvements, engaging closely with shareholders, recruiting new talent for the management team and the Board of Directors, and improving processes and procedures throughout the Company. Specific examples include:

•

Approving (by vote of our shareholders on April 16, 2012) the elimination of a classified Board; the phased-in declassification of our Board begins with the election of directors at the Meeting, and all our directors will be elected for one-year terms beginning at our annual general meeting in 2015;

•

Changing our place of incorporation to England, a country with a stable and well-developed legal system that we believe encourages high standards of corporate governance and provides shareholders with substantial rights;

•

Continuing to engage in a process to “refresh” the Board by reducing the Board size from 12 to ten members in 2012, adding three new independent directors (Messrs. Quicke and Hix and Ms. Nimocks) and continuing to review the skills, experience and tenure of each of our Board members to ensure appropriate membership for the future;

•

Eliminating all supermajority voting provisions in our charter documents in April 2010 (note however that as a U.K. domiciled company, we are subject to the U.K. Companies Act 2006 which requires shareholder approval representing a 75% majority in certain circumstances including, but not limited to, amendments to the Company’s Articles of Association, disapplication of statutory pre-emption rights of existing shareholders, and mergers or divisions entered into by the Company; these provisions are mandatory under the U.K. Companies Act 2006 and cannot be waived by our shareholders);

•	Terminating our shareholder rights plan in November 2009;

•	Appointing in 2009 a new President & CEO from outside of the Company, W. Matt Ralls;

•	Separating the roles of CEO and Chairman of the Board in 2009;

•	Creating a Board of Directors comprised completely of independent members, other than our CEO, Mr. Ralls; and

•	Effecting numerous changes to our Corporate Governance Guidelines (“Guidelines”), Nominating & Corporate Governance Committee charter and constituent documents to provide better corporate governance.

Corporate Governance Guidelines

Our Board has adopted Guidelines that, along with the charters of the Board committees, provide the framework for the governance of the Company. The Board’s Nominating & Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually, and recommending any proposed changes to the Board for approval. The Guidelines are available on our website at www.rowancompanies.com under “Investor Relations – Governance.”

Separation of Roles of Chairman and CEO

Effective January 1, 2009, the Board of Directors separated the roles of Chairman and CEO. Mr. Lentz serves as Chairman of our Board and Mr. Ralls serves as our CEO.

Our Guidelines provide that the non-executive Chairman shall have the following responsibilities:

•	To be available to discuss with any director, strategic issues facing the Company and any concerns that a director may have regarding the Board, the Company, or management;

•

To facilitate information flow and communication between the Board and management, and to ensure that written information communicated by management to any director is readily available to all Board members;

•	To consult with the CEO with regard to the agenda and items to be discussed at Board meetings, and the scheduling of time available for discussion of all agenda items;

•	To be available to the CEO for advice and counsel on issues of significance to the Company;

•	To make determinations regarding the engagement of outside consultants and advisors who report directly to the Board of Directors;

•	To preside over meetings of shareholders; and

•

To oversee the process for shareholder communications with the Board and to be available for consultation and direct communication with major shareholders upon shareholder request or upon request of the Board or the CEO.

In addition, the non-executive Chairman presides at all meetings of the Board of Directors, including executive sessions; may attend all meetings of Board committees, other than executive sessions; and has authority to call meetings of the independent directors.

Executive Sessions of the Board

During each of our Board of Directors’ regularly scheduled meetings, the non-executive directors meet in executive session with our non-executive Chairman presiding.

Specific Experience, Qualifications and Skills of the Members of Our Board of Directors

Our Board of Directors is comprised of highly qualified individuals with unique and special skills that assist in effective management of the Company for the benefit of our shareholders. Each of our directors possesses certain experience, qualifications, attributes and skills, as further described below, that led to our conclusion that he or she should serve as a member of our Board of Directors. In addition to the biographical information with respect to each of our directors under the heading “Election of Directors – Our Nominees for Class l Director” and “Election of Directors – Our Continuing Directors,” the following table shows additional experience and qualifications of our individual directors:

Director	Specific Qualifications and Skills

Robert G. Croyle

•    Over 39 years of experience in the oil services industry

•    In-depth knowledge of the Company, having served as an attorney, General Counsel, Vice President, Executive Vice President and Vice Chairman

•    Expertise in compensation and health, safety and environmental matters

•    Service on other boards including as presiding director and member of audit, nominating and corporate governance, and compensation committees

William T. Fox III	• Financial expertise • Over 30 years in commercial banking, lending to energy companies • Service as chairman of a compensation committee and member of an audit committee on another board

Sir Graham Hearne

•    CEO or Chairman of independent exploration and production company for 18 years, with extensive international operations

•    CFO of major U.K. public company for three years

•    Over 40 years of experience as an independent director of a number of public and private enterprises; significant experience as a member of compensation, audit and governance committees

•    Extensive investment banking and legal experience

Thomas R. Hix

•    Many years of financial and mergers and acquisitions experience, including as CFO of a public oil and gas services company for 17 years

•    Board member of public exploration and production company and public board service for 14 years

•    Significant management experience in offshore contract drilling

•    Former Certified Public Accountant (CPA)

H. E. Lentz	• Significant investment banking experience for 40 years • Financial expertise • Service on public companies including audit, compensation and nominating committee experience

Lord Moynihan

•    Former Minister of Energy, United Kingdom; significant government experience related to energy policy

•    Executive positions and consulting in oil and gas industry; significant international energy experience.

•    Service on public companies including audit committee experience

•    Significant health, safety and environment expertise; Minister responsible for implementing world leading offshore safety regulations

•    Political experience as Member of the British House of Commons for 10 years and current Member of the House of Lords

Suzanne P. Nimocks

•    Over 20 years experience in a global management consulting firm, focusing on international energy clients, strategic planning and risk management

•    Significant management expertise gained from managing a large office of an international consulting firm

•    Service on compensation, audit and corporate governance committees of publicly traded companies, including as chairperson of compensation committee

P. Dexter Peacock

•    Experience managing a large law firm; expertise in mergers, acquisitions and securities law; 35 years as a practicing attorney

•    Advisor to boards of directors of public companies for over 30 years

•    Extensive international transactional experience

•    Service on the boards of international and domestic companies

John J. Quicke	• Board service on eight public companies over 15 years • Significant operating experience for over 20 years • Financial and accounting expertise, including as a Certified Public Accountant (CPA)

W. Matt Ralls

•    Significant drilling industry experience including service as COO and CFO of a publicly traded international drilling company for over 10 years

•    Extensive experience as commercial lender to energy industry

•    Service on boards and committees of publicly traded companies

Director Independence

The Board, through the Nominating & Corporate Governance Committee, undertakes its annual review of director independence in the first quarter of each year. During the review, the Board considers transactions, charitable contributions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The purpose of this review is to determine whether any transactions, contributions or relationships existed that were inconsistent with a determination that the director is independent. Certain of our directors serve on boards of directors of, or own minor interests in, companies we do business with, either as a customer or vendor. Further, the Company made a charitable donation to an entity on which one of our directors serves as a board member. The Board reviewed the types of transactions, dollar amounts and significance to the Company of each relationship. The Board affirmatively determined that the transactions between the Company and those entities were not material to either party. As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management, with the exception of Mr. Ralls, our CEO.

Mr. Peacock, a director of the Company, is Of Counsel to, and his son was a partner of, Andrews Kurth LLP, a law firm from which Mr. Peacock retired as a partner in 1997. Mr. Peacock’s son left the firm in August 2012. The Company seeks legal advice from many different law firms and sometimes relies on Andrews Kurth for corporate and securities law matters. During 2012, Andrews Kurth LLP billed approximately $755,000 in legal fees, which the Company believes reflected market rates for services rendered. During 2012, the Company received legal services from over 35 law firms around the world. By fees paid, Andrews Kurth ranked approximately fourth among such firms. In addition, the Company believes such fees represented less than one-fourth of one percent (1/4 of 1%) of the law firm’s 2012 revenues. The engagement of Andrews Kurth was approved by the Board of Directors. Mr. Peacock is paid a fixed amount of $100,000 in an annual stipend as Of Counsel to the firm. Mr. Peacock does not actively practice law or participate in the earnings of the firm, and is not eligible for bonuses or other incentive payments from the firm. Mr. Peacock is not a member of the Audit, Compensation or Nominating & Corporate Governance Committees, but does serve on the HSE Committee.

Role of the Board in Risk Oversight

The Board of Directors requires that an annual assessment of risk be performed and has delegated to the Audit Committee oversight of that process. The enterprise risk management assessment is designed to take a portfolio view of risk and to identify potential events that may affect the Company, manage risks to be within the Company’s risk profile and to provide reasonable assurance regarding the achievement of Company objectives.

Each year, the management team of the Company meets to conduct a thorough assessment of potential risks facing the Company. Risks are rated as to severity and likelihood of threat, and management discusses the efforts in place to mitigate each risk. To the extent the management team believes that mitigation efforts are not sufficient with respect to a significant risk, an initiative to address such risk is identified and assigned to the appropriate management representative. In 2012, management conducted such an assessment and in January 2013, management presented the complete risk assessment to the Audit Committee. The Audit Committee reviewed the report and asked for modifications where it deemed necessary, and then provided a complete report to the Board of Directors.

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems, and performs a review of such risks, typically in January of each year. To assist it in satisfying these oversight responsibilities, the Compensation Committee has retained its own compensation consultants and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made.

Director Selection Process

The Nominating & Corporate Governance Committee of the Board of Directors is responsible for, among other things, the selection and recommendation to the Board of Directors of nominees for election as directors. Working closely with the full Board, the Nominating & Corporate Governance Committee develops criteria for open Board positions, taking into account such factors as it deems appropriate, which may include: the current composition of the Board; the range of talents, experiences, skills and diversity that would best complement those already represented on the Board; the desire for a substantial majority of independent directors; and the need for financial, industry, international or other specialized expertise. Applying these criteria, the Nominating & Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. From time to time, the Nominating & Corporate Governance Committee also retains executive search firms to identify and review candidates.

Once the Nominating & Corporate Governance Committee has identified a prospective nominee (including prospective nominees recommended by shareholders), it makes an initial determination as to whether to conduct a full evaluation. In making this determination, the Nominating & Corporate Governance Committee takes into account the information provided to the Nominating & Corporate Governance Committee with the recommendation of the candidate, as well as the Nominating & Corporate Governance Committee’s own knowledge and information obtained through inquiries to third parties to the extent the Nominating & Corporate Governance Committee deems appropriate. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the criteria that the Nominating & Corporate Governance Committee has established. If the Nominating & Corporate Governance Committee determines, in consultation with the Chairman of the Board and other directors as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience and report its findings to the Nominating & Corporate Governance Committee.

If the Nominating & Corporate Governance Committee decides, on the basis of its preliminary review, to proceed with further consideration, members of the Nominating & Corporate Governance Committee, as well as other members of the Board as appropriate, interview the nominee. After completing this evaluation and interview, the Nominating & Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to nominate or appoint the new director after considering the Nominating & Corporate Governance Committee’s report.

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company Secretary or any member of the Nominating & Corporate Governance Committee in writing with whatever supporting material the shareholder considers appropriate. The Nominating & Corporate Governance Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our Articles of Association relating to shareholder nominations as described in “Shareholder Nominations for Director” below.

Shareholder Nominations for Director

Shareholders of record, whose interest in shares, individually or in the aggregate, represents at least 5% of the Company’s paid-up share capital, may nominate candidates for election as directors if they follow the procedures and comply with the deadlines specified in our Articles of Association, as may be amended from time to time. A copy of our Articles of Association is available to any shareholder who makes a written request to the Company Secretary. Qualifying shareholders may submit in writing recommendations for consideration by the Nominating & Corporate Governance Committee to our Company Secretary at 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056.

Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the shareholder wants the Nominating & Corporate Governance Committee to consider. Director nominees should have the highest professional and personal integrity, values and ethics, and must be committed to representing the interests of all shareholders of the Company. They must also meet the criteria set by the Nominating & Corporate Governance Committee. Director nominees must have sufficient time to carry out their duties effectively. They must have mature judgment developed through business experience and/or educational background and must meet criteria of independence and expertise that satisfy applicable NYSE rules and legal regulations. Each individual nominee must have the potential to contribute to the effective functioning of the Board of Directors as a whole.

Shareholder Proposals

Shareholder proposals intended for inclusion in our proxy materials for an annual general meeting of shareholders must be provided to us on a timely basis and satisfy the conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A shareholder proposal intended for inclusion in our proxy materials for the 2014 annual general meeting of shareholders must be submitted in writing before December 27, 2013 to the Company Secretary at 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056. In addition, our Articles of Association require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act and nominations for the election of directors at the 2014 annual general meeting of shareholders must be submitted, in accordance with the requirements of our Articles of Association, not earlier than December 27, 2013 or later than January 27, 2014. Shareholders are also advised to review our Articles of Association, which contain additional requirements about advance notice of shareholder proposals and director nominations.

Communication with Directors

The Board of Directors has adopted the following process for shareholders and other interested parties to send communications to members of the Board. Shareholders and other interested parties may communicate with the Chairman, the chairs of the Audit, Compensation, and Nominating & Corporate Governance Committees of the Board, or with any of our other independent directors, by sending a letter to the following address: Rowan Companies plc, c/o Company Secretary, 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056.

Business Conduct Policies

We have a Code of Business Conduct and Ethics that applies to all of our employees and directors and we have a Code of Ethics for Senior Financial Officers of the Company that applies to our CEO, CFO and chief accounting officer; both policies are available on our website www.rowancompanies.com under “Investor Relations — Governance.”

Related Party Transaction Policy

All transactions with related parties must be made in compliance with the Sarbanes-Oxley Act and our Code of Business Conduct and Ethics. Such transactions must have a legitimate business purpose, and must be on terms no less favorable to us than could be obtained from unrelated third parties. Each year, directors, officers and certain employees are required to complete a questionnaire regarding conflicts of interest, including related party transactions, and to provide such information to our Company Secretary and/or Compliance Officer. In addition, pursuant to our Code of Business Conduct and Ethics policy, all directors, officers and employees must report any actual or potential conflicts of interest to our Company Secretary and/or Compliance Officer. Our Company Secretary and/or Compliance Officer reports such matters to our Audit Committee for further review, with consultation with the Board if warranted. Each of the transactions discussed below was reviewed by the Audit Committee and approved by the Board of Directors.

The Company employs an individual who is related to one of our NEOs. Since October 2008, Mr. Matt G. Keller, who is the brother of Mr. Mark A. Keller, our Executive Vice President—Business Development, has served as a sales and marketing manager. Matt G. Keller previously served as the manager of certain of our properties used for business entertainment (from August 2006 until October 2008) and as a vice president of one of our manufacturing subsidiaries (from January 2002 to August 2006). In 2012, he received approximately $198,000 in cash compensation (including approximately $158,500 in base salary, $18,480 in bonus and a car and moving allowance) plus a grant of restricted shares valued at approximately $87,500 on the 2012 grant date.

From time to time, the Company has purchased equipment and related services in the ordinary course of business from S&N Pump Co. (“S&N”). Prior to the sale of S&N in 2010, the company was owned and operated by the family of the brother-in-law of Mr. Buvens, our Executive Vice President, Legal. The sister and brother-in-law of Mr. Buvens are currently employees of the parent company of S&N. Mr. Buvens had no role in purchases by the Company from S&N. The Company believes the amounts paid to S&N and its affiliates for equipment and services purchased were reasonable and reflected prices comparable to those charged by S&N to third parties for similar equipment and services. In 2012, S&N and its affiliates sold equipment to the Company totaling approximately $1.6 million (approximately 4.57% of S&N’s worldwide sales).

Hedging and Pledging Policy

Company insiders, which includes our directors, Section 16 officers and other officers and employees designated as insiders as a result of their position and responsibilities, are not permitted to (i) enter into a 10b5-1 plan or pledge or hedge our securities (including a forward sale or similar transaction) without pre-clearance from the General Counsel, (ii) engage in short sales of our securities, directly or indirectly, or (iii) buy or sell put options, call options or other derivatives of our securities, directly or indirectly.

PROPOSALS NO. 1, 2 & 3

ELECTION OF DIRECTORS

Historically, our Board of Directors has been divided into three classes with one class standing for election each year for a three-year term. On April 16, 2012, our shareholders approved the Company’s U.K. Articles of Association, which call for the declassification of the Board over a three-year period beginning in 2013. As a result, the Class I directors standing for re-election at this year’s Meeting are being nominated to serve for a one-year term expiring at the 2014 annual general meeting of shareholders. Declassification of our Board will be complete by the time the annual general meeting is held in 2015.

The Class II directors were elected at our 2011 annual general meeting to serve for three-year terms, which will expire in 2014, and the Class III directors were elected at our 2012 general meeting to serve for three-year terms, which will expire in 2015. Accordingly, declassification is being phased in as set forth below:

Scheduled Meeting	Action	Individuals Anticipated to be Serving in Relevant Director Class
2012 General Meeting	Individuals nominated as Class III directors were elected for a three-year term expiring in 2015	Class III: Thomas R. Hix Suzanne P. Nimocks P. Dexter Peacock

2013 Annual General Meeting	Individuals nominated as Class I directors (whose terms expire at the 2013 annual general meeting) stand for election for a one-year term	Class I: William T. Fox III Sir Graham Hearne H. E. Lentz

2014 Annual General Meeting	Individuals originally nominated as Class I directors (nominees previously elected for a one-year term at the 2013 annual general meeting or individuals newly designated as nominees) and individuals nominated as Class II directors (whose terms expire at the 2014 annual general meeting) stand for election for a one-year term	Class I: William T. Fox III Sir Graham Hearne H. E. Lentz Class II: R. G. Croyle Lord Moynihan W. Matt Ralls John J. Quicke

2015 Annual General Meeting and thereafter	All directors stand for election for one-year terms	No Classes

The three nominees for Class I director standing for election at the Meeting are: William T. Fox III, Sir Graham Hearne and H. E. Lentz. Information with respect to the nominees for Class I director and our continuing directors is set forth below. It is the intention of the proxies, unless otherwise instructed, to vote in favor of each of the ordinary resolutions to elect the Class I director nominees. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve if elected.

Nominees for Class l Director

William T. Fox III Age 67 Director since 2001 Class I	Mr. Fox was formerly a Managing Director at Citigroup responsible for the global energy and mining businesses from 1994 until his retirement in 2003. Mr. Fox also serves on the Board of Cloud Peak Energy Inc.

Sir Graham Hearne Age 75 Director since 2004 Class I	Sir Graham Hearne was formerly Chairman of Enterprise Oil plc, an oil and gas exploration and production company from 1991 until his retirement in 2002 when it was acquired by Shell, and CEO from 1984 to 1991. Sir Graham also serves as the non-executive chairman of Braemar Shipping Services Group plc, and a non-executive director of Bumi plc, a FTSE listed thermal coal group, and Genel Energy plc, an Anglo-Turkish exploration and production company listed on the LSE. He was formerly the non-executive Chairman of Catlin Group Limited, a global specialty property and casualty insurance company, from 2003 until his retirement in 2012 and also served as a director of N.M. Rothschild & Sons Ltd., Vetco International, Stratic Energy Corporation and Wellstream Holdings plc.

H. E. Lentz Age 68 Director since 1990 Class I	Mr. Lentz is Chairman of the Board of Directors of the Company. Formerly, he was Managing Director of Lazard Frères & Co., an investment banking firm, from June 2009 until his retirement in May 2011. Mr. Lentz was also Managing Director of Barclays Capital, an investment banking firm and successor to Lehman Brothers, from September 2008 to March 2009 and an Advisory Director of Lehman Brothers from 2004 to September 2008. Mr. Lentz also serves as a director of Peabody Energy Corp., Macquarie Infrastructure Company, WPX Energy and CARBO Ceramics, Inc.

Recommendation of the Board

The Nominating & Corporate Governance Committee has recommended to the Board, and the Board also recommends, that the shareholders vote FOR each of the ordinary resolutions to elect the Class I director nominees at the Meeting to serve until the 2014 annual general meeting of shareholders and until their successors are duly elected and qualified.

Continuing Directors

Thomas R. Hix Age 65 Director since 2009 Class III	Mr. Hix has been an independent business consultant since January 2003. He was Senior Vice President of Finance and CFO of Cameron International Corporation, an oil and gas products and services company, from 1995 to 2003. Mr. Hix also serves as a director of Health Care Service Corporation and Western Gas Equity Partners LP, and previously served as a director of TODCO and El Paso Corporation.

Suzanne P. Nimocks Age 54 Director since 2010 Class III	Ms. Nimocks was a director (senior partner) with McKinsey & Company, a global management consulting firm, from June 1999 to March 2010, and was with the firm in various other capacities since 1989, including as a leader of the firm’s Global Petroleum Practice, Electrical Power & Natural Gas Practice, Organization Practice and Risk Management Practice. Ms. Nimocks served as a member of the firm’s worldwide personnel committees for many years and as the Manager of the Houston office for eight years. Ms. Nimocks also serves on the Boards of Encana Corporation, Arcelor Mittal and Owens Corning.

P. Dexter Peacock Age 71 Director since 2004 Class III	Mr. Peacock was the Managing Partner of Andrews Kurth LLP, a law firm, and a Partner at the firm until he retired in 1997. Mr. Peacock has been Of Counsel to Andrews Kurth since 1997. Mr. Peacock also serves on the Board of Cabot Oil & Gas Corporation.

Robert G. Croyle Age 70 Director since 1998 Class II	Mr. Croyle was Vice Chairman and Chief Administrative Officer of the Company from August 2002 until his retirement in December 2006. Mr. Croyle also serves on the Board of Magellan Midstream Partners, L.P. and Chairman of the Board of Memorial Hermann Health System, and previously served as a director of Boots & Coots, Inc. and Magellan Midstream Holdings GP, LLC.

Lord Moynihan Age 57 Director since 1996 Class II	Lord Moynihan was Executive Chairman of Pelamis Wave Energy from August 2005 to 2011 and has been a Senior Partner of London-based CMA, an energy advisory firm, since 1993. Lord Moynihan currently serves as Non-Executive Chairman of Hydrodec Group, a U.K. energy related company publicly traded on the LSE. Lord Moynihan previously served as Executive Director of Clipper Windpower Inc. and Chairman of Clipper Windpower Europe Limited, wind turbine technology companies. Lord Moynihan has been an active member of the House of Lords since 1997 and served as Chairman of the British Olympic Association until 2012.

W. Matt Ralls Age 63 Director since 2009 Class II	Mr. Ralls has been CEO of the Company since January 2009 and also served as President until March 2013. Mr. Ralls was Executive Vice President and COO of GlobalSantaFe Corporation, an international contract drilling company, from June 2005 until his retirement in November 2007. Prior to that time, Mr. Ralls served as Senior Vice President and CFO of GlobalSantaFe. Mr. Ralls also serves as director of Cabot Oil & Gas Corporation and Superior Energy Services, Inc. Mr. Ralls has previously served as a director of El Paso Partners, Enterprise Products Partners L.P., Enterprise Products, G.P. and Complete Production before its acquisition by Superior Energy Services, Inc.

John J. Quicke Age 63 Director since 2009 Class II	Mr. Quicke has served as Managing Director and an operating partner of Steel Partners LLC, a global management firm, since 2005. Mr. Quicke is currently interim President and CEO and a director of Steel Excel, Inc. Mr. Quicke previously served as President, CEO and a director of DGT Holdings Corp. and a director of Angelica Corporation, Layne Christensen Company, NOVT Corporation and Handy & Harman Ltd. Previously, Mr. Quicke also served in various capacities at Sequa Corporation, a diversified manufacturer, including Vice Chairman and Executive Officer, and as a director of the company.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has five standing committees:

•	Audit

•	Compensation

•	Health, Safety & Environment

•	Nominating & Corporate Governance

•	Executive

Information regarding these committees is provided below. The charters of the Audit, Compensation, and Nominating & Corporate Governance Committees are available on the Company’s website, www.rowancompanies.com under “Investor Relations–Governance” and in print to any shareholder who requests them from the Company Secretary.

Audit Committee:

The members of the Audit Committee are:

William T. Fox III, Chair

Robert G. Croyle

Thomas R. Hix

John J. Quicke

The Audit Committee is directly responsible for the engagement, compensation and oversight of both the U.S. independent registered public accounting firm engaged to issue an audit report on the Company’s consolidated financial statements and the independent U.K. auditor firm engaged to act as the Company’s U.K. statutory auditors. In addition, the committee oversees our financial and accounting processes, certain compliance matters, performance of our internal audit function and our enterprise risk management assessment. The Audit Committee met six times during 2012. All of the members of the Audit Committee are independent within the meaning of the SEC regulations and the NYSE rules. The Board has determined that each of Messrs. Fox, Hix and Quicke are qualified as audit committee financial experts within the meaning of SEC regulations, and that they have accounting and related financial management expertise within the meaning of the NYSE rules. Mr. Fox and Mr. Hix both served on the Audit Committee during all of 2012. Mr. Quicke was appointed to the Audit Committee to replace Mr. Kramek who retired from the Board, effective as of April 16, 2012. On April 27, 2012, Mr. Croyle was also appointed to the Audit Committee.

Compensation Committee:

The members of the Compensation Committee are:

Thomas R. Hix, Chair

Sir Graham Hearne

H.E. Lentz

John J. Quicke

Suzanne P. Nimocks

The Compensation Committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our CEO,

•	evaluating the performance of the CEO in light of these corporate goals and objectives,
•	either as a committee or together with the other independent members of the Board, determining and approving the compensation level for the CEO, and
•

making recommendations regarding executive officer compensation, incentive compensation plans and equity-based plans. The responsibility for approving these arrangements has been delegated to the Compensation Committee from the Board.

In addition, the Compensation Committee advises on director compensation, including retainers for the Chairman and chairmen of the committees of the Board, administers the Company’s equity-based and employee benefit plans, and performs the duties outlined under those plans, including making grants and awards. Pursuant to its charter, the Compensation Committee has sole authority to retain and terminate any compensation consultant, outside counsel or any other advisors engaged to assist in the evaluation of compensation of directors or executive officers, including sole authority to approve the consultant’s fees and its terms. The Compensation Committee will consider appropriate standards in selecting its compensation consultants consistent with SEC rules and requirements under the Dodd-Frank Act.

Additional information on the roles and responsibilities of the Compensation Committee is provided in the Compensation Committee’s charter available on our website and under the heading “Compensation Discussion and Analysis” below.

In 2012, the Compensation Committee met six times. All of the members of the Compensation Committee are independent within the meaning of the NYSE rules. On January 31, 2012, Mr. Peacock, who had previously served as the Chairman of the Compensation Committee, stepped down from the Compensation Committee. Upon Mr. Peacock’s departure from the Compensation Committee, Mr. Hix was appointed to serve as Chairman of the Compensation Committee on January 31, 2012.

Health, Safety & Environment Committee:

The members of the Health, Safety & Environment Committee are:

Lord Moynihan, Chair

Robert G. Croyle

Suzanne P. Nimocks

P. Dexter Peacock

The Health, Safety & Environment Committee reviews our performance and policies with respect to health, safety and environmental matters and makes recommendations to the Board regarding such matters. In 2012, the Health, Safety & Environment Committee met four times. Lord Moynihan and Mr. Croyle both served on the Health, Safety & Environment Committee during all of 2012. Mr. Kramek served on the Health, Safety & Environment Committee until he retired from the Board effective as of April 16, 2012. On April 27, 2012, Mr. Peacock and Ms. Nimocks were also appointed to the Health, Safety & Environment Committee.

Nominating & Corporate Governance Committee:

The members of the Nominating & Corporate Governance Committee are:

Sir Graham Hearne, Chair

William T. Fox III

H.E. Lentz

Lord Moynihan

The Nominating & Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Guidelines. In addition, the Nominating & Corporate Governance Committee assists the Board in developing criteria for open Board positions, reviews background information on potential candidates and makes recommendations to the Board regarding such candidates. The Nominating & Corporate Governance Committee also supervises the Board’s annual review of director independence and the Board’s annual self-evaluation, makes recommendations to the Board with respect to committee assignments and oversees the Board’s director education practices. The Nominating & Corporate Governance Committee met five times during 2012. All of the members of the Nominating & Corporate Governance Committee are independent within the meaning of the NYSE rules. Mr. Lausen served on the Nominating & Corporate Governance Committee in 2012, but retired from the Board effective as of April 16, 2012, prior to the completion of our redomestication to the U.K. in May 2012.

Executive Committee:

The members of the Executive Committee are:

W. Matt Ralls, Chair

William T. Fox

Sir Graham Hearne

H.E. Lentz

Thomas R. Hix

The Executive Committee serves primarily as a means for taking action on matters requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved under the U.K. Companies Act 2006 to the Board. In practice, the Executive Committee’s actions are generally limited to matters such as the authorization of transactions including corporate credit facilities and borrowings. The Executive Committee did not meet in 2012. On January 31, 2012, Mr. Peacock stepped down from the Executive Committee in conjunction with his departure from the Compensation Committee, and Mr. Hix replaced Mr. Peacock on the Executive Committee on January 31, 2012.

DIRECTOR COMPENSATION AND ATTENDANCE

In July 2012, the Compensation Committee recommended, and the Board approved, the following 2012 annual compensation for our non-executive directors, plus reimbursement for reasonable expenses:

	2012 Cash Annual Retainer ($)
Board of Directors	80,000	(a)
Chairman (additional retainer)	150,000
HSE and NCG Committee Chairs	10,000
Audit and Compensation Committee Chairs	15,000

(a)	Effective October 1, 2012, the annual cash retainer increased from $70,000 to $80,000.

In addition, in July 2012, the Board approved an increase from $140,000 to $200,000 in the aggregate value of annual equity awards made to the non-executive directors. On the date of our last general meeting of shareholders in 2012, each director received restricted share units (“RSUs”) under our 2009 incentive plan (the “2009 Incentive Plan”) equal in value to approximately $200,000. Consistent with past practice, such RSUs will vest in full on the earlier of the date of the annual meeting subsequent to the grant date (in this case, April 26, 2013) or the first anniversary date of the grant, but will be settled upon termination of service from the Board. Newly elected non-executive directors receive RSUs with a value of approximately $25,000 upon election. Directors do not receive meeting fees.

All of our incumbent directors attended 75% or more of the meetings of the Board and committees upon which they served during 2012. The Board of Directors held nine meetings in 2012 (five in-person meetings and four telephonic meetings). Directors are strongly encouraged to attend our annual general meetings of shareholders, and all of our directors attended our general meeting of shareholders in 2012.

In 2012, our non-executive directors received the compensation shown below, plus reimbursement for reasonable travel expenses. Mr. Ralls is an employee of the Company and does not receive any additional compensation for serving as a director.

Director Compensation for Fiscal Year 2012

Name	Fees Earned in Cash ($) (c)	Share Awards ($) (d) (e)	Total ($)
Robert G. Croyle	72,500	199,978	272,478
William T. Fox III	87,500	199,978	287,478
Sir Graham Hearne	82,500	199,978	282,478
Thomas R. Hix (a)	87,500	199,978	287,478
H. E. Lentz	222,500	199,978	422,478
Lord Moynihan	82,500	199,978	282,478
Suzanne P. Nimocks	72,500	199,978	272,478
P. Dexter Peacock	76,250	199,978	276,228
John J. Quicke	72,500	199,978	272,478
Robert E. Kramek (b)	23,333	590,805	614,138
Frederick R. Lausen (b)	23,333	815,355	838,688

(a)	Mr. Hix was appointed Chairman of the Compensation Committee in January 2012 and his retainer was paid for the whole first quarter.
(b)	As a result of the decision to reduce the size of the Board from 12 to ten members, Messrs. Kramek and Lausen retired from the Board effective April 16, 2012 and RSUs previously earned for service were settled as of the retirement date. This settlement is reflected under “Share Awards.” Mr. Kramek’s RSUs were settled in cash. Mr. Lausen received 25,057 shares in settlement of his RSUs. The amount reported is based on the volume weighted average price of $32.54 on the settlement date.

(c)	Reflects retainers earned for Board service in 2012 which includes retainers for Messrs. Peacock and Hix for their service as Chairman of the Compensation Committee during the first quarter.
(d)	Reflects the aggregate grant date fair value related to the 2012 grants based upon the number of RSUs awarded and the fair market value of the Company’s shares on the grant date calculated in accordance with FASB ASC Topic 718. We account for RSU awards as a “liability” award under FASB ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2012. The aggregate number of RSUs held by each director is shown in “Security Ownership of Certain Beneficial Owners and Management” below.
(e)	No amounts were expensed in 2012 in connection with share option awards. We have not issued share options to non-executive directors since 2004 and all outstanding options are fully vested. The aggregate number of share options held by each director is shown in “Security Ownership of Certain Beneficial Owners and Management” below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of outstanding shares as of March 1, 2013 for the following persons:

•	Each director or nominee;

•

Our principal executive officer, our principal financial officer and the other three highest paid officers of the Company, in addition to our former CFO, who retired from his position as CFO of the Company on September 7, 2012; and

•	All of our directors and executive officers as a group.

As of March 1, 2013, none of the shares shown below were pledged. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the shares shown below. None of the officers or directors owns one percent or more of our shares.

	Restricted Shares (a)	RSUs (b)	Shares	Savings Plan (c)	Options/ SARs (d)	Aggregate Beneficial Ownership	Percent of Class (e)
Directors:
Robert G. Croyle	—	23,928	10,000	—	—	33,928	*
William T. Fox III	—	30,970	9,000	—	6,000	45,970	*
Sir Graham Hearne	—	27,803	1,000	—	10,000	38,803	*
Thomas R. Hix	—	17,801	—	—	—	17,801	*
H. E. Lentz	—	30,970	45,000	—	—	75,970	*
Lord Moynihan (f)	—	30,970	7,000	—	6,000	43,970	*
Suzanne P. Nimocks	—	10,070	—	—	—	10,070	*
P. Dexter Peacock	—	27,803	5,505	—	5,000	38,308	*
John J. Quicke	—	17,801	2,000	—	—	19,801	*
W. Matt Ralls (NEO)	127,320	—	117,478	—	198,314	443,112	*
Other NEOs:
Thomas P. Burke	29,736	—	15,707	—	—	45,443	*
Mark A. Keller	35,223	—	131,541	4,439	117,564	288,767	*
J. Kevin Bartol	23,548	—	26,672	—	12,130	62,350	*
John L. Buvens	26,626	—	72,617	—	100,462	199,705	*
All Directors and Executive Officers, including NEOs, as a group (16 persons)	273,999	218,116	483,594	6,838	470,035	1,452,582	1.2%
William H. Wells (g)	—	—	71,719	13,201	67,448	230,970	*

*	Ownership of less than 1 percent of the shares issued and outstanding.

(a)	Reflects restricted shares over which such officer currently has voting power but not dispositive power.
(b)	For each of our non-executive directors, reflects RSUs granted annually, which are settled upon termination of service from the Board. For executive officers, reflects RSUs granted annually that generally vest in one-third increments annually.
(c)	As of February 28, 2013. Savings Plan participants have sole voting power and limited dispositive power over such shares.
(d)	Includes shares that could be acquired through April 30, 2013 by the exercise of share options or share appreciation rights (“SARs”). The number of shares issuable under SARs is based on the volume weighted average price on March 1, 2013 of $34.77.
(e)	Based upon 124,226,687 issued and outstanding shares on March 4, 2013, which excludes for these purposes 513,720 shares held by an affiliated employee benefit trust.
(f)	Shares held by Lord Moynihan include 3,000 shares held indirectly through a pension trust.
(g)	Mr. Wells is our former CFO. His information is as of September 7, 2012.

As of March 1, 2013, the Company did not know of any person who beneficially owned in excess of 5% of the Company’s outstanding shares, except as set forth in the table below:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
FMR LLC (a)	10,731,399	8.6
82 Devonshire Street
Boston, Massachusetts 02109
The Vanguard Group, Inc. (b)	7,464,452	6.0
100 Vanguard Boulevard
Malvern, PA 19355
First Pacific Advisors, LLC (c)	7,279,276	5.9
11400 West Olympic Boulevard, Suite 1200
Los Angeles, CA 90064
State Street Corporation (d)	6,339,212	5.1
State Street Financial Center
One Lincoln Street
Boston, MA 02111
BlackRock, Inc. (e)	10,041,135	8.1
40 East 52nd Street
New York, NY 10022

(a)	As reported on Schedule 13G (filed with the SEC on February 14, 2012) by FMR LLC, a parent holding company. FMR LLC is the beneficial owner of all 8,575,730 shares, has sole dispositive power over 8,575,730 shares and has sole voting power over 1,928,990 shares. Edward C. Johnson III serves as Chairman of FMR LLC. Members of the Edward C. Johnson III family own shares representing approximately 49 percent of the voting power of FMR LLC. Mr. Johnson and members of his family may be deemed to form a controlling group with respect to the common voting stock of FMR LLC. Of these 8,575,730 shares, 6,638,140 shares are beneficially owned by Fidelity Management & Research Company, an investment advisor and a wholly owned subsidiary of FMR LLC; 40,217 shares are beneficially owned by Fidelity Management Trust Company, a bank as defined in Section 3(a)(6) of the Exchange Act and wholly owned subsidiary of FMR LLC; 4,340 shares are beneficially owned by Strategic Advisers, Inc., an investment advisor and wholly owned subsidiary of FMR LLC; 23,610 shares are beneficially owned by Pyramis Global Advisors, LLC, an investment advisor and indirect wholly owned subsidiary of FMR LLC; and 1,177,990 shares are beneficially owned by Pyramis Global Advisors Trust Company, a bank as defined in Section 3(a)(6) of the Exchange Act. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under Section 13(d)(1) of the Exchange Act, is the beneficial owner of 691,433 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25 percent and less than 50 percent of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) of the Exchange Act.
(b)	As reported on Schedule 13G (filed with the SEC on February 12, 2013) by The Vanguard Group, Inc. and certain of its subsidiaries (“Vanguard”). Vanguard reports sole voting power over 213,741 shares, sole dispositive power over 7,257,911 shares and shared dispositive power over 206,541 shares.
(c)	As reported on Schedule 13G (filed with the SEC on February 12, 2013) by First Pacific Advisors, LLC (“FPA”), Robert L. Rodriguez, Managing Member of FPA, J. Richard Atwood, Managing Member of FPA and Steven T. Romick, Managing Member of FPA. FPA, in its capacity as investment advisor to its various clients, may be deemed to be the beneficial owner of the shares reported above, as in its capacity as investment advisor it has shared voting power over 2,885,400 shares and the power to dispose or direct the disposition of all shares of the issuer owned by its clients. Each of Messrs. Rodriguez, Atwood and Romick, as part-owners and Managing Members of FPA, is a controlling person of FPA and may be deemed to beneficially own such shares, and each disclaims beneficial ownership of such shares.
(d)	As reported on Schedule 13G/A (filed with the SEC on February 12, 2013) by State Street Corporation, acting in various fiduciary capacities. The reporting person has shared voting and dispositive power of the shares reported above, and disclaims beneficial ownership of such shares.

(e)	As reported on Schedule 13G (filed with the SEC on January 30, 2013) by BlackRock, Inc. (“BlackRock”). BlackRock is the beneficial owner of these shares through various of its subsidiaries: BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Life Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd., and BlackRock Investment Management (UK) Limited. BlackRock has sole dispositive and voting power.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis,” as provided below, with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

The Compensation Committee of the Board of Directors

Thomas R. Hix, Chairman

Sir Graham Hearne

H. E. Lentz

John J. Quicke

Suzanne P. Nimocks

March 5, 2013

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2012, the Compensation Committee included Messrs. Hix, Hearne, Lentz, Nimocks, Peacock and Quicke, all of whom were independent non-executive directors. On January 31, 2012, Mr. Peacock, who had previously served as the Chairman of the Compensation Committee, stepped down from the Compensation Committee and Mr. Hix was appointed to such position. None of the Compensation Committee members has served as an officer or employee of the Company, and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of the Company’s Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

AND

ROWAN COMPANIES PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT - PART I

Rowan Companies plc is subject to disclosure regimes in the U.S. and U.K. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. As a result, you will find our U.K. Directors’ Remuneration Report required by English law in two parts: (i) the information included in this Part I (also known as “Compensation Discussion and Analysis”), which includes disclosure required by the SEC as well as English law and (ii) the information included in Part II (beginning on page B-1, and labeled Annex B), which includes additional disclosure required under English law. Part II shown in Annex B should be read in conjunction with Part I. Pursuant to English law, the U.K. Directors’ Remuneration Report also forms part of the statutory Annual Accounts and Reports of Rowan Companies plc for the year ended December 31, 2012.

Introduction

Company Highlights and Strategic Repositioning into the Ultra-Deepwater Drilling Market

In early 2009, in order to enhance long-term shareholder value, our management team and Board approved a new strategic positioning for the Company: to grow and balance our offshore drilling fleet. In order to fund the anticipated growth of our jackup fleet and expand into the ultra-deepwater market, the strategic plan envisioned a sale of the Company’s onshore drilling and manufacturing divisions when favorable market conditions permitted.

Over the next three years, the Company took the following strategic actions to achieve our plan:

•	Selling our manufacturing division in June 2011 for approximately $1.1 billion in cash.

•	Selling our land drilling division in September 2011 for approximately $520 million in cash (including working capital).

•

Enhancing long-term shareholder value by divesting of lower margin assets in manufacturing and land drilling and investing those proceeds in significantly higher margin jackup and ultra-deepwater assets through:

•

Completion of a jackup newbuild program, by investing $3 billion in construction and delivery of 11 new high specification jackup rigs, including the acquisition of three harsh environment N-Class rigs from Skeie Drilling & Production.

•

Entrance into the ultra-deepwater market with contracts to build four new drillships for $3 billion. These drillships are expected to be delivered in late 2013 and 2014, with the first drillship already under a three year contract at a very attractive dayrate. In order to ensure our success in these efforts, we built an industry-leading management team to oversee our deepwater division.

•

Completing the redomestication of the Company to enhance shareholder value by becoming more competitive in our industry for the long-term, increasing our flexibility in terms of markets in which we operate and furthering our global business efforts. In addition, we were able to maintain our listing within the S&P 500 index.

•	Achieving in 2012 our best safety and environmental record through an intense focus on our safety and environmental culture and increased programs and compliance efforts.

•	Increasing our contract backlog to $3.5 billion as of December 31, 2013, with a more diverse geographic and customer reach than ever before.

•

Raising an aggregate $1.1 billion in cash in public offerings of debt securities at attractive rates to fund capital expenditures and the completion of our expansion into deepwater while maintaining investment grade ratings and stable outlook from the ratings agencies.

•	Increasing our revolving credit facility from $500 million to $750 million.

•	Executing $125 million of a $150 million share buyback program.

Each of these strategic accomplishments listed above further strengthen and support our strategy to reposition the Company as a global offshore driller with ultra-deepwater capabilities.

Executive Summary of Compensation Philosophy and Goals

We operate in a highly competitive global offshore drilling market with relatively few publicly traded peers. The offshore drilling environment is strongly influenced by the factors shown below that significantly affect strategic decision making and company performance over time. Recruiting, hiring and retaining executives who understand and can evaluate this environment is also key to our success. These factors include:

•	Complex technical expertise;

•	Overarching effect of world oil markets;

•	Large capital investments with long payback horizons;

•	Cyclical nature of oil and gas demand and pricing;

•	Stringent and evolving customer demands; and

•	Impact of laws, regulations, customs, safety and environmental considerations around the world.

These factors also influence how we design and administer our executive pay programs to ensure they are competitive and drive superior company performance. The design of our executive compensation programs and the definition of our peer group are key to our success and the return for our shareholders over time. Most notably, these influences are seen in the following:

•	Our annual incentive plan design which includes strategic financial and operational measures;

•	Our mix of long-term incentive compensation vehicles, including restricted shares and RSUs, SARs and PUs linked to performance-based and/or time-based vesting conditions;

•	Our process for benchmarking executive compensation against a small group of primary offshore drilling peer companies of varying sizes. This is necessary because:

•	our business requires executives with highly specialized industry experience;

•	there are a limited number of truly comparable companies from which to recruit this specialized executive talent; and

•	compensation levels and practices in the offshore drilling industry are not driven by company size but rather by highly specialized offshore drilling industry expertise

We ensure our executive compensation programs are closely aligned with our shareholders by including:

•	Executive share ownership guidelines;

•	A commitment not to enter into new change in control, severance or other agreements that include excise tax gross ups for executives;

•	A “claw back” provision that applies to awards made under our incentive plan;

•	The use of independent compensation consultants;

•	Incentive compensation awards that are performance-based with overlapping performance periods (for example, performance units (“PUs”) based on relative total shareholder return (“TSR”) and SARs);

•	For 2012, the redesign of our annual incentive plan that is intended to qualify for deductibility under Section 162(m) of the U.S. Internal Revenue Code (the “Code”);

•	The use of executive compensation tally sheets that are reviewed annually by the Compensation Committee (referred to in this section as the “Committee”); and

•	An annual risk assessment of our executive compensation programs.

Named Executive Officers

Our NEOs and their titles in 2012 were:

•	W. Matt Ralls—President, CEO and Director

•	Thomas P. Burke—Chief Operating Officer

•	Mark A. Keller—Executive Vice President, Business Development

•	J. Kevin Bartol—Executive Vice President, Chief Financial Officer and Treasurer

•	John L. Buvens—Executive Vice President, Legal

•	William H. Wells—Former Senior Vice President, Chief Financial Officer and Treasurer who retired in September 2012

Executive Compensation Program Objectives

Our compensation philosophy is to offer pay programs that motivate executive management to make decisions leading to the long-term creation of shareholder value. In order to do this, the program must reflect the complexities and nuances of the offshore drilling industry. We take a long range view of the market, and reward tactical, strategic, and financial performance. We also attempt to balance the incentive leverage of our programs so they motivate management to take appropriate risks, while responding to year over year changes in company performance. Our philosophy also deemphasizes indirect elements of compensation such as perquisites.

To reward both short- and long-term performance and to further our compensation objectives, the Committee has structured our executive compensation program by focusing on the following key objectives:

Objectives	How We Meet Our Objectives
Attract and retain knowledgeable, experienced and high performing talent

•     Provide a competitive total pay package taking into account base salary, incentives and benefits in order to attract, retain and motivate our employees.

•     Regularly evaluate our pay programs against the competitive market of our offshore drilling peer group, comparing both fixed and variable, at-risk compensation that is tied to short and long-term performance. We use the results of this analysis as context in making pay adjustments.

•     Compete effectively for the highest quality people who will determine our long-term success.

Pay for performance and reward the creation of long-term shareholder value

•     Provide a significant portion of each NEO’s potential total direct compensation in the form of variable compensation.

•     Align our executive compensation with short-term and long-term performance of the Company.

•     Administer plans to include three-year performance cycles on long-term incentive plan awards, three-year vesting schedules on equity incentives, and competitive total benefit programs.

•     Tie payment on our performance units to total shareholder return against our offshore drilling peer group.

•     Reward employees for implementing strategic objectives that further long-term shareholder value.

Drive and reward performance that supports the Company’s core values

•     Annual incentive program includes specific targets related to health, safety and the environment.

•     Uphold the highest level of integrity by decreasing executive perquisites and maintaining a clawback policy for incentive awards.

•     Create a culture of continuous improvement by using incentives to increase earnings and improve cost effectiveness.

•     Emphasize financial and operational performance measures that contribute to value creation over the longer term.

•     Allow limited discretion in application of incentive awards to ensure solid individual performance is rewarded and to reduce awards if objectives are not met.

Address the complexities in managing a highly complex and cyclical global business that is subject to world demand for oil and gas

•     Annual incentive program includes five distinct metrics that drive company performance and reward managers for achievements.

•     Long term incentive plan utilizes a combination of share growth and full-value awards, balancing retention and appreciation through the business cycles.

•     The cash-based performance unit component of the long-term incentive plan measures relative total shareholder return to ensure close alignment with our shareholders.

Provide a significant percentage of total compensation that is variable and at risk	• Annual and long-term incentive compensation comprises, on average, more than 80% of total direct compensation for NEOs.

Motivate management to take prudent but not excessive risks

•     Pay programs emphasize long-term incentive compensation with time-based vesting schedules and three year cliff vesting on performance units.

•     Share ownership guidelines motivate alignment between long-term shareholder value and management decisions.

•     Utilize multiple performance measures for short-term and long-term incentives, as well as peer comparisons.

Align executive and shareholder interests	• Share ownership guidelines for executive officers and directors. • Tie significant value of our annual equity grants to share price performance.

Pay for Performance

The two charts below illustrate the relationship between the Company’s pay and total shareholder return. The chart on the left compares the CEO’s three-year target total direct compensation to both the three-year realized total direct compensation and the median realized total direct compensation of the peer group. Target total direct compensation consists of the following compensation elements for the past three years:

•	Base salary paid;

•	Target bonus; and

•	Grant date value of restricted shares and share appreciation rights, and target value of performance units.

Realized total direct compensation consists of the following compensation elements for the past three years:

•	Base salary paid;

•	Actual bonus paid;

•	Value of restricted shares granted over the past three years using the December 31, 2012 closing share price;

•

Black Scholes value of share appreciation rights using the December 31, 2012 closing share price and the current estimated life of the share appreciation rights, but holding the original exercise price constant; and

•	Actual performance unit cash payouts for the performance periods ending in 2012 (as discussed below, no amounts were earned or paid with respect to performance units in 2012).

The chart on the right compares the Company’s three-year total shareholder return as of December 31, 2012 to the peer group’s 25th percentile, median, and 75th percentile total shareholder return over the same period.

Over the past three years, the CEO realized less total direct compensation than was originally targeted. Over this same period, the Company’s TSR was above the 75th percentile of the peer group.

The chart below compares the Company’s relative three-year realized pay percentile ranking (compared to peers) to the Company’s relative three-year total shareholder return percentile ranking (compared to peers).

As the chart above illustrates, the Company’s three-year total shareholder return and CEO realized total direct compensation have been aligned.

Comparative Information Utilized by the Committee

The Committee compares executive pay of the Company to other offshore drilling companies and uses this information in evaluating the competitiveness of compensation and in setting executive pay levels for the Company’s executives. In 2012, the Committee compared executive compensation to that of the following offshore drilling peers, with whom we compete for talent and customers:

Offshore Drilling Peer Group

•	Atwood Oceanics

•	Diamond Offshore Drilling, Inc.

•	Ensco plc

•	Hercules Offshore

•	Noble Corp.

•	Seadrill Ltd (a)

•	Transocean Ltd.

(a)	Seadrill was not used in the Committee’s analysis since compensation data was not available but is considered part of the Company’s offshore drilling peer group.

The offshore drilling peer companies shown above are our primary competitors in the markets in which we operate, both for customers and employees. Most of these companies also use us as a peer company for compensation analysis. The Committee believes that this direct offshore drilling peer group is the most appropriate information to review in setting executive compensation levels given:

•	Our world class offshore drilling business and expansion into ultra-deepwater drilling;

•	Our global operations;

•	The technical complexity of our business;

•	The large-scale capital decisions involved in our offshore drilling operations;

•	The long-lead times associated with market cycles and asset deployment decisions in our business and industry; and

•	Our diverse international customer base, including integrated and national oil companies.

In the offshore drilling industry, the quality and competency of employees is a key defining difference in performance among peer companies. We must therefore offer competitive compensation in order to successfully attract, hire and retain top offshore drilling talent in this highly competitive market place. Based on this offshore drilling peer group, we believe our NEOs’ total compensation is in line with market practices.

The Committee takes into account the varying sizes of companies in the offshore drilling peer group when making pay decisions. Targets for annual and long-term incentive compensation are set based on market comparisons with a view to having a significant percentage of variable compensation dependent on individual and company performance. The Committee also reviews the peer group annually to update as appropriate given current market conditions. The Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”), formerly Cogent Compensation Partners, gathers the competitive information from public company filings. FIT Remuneration Consultants LLP (“FIT”), the Company’s U.K. compensation consultant, also advises the Company on U.K. compensation issues.

The Committee reviews the comparative information for each component of compensation (including base salary, annual incentive and total cash compensation, and long-term incentive compensation and other benefits). The Committee has deliberately not set a percentile target for compensation but rather subjectively considers each individual situation, including experience, tenure in current position and individual performance.

The Committee also reviews other sources of compensation information that provide broader context for understanding market trends, pay practices, and compensation levels of similarly-situated executives. For 2012, Cook & Co. reviewed published compensation surveys from the energy industry as well as data from a reference group of land drillers and oilfield service companies shown below. The Committee did not base any compensation decisions with reference to this group and, due to the differences in global scale, complexity and competition for talent, the Committee determined to discontinue use of the reference group in 2013 and beyond.

Land Drillers and Oilfield Service Companies

•	Bristow Group, Inc.

•	Dresser-Rand Group, Inc.

•	Helmerich & Payne

•	Oceaneering International

•	Oil States Intl Inc.

•	Patterson-UTI Energy Inc.

•	SEACOR Holdings, Inc.

•	Superior Energy Services, Inc.

•	Tidewater Inc.

•	Unit Corp.

•	Willbros Group Inc.

Elements of Executive Compensation

Our NEO compensation consists of:

•	Base salary paid in cash;

•	Annual incentive paid in cash;

•	Annual awards under our long-term incentive plan;

•	Limited perquisites; and

•	Health, welfare and retirement benefits.

The balance among these components is established annually by the Committee and is designed to recognize past performance, retain key employees and encourage future performance. When conducting its annual deliberations, the Committee reviews each component against both historical and recent comparative statistics as well as anticipated trends in compensation with comparisons to the peer group. The Committee also considers pay and employment conditions of other employees within the Company in determining executive compensation. The Committee believes that the design of the Company’s compensation program is appropriate and competitive.

The portion of our NEOs’ salary and bonus in proportion to total compensation ranged from 26% to 39% for 2012. In deriving this figure, we consider our NEOs’ total compensation pay to include salary, bonus, annual incentive, long-term equity and other (including perquisites), as set forth in our “Summary Compensation Table.” We do not include in this calculation the increase in actuarial value of a historic pension plan shown in that table, because that figure is based on pension plan accounting and is not indicative of any change in compensation that the NEOs have or may ultimately realize.

Note: The CEO’s perquisites make up less than 1% of his total compensation.

Base Salary

The base salaries for our NEOs are reviewed annually by the Committee. For each NEO, the Committee reviews pay information for such position among our offshore drilling peer companies to ensure that NEO salaries remain competitive. The Committee does not target a specific percentile of the market data, but instead takes into consideration the competitive conditions and the circumstances of the individual, such as tenure in the position, level of expertise and responsibilities of the position, as well as subjective judgment of the individual’s performance. There is no specific weighting given to each factor.

For our NEOs other than the CEO, the Committee also annually receives a recommendation from the CEO as to suggested salary adjustments, if any. The Committee reviews the performance of all of the NEOs and considers the recommendations of the CEO. In determining base salaries, the Committee also considers the comparative data related to the Company’s peer group provided by Cook & Co. and the Company’s continuing achievement of its short- and long-term goals, including:

•	the financial performance of the Company;

•	the effective execution of the Company’s strategy, as approved by the Board; and

•	the development of human resource capability.

In March 2012, the Committee reviewed the compensation of our NEOs and approved base salaries as detailed in the chart below. The new 2012 salaries became effective as of April 1, 2012.

Executive	2011 Base Salary ($)	% Increase	2012 Base Salary ($)
Ralls (a)	950,000	0%	950,000
Burke	500,000	5%	525,000
Keller	415,000	6%	440,000
Bartol (b)	340,000	18%	400,000
Buvens	360,000	4%	375,000
Wells (c)	360,000	4%	375,000

(a)	At the request of Mr. Ralls, no increase was made to his 2012 base salary or incentive targets from 2011 levels.
(b)	In April 2012, Mr. Bartol received a 10% increase in base salary to $375,000. In July 2012, Mr. Bartol was promoted to Executive Vice President and his base salary was adjusted to $400,000 in connection with this promotion. Effective September 2, 2012, Mr. Bartol was also elected as Chief Financial Officer upon the retirement of Mr. Wells, and did not receive any additional increase in compensation.

(c)	Effective September 7, 2012, Mr. Wells retired from his position as CFO. The benefits received by Mr. Wells in connection with his retirement are discussed under the heading “Retirement Agreement with William H. Wells.”

Annual Incentive Compensation

In 2012, the NEOs participated in a targeted cash incentive plan (the “2012 AIP”), which has approximately 400 participants. Each participant in the 2012 AIP has an incentive target that is denominated as a percentage of base salary. For 2012, the NEOs were eligible to receive incentive target payments at the following percentages:

Executive	% Increase from 2011	2012 Target (as a % of base salary)
Ralls	0%	100%
Burke	0%	75%
Keller	0%	65%
Bartol	0%	60%
Buvens	0%	60%
Wells	0%	60%

The target bonus levels for each executive were originally set based on a review of target bonus levels of our offshore drilling peers and the executive’s relative position, responsibilities and title within the Company. In 2012, the Committee determined that no target adjustments were necessary for any of the NEOs.

The 2012 AIP requires the Company to have either more than $100 million of 2012 EBITDA or net income of $1 million, in order for any awards to be paid. If this threshold performance hurdle is met, then a bonus pool under the 2012 AIP for all 2012 bonus awards is funded at the maximum bonus opportunity. This threshold performance hurdle is designed to ensure all bonus payouts within the 2012 AIP are deductible under Section 162(m) and does not reflect the operational or financial metrics contained in the 2012 AIP.

Once the bonus pool is funded, the Committee will determine the actual bonus payout by using its discretion and assessing the Company’s performance against the financial and operational metrics shown below.

2012 AIP

The Company met its initial funding hurdle and the 2012 AIP was funded at maximum potential. The Committee then determined the actual bonus payout by:

•	Assessing the Company’s performance against the financial and operational metrics shown below for 75% of the target bonus value, with payout of this portion of the bonus ranging from 0% to 150%; and

•	Assessing other achievements in 2012 and using its discretion with respect to the remaining 25% of the target bonus value, with payout of this portion of the bonus ranging from 0% to 50%.

For 2012, achievement of the financial and operational metrics was as follows:

Metric	Weighting	Percent of Threshold Achieved in 2012	Payout Percentage
Achievement of budgeted EBITDA for 2012 (a)	25%	94.4%	18%
Actual costs compared to 2012 budget (b)	25%	108.7%	3.35%
Safety performance (c)	20%	200%	40%
Contracted non-productive time (d)	20%	99%	19.8%
Newbuild capital projects (e)	10%	100%	10%
Total:	100%		91.2%

(a)	Our 2012 adjusted EBITDA was 94.4% of our budget, which resulted in an achievement of 72% of the allocation of this metric. Adjusted EBITDA removes the impact of the EXL I collision and geographic relocation. The Committee believes the adjustment to EBITDA is appropriate in light of the longer-term benefits of relocating the EXL I to Southeast Asia from the U.S. Gulf of Mexico.
(b)	“Actual costs” are operating plus selling, general and administrative costs, excluding insurance costs and reimbursables. Our 2012 actual costs adjusted for the impact of the EXL I were 108.7% of budget, which resulted in an achievement of 13% of the allocation of this metric.
(c)	Safety performance is derived from the Company’s internal incident reporting by comparing the trailing total recordable incident rate (“TRIR”) with Company goals. The target metric for safety was set at a 1.2 TRIR. In 2012, our actual TRIR was 0.96 which resulted in an achievement of 200% of the allocation of this metric.
(d)	Contracted non-productive time refers to any period when one of our rigs is on location and under contract but not operational due to equipment failure or other unplanned stoppage. For 2012, this metric was set at 3.42%. Actual non-productive time was 3.43%, which resulted in an achievement of 99% of the allocation of this metric.

(e)	Our newbuild capital projects metric is based on our rig construction projects remaining on time and on budget. During 2012, our newbuild projects remained on budget and on schedule, which resulted in an achievement of 100% of the allocation of this metric.

For the discretionary component, the Committee considered the Company’s significant 2012 achievements, including:

•	Re-entry into the Southeast Asia market and growing the Company’s presence in the region.

•	Enhancing the Company’s reputation in the North Sea market, including starting up drilling operations in Norway.

•	Increasing 2012 EBITDA to $541 million, a 58% increase over 2011 EBITDA and the contract backlog to approximately $3.5 billion as of year-end 2012, a 59.1% increase over 2011 year-end backlog.

•	Adding key deepwater executive team to gain deepwater credibility with major operators.

•	Contracting first ultra deepwater drillship at good rates and terms.

•

Successfully completing two public debt offerings raising approximately $1.1 billion to fund capital expenditures and the construction of the ultra deepwater drillships, while retaining the Company’s investment grade ratings and stable outlook.

•	Increasing the Company’s revolving credit capacity to $750 million and strengthening the lending group.

•	Completing the Company’s redomestication on schedule and retaining the Company’s listing in the S&P 500 index.

•	Achieving record safety performance.

•	Continuing the Company’s efficient tax planning.

In light of these achievements, the Committee determined to pay out the 25% discretionary portion of the bonus plan at 36% resulting in a total payout under the 2012 AIP of 104%.

The CEO then allocated the 2012 AIP pool among the Company’s operating and corporate groups (other than himself), and the resulting payout to participants was equal to or less than 104% depending on individual performance.

Long-Term Incentive Compensation

The Company’s long-term incentive program allows our NEOs to earn compensation over a number of years as a result of share price performance and/or sustained financial performance over multiple years. Consistent with our at-risk pay philosophy, long-term incentives comprise a significant portion of our NEOs’ compensation package.

For 2012, the long-term compensation program was composed of restricted share awards, SARs and a new incentive award, PUs described below. A primary objective of the long-term incentive plan is to align the interests of NEOs with those of our shareholders and further the Company’s strategic goals.

Incentive Award	Company Goals	Future Value Dependent On
Restricted Share Awards	Retain executives; drive share performance	Share price appreciation

SARs	Retain executives; drive share performance	Share price appreciation

PUs	Motivate differential financial performance	Total shareholder return relative to peers

Restricted Share Awards and RSUs

Restricted share awards (sometimes referred to as “RS”) and RSUs provide our NEOs the opportunity for capital accumulation and a more predictable long-term incentive value than is provided by SARs or PUs. These are performance based awards since as share price increases, the NEOs reward increases as does the shareholders reward. Additionally, restricted share awards and RSUs are intended to aid in the retention of NEOs through the use of a vesting schedule (generally one-third increments annually after the original award date).

SARs

An important objective of the long-term incentives is to strengthen the relationship between the long-term value of our share price and the potential financial gain for employees. SARs provide NEOs with the opportunity to purchase our shares at a price that is fixed on the grant date regardless of future market price. If the Company’s share price does not increase, then these SARs will have little to no economic value. SARs generally vest and become exercisable in one-third increments annually after the original award date.

Our practice is that the exercise price for each SAR is the volume weighted average price of a share of on the NYSE on the grant date.

Performance Units

PUs are units of potential value that are payable in cash after the end of a specified performance period. Our PUs cliff vest three years after the grant date, with amounts payable based on TSR relative to our peer group. At the end of the first year, second year and third year, 25% of the PU value is determined based on our ranking in relative TSR during each one year period. The remaining 25% is determined by relative TSR ranking over the entire three year period. This method of multiple measurement points combined with overlapping grants, provides our NEOs with a meaningful incentive to provide superior sustainable returns to shareholders over the long-term.

There is no vesting or payout with respect to the PUs until the third anniversary of the award, but the Company will calculate the annual measurement amounts and inform holders of anticipated achievement annually. This design feature was included to provide a better line of sight for participants during the three year period compared to some plan designs. Depending on relative TSR performance, the PU payout will range from 0% to 200% of its initial value of $100 per unit. An employee who terminates employment with the Company prior to the third anniversary will not receive any payout of PUs unless approved by the Committee. The PUs will be settled in cash at the end of the three year vesting period.

The peer group selected by the Committee for relative TSR with respect to the PUs consists of: (a)

•	Atwood Oceanics

•	Diamond Offshore Drilling

•	Ensco

•	Noble

•	Seadrill

•	Transocean

(a)	The Compensation Committee determined to omit Hercules Offshore from the relative TSR peer group with respect to the PUs because the share price of Hercules Offshore is generally driven by different factors than the Company’s. Unlike the Company, Hercules Offshore’s operations are substantially located in the U.S. Gulf of Mexico and our assets are generally high-specification drilling units.

Depending on the Company’s relative TSR ranking compared to the peer group companies above, the units will be valued as follows:

Performance Rank	7th	6th	5th	4th	3rd	2nd	1st
Unit Value	$0	$33	$67	$100	$133	$167	$200

Each of the NEOs was awarded PUs in March 2012.

2012 Long Term Incentive Targets Multiples

The Committee determined the total value of all restricted share awards and SARs granted to NEOs (based on grant date fair value) and cash-based PUs awarded to NEOs (based on target value) as a multiple of base salary based on comparative marked data provided by the Committee’s compensation consultant. The 2012 multiples for each NEO were the same as those in 2011 as follows:

Executive	% Increase from 2011	2012 Target Multiple (% of Base Salary)
Ralls	0%	525%
Burke	0%	375%
Keller	0%	325%
Bartol	0%	275%
Buvens	0%	275%
Wells	0%	275%

Our NEOs receive all three equity vehicles in the following percentages, based on their target multiples:

NEOs	2012 (a)		2013 / Beyond
	50	% RS	40	% RSUs
	25	% SARs	30	% SARs
	25	% PUs	30	% PUs

(a)	2012 was treated as a transition year, with the restricted share awards percentage remaining the same as in prior years and the remaining award was equally divided between PUs and SARs.

2012 Long-Term Incentive Awards

In March 2012, the Committee made long-term equity incentive awards to our NEOs with the following grant-date fair values for the restricted shares, SARs, and PUs computed in accordance with FASB ASC Topic 718:

Executive	Restricted Shares ($) (a)	SARS ($)	PUs ($)
Ralls	3,117,175	1,278,361	1,037,047
Burke	1,054,736	480,573	389,901
Keller	842,980	345,719	280,449
Bartol	584,404	239,644	194,451
Buvens	618,774	253,735	205,846
Wells	618,774	253,735	205,846

(a)	125% of the target value of restricted shares was granted to the NEOs based on the Company’s annual performance against the following five strategic objectives:

•	Grow and diversify the fleet

•	Grow the earnings power of the fleet

•	Enhance leadership development

•	Increase shareholder value from the manufacturing division

•	Enhance tone at the top

In March 2012, the Committee determined that the Company had achieved exceptional progress on these strategic objectives and determined to make grants at a 125% award level. In its assessment, the Committee considered the achievement of the following strategic objectives and priorities:

•	Completed multi-year jackup construction program on schedule and within budget, with delivery of four high-specification rigs during 2011

•	Acquired three harsh environment N-Class rigs from Skeie Drilling & Production

•	Sold land drilling division to a strategic buyer for approximately $520 million, with proceeds utilized to expand into the ultra-deepwater drilling segment

•	Entered the ultra-deepwater market with contracts to design and build three new drillships

•	Built an industry-leading management team to oversee our deepwater division

•	Added $1.5 billion in contract backlog during 2011, including expansion of global reach with re-entry into Trinidad and Southeast Asia

•	Enhanced the Company’s reputation in the North Sea market

•	Reduced effective income tax rate from 26% in 2010 to a credit of 4% in 2011 through effective tax planning, for a savings of more than $38 million in tax expense between years

•	Sold manufacturing subsidiary to a strategic buyer for approximately $1.1 billion, consistent with the Company’s stated strategy of separating non-core businesses

•	Successfully managed critical organizational changes associated with sale of manufacturing business

•	Continued to improve safety and environmental programs and training

•	Implemented $125 million of a $150 million share buyback program

Annual long-term incentive awards are generally made in the first quarter of each year. Any equity awards to newly hired or newly promoted executive officers below the NEO level are recommended by the CEO and reviewed by the Committee at the next regularly scheduled Committee meeting on or following the award date. The Company has not used option grants as part of its incentive compensation since 2006, other than a sign-on grant of 100,000 options made in 2008 to Mr. Ralls when he became our CEO.

2012 – 2014 Performance Unit Grant

With respect to the PUs awarded to our NEOs in 2012, the threshold level of TSR performance was not reached for the first year performance measurement period (attributable to 2012), and no amount with respect to 25% of the PUs granted in 2012 will be payable at the end of the three-year cliff vesting period. The potential value of the remaining three periods of the awards range from $0 of the granted awards for below threshold performance, $75 of the granted awards for target performance, and $150 of the granted awards for maximum performance as set forth in the table below.

2012 – 2014 Performance Unit Grant

2012 Performance Period Actual Payout ($)	2013 Performance Period Potential Payout ($)	2014 Performance Period Potential Payout ($)	2012 to 2014 Performance Period Potential Payout ($)	Potential Remaining Payout ($)
0	0 - 50	0 - 50	0 - 50	0 - 150

Benefits

The NEOs participate in the Company’s health, welfare and retirement benefit plans on the same terms as other employees. These plans include a defined contribution plan (the Savings Plan), for which the Company matches up to 100% of the first 6% of eligible salary contributed by the employee, a defined benefit pension plan, and medical, dental and term life insurance.

Limited Perquisites

The Company provides NEOs with limited perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program. Each of the NEOs receives incremental retirement benefits to restore benefits lost due to IRS limits under the Company’s supplemental retirement plan. Executives are provided with the following benefits as a supplement to their other compensation:

•	Executive physical exam: At our expense, each of the NEOs is encouraged to have a complete and professional personal physical exam periodically.

•	Use of club membership for one NEO: The Company pays the monthly membership fees for a country club for our Executive Vice President, Business Development to use for appropriate entertainment of customers for business purposes. No other NEO receives such a benefit.

Clawback Provision

Awards issued pursuant to our 2009 Incentive Plan and the proposed 2013 Incentive Plan (if the 2013 Incentive Plan is approved by our shareholders and becomes effective) are subject to a clawback provision that provides that, if within five years of the grant or payment of an award or bonus under the plan, (1) the Company’s reported financial or operating results are materially and negatively restated or (2) a participant engages in conduct which is fraudulent, negligent or not in good faith, and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company or its affiliates (as determined in the sole discretion of the Committee), then in each case the Committee may, in its discretion, seek to recoup all or a portion of such grant or payment. In addition, new grants will be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) policies adopted by the Company to implement any clawback provisions, all to the extent determined by the Company in its discretion to be applicable to the participant.

Share Ownership Guidelines

We believe it is important for our officers and directors to build and maintain a significant personal investment in our equity. In January 2006, the Board of Directors approved share ownership guidelines for our NEOs, and in October 2007, the Board approved share ownership guidelines for non-executive directors:

Position	Value to be Retained
CEO	Five times base salary
Other NEOs	Three times base salary
Non-executive Directors	Five times annual retainer

To facilitate implementation of these guidelines, an officer is required to retain 35% of “available shares” received pursuant to equity grants until his ownership guideline is met, at which time the retention level is reduced to 15%. The retention requirement does not apply once an officer reaches 200% of the applicable ownership guideline or upon the age of 60. “Available shares” are shares remaining after payment of taxes, fees, commissions and any exercise price payments. For our non-executive directors, the individual has five years to meet the guideline and ownership of RSUs counts toward such retention.

Employment Contracts and Severance Arrangements

We do not have any employment agreements or severance arrangements with our NEOs, other than certain agreements related to a change in control and the retirement arrangement with Mr. Wells, each as described below. For pension and benefit restoration plan benefits payable to our NEOs as of December 31, 2012 upon a voluntary termination, involuntary termination or a change of control, please see the “Potential Post-Employment Payment Table.”

Each of our executive officers and certain other officers have change in control agreements (“CIC Agreements”). Our redomestication transaction that was completed in May 2012 did not trigger any change in control payments or accelerate vesting of awards under the CIC Agreements. The CIC Agreements remain in effect with Rowan Delaware following our redomestication, but now reflect that the Company is the parent company of the Rowan group of companies for purposes of determining the rights set forth therein. The CIC Agreements provide that, in the event the employment of the executive officer is terminated or modified under certain circumstances during the remaining term of the applicable CIC Agreements (which generally provide for two-year terms) and following a “change in control” of the Company (so-called “double trigger” agreements), the executive officer would be paid:

•	A multiple of the sum of the executive officer’s base salary and calculated bonus;

•	A calculated payment under the then current short-term incentive bonus opportunity;

•	An amount equal to any forfeited account balance or accrued benefit under tax qualified plans maintained by the Company;

•	Any accrued but unused vacation pay; and

•	Medical coverage for a transition period and outplacement services.

The multiple of base salary and calculated bonus used for the change in control payment calculation is as follows:

NEO	% times (base salary and higher of target bonus or 3 year average bonus)
Ralls	2.99
Burke	2.5
Keller	2.0
Bartol	2.0
Buvens	2.0

The CIC Agreements for Messrs. Buvens, Keller and Ralls also provide for a parachute tax gross-up. Consistent with the Company’s commitment not to enter into new CIC Agreements that include excise tax gross-ups, the CIC Agreements for Dr. Burke and Mr. Bartol do not contain such a provision. However, the CIC Agreements for Dr. Burke and Mr. Bartol include “best pay” provisions under Section 280G of the Code under which the amount of any payments that would otherwise constitute parachute payments will be reduced to the extent necessary to avoid the imposition of any excise tax, unless providing the executive with the full amount of such payments (after taking into account any excise and other taxes) will result in a greater payment amount to the executive (in which case the executive will receive the full amount of such payments). A supplement to the CIC Agreements provides that equity awards held by the officer will become fully vested and exercisable upon a change in control. Share options and SARs will be exercisable until the earlier of the second anniversary of the change in control or the expiration of the original exercise period, and PUs will be paid out at the higher of the anticipated payout or the target value of the award. As a result of the sale of our manufacturing division in 2011, Dr. Burke’s first “trigger” was pulled due to the change in control of the subsidiary. Should Dr. Burke be terminated by the Company without cause (as defined in the CIC Agreement) or by Dr. Burke with good reason (as defined in the CIC Agreement), he would be eligible to receive his change in control compensation detailed in the following table.

Set forth below are the actual payments that would be made to each listed executive under the CIC Agreements in the event his employment is terminated or modified following a change in control of the Company. The payments listed below assume a termination date of December 31, 2012.

Payments	Ralls ($)	Burke ($)	Keller ($)	Bartol ($)	Buvens ($)
Cash Severance	5,681,000	2,296,875	1,452,000	1,280,000	1,200,000
Pro Rata Bonus	950,000	393,750	286,000	240,000	225,000
SARs	116,623	—	37,417	14,390	29,051
Restricted Shares (a)	4,472,454	929,845	1,264,402	859,831	963,460
PUs	1,246,900	468,800	337,200	233,800	247,500
Benefit Continuation	28,396	18,931	18,931	18,931	21,778
Outplacement Services	25,000	25,000	25,000	25,000	25,000
Total CIC Payments before Gross Up or Reduction	12,520,374	4,133,200	3,420,950	2,671,952	2,711,789
Reduction to Avoid Excise Tax (b)	N/A	N/A	N/A	(330,949)	N/A
Excise Tax Gross-Up	3,395,791	N/A	N/A	N/A	N/A
Aggregate Payments	15,916,164	4,133,200	3,420,950	2,341,003	2,711,789

(a)	Represents the gross value of unvested awards upon the change in control. The closing fair market value of the Company’s shares on the hypothetical CIC date was $31.27.
(b)	This reduction is applied to Mr. Bartol because he would be in a better tax position by having his CIC payments reduced versus receiving payments in full and paying the excise tax. This reduction would be applied to his cash severance resulting in a cash payment of $949,051.

Policy for Vesting of Awards upon Retirement

Effective March 6, 2013, for awards made on or after that date, the Board approved a policy whereby upon retirement from the Company, if an employee, including an NEO, has reached age 60 with five years of consecutive service, vesting of certain long-term incentive awards granted more than six months prior to the retirement date would be accelerated to the retirement date. The vesting acceleration may be subject to any conditions or limitations as the Committee may determine with respect to specific awards, such as post-termination covenants relating to non-competition or non-solicitation of employees or customers. The Committee may determine in its sole discretion whether the policy will apply to any award. The Committee may terminate, amend or modify the policy at any time.

Retirement Agreement with William H. Wells

On September 7, 2012, Mr. Wells retired as our CFO and we entered into a retirement agreement with him. While the retirement agreement did not provide for cash payments to Mr. Wells, in exchange for certain covenants from Mr. Wells (including as to confidentiality, non-solicitation, non-competition and non-disparagement), the Committee accelerated or otherwise modified certain of his equity awards as of his retirement date as follows: (a) accelerated the vesting of 30,499 restricted shares, (b) confirmed the regular expiration dates set forth in the applicable award notice for 25,000, 11,700 and 6,258 vested share options of July 21, 2014, May 17, 2015 and April 28, 2016, respectively, (c) accelerated the vesting of 39,936 SARs and extended the expiration date of the exercise period of SARs to five years from the retirement date, or September 6, 2017, and (d) accelerated the vesting of 2,475 PUs and agreed to pay him such payout amounts, if any, with respect to such PUs determinable as of December 31, 2012, December 31, 2013 and December 31, 2014, before March 15 of the following year, respectively. Payments under the PUs are subject to forfeiture if Mr. Wells does not comply with the non-solicitation and non-competition provisions in his retirement agreement, which extend for a period of three years from his date of retirement. Mr. Wells did not receive any payments under our 2012 AIP or other cash severance and did not receive any PU payout for the 2012 period since the threshold for payment was not met.

Program Process and Administration

Our Compensation Committee

In 2012, the Committee was composed of five independent Board members: Messrs. Hix (Chairman), Hearne, Lentz and Quicke, and Ms. Nimocks. In January 2012, Mr. Peacock, who had previously served as the Chairman of the Committee, stepped down from the Committee. Upon Mr. Peacock’s departure from the Committee, Mr. Hix was appointed to serve as Chairman of the Committee. The Chairman, with input from the other Committee members, directs the agenda for each meeting of the Committee and seeks input from management and the Committee’s independent compensation consultants.

Typically, the Company gathers information requested by the Committee and management makes recommendations with respect to certain compensation matters and ensures that the Committee members receive materials in advance of a meeting. The Chairman usually invites the Company’s CEO, COO, the CFO and Chief Administrative Officer to attend the Committee meetings. During each Committee meeting, members of management are excused to permit the Committee to meet alone with its advisors and in executive session.

Our listed NEOs are all corporate officers of the Company except Mr. Wells who retired on September 7, 2012, as described below.

Role of the Independent Compensation Consultants

The Committee retains independent compensation consultants to assist in the continual development and evaluation of compensation policies, the review of competitive compensation information and the Committee’s determinations of compensation levels and awards. A representative from our compensation consultants attends Committee meetings, meets with the Committee without management present and provides third-party data, advice and expertise on proposed executive and director compensation and plan designs. At the direction of the Committee, the compensation consultants review management recommendations and advise the Committee on the matters included in the materials, including the consistency of proposals with the Committee’s compensation philosophy and comparisons to programs at other companies. At the request of the Committee, the consultants also prepare their own analysis of compensation matters, including positioning of programs in the competitive market and the design of plans consistent with the Committee’s compensation philosophy.

Since 2010, the Committee has engaged Cook & Co. as its independent U.S. compensation consultant for advice on all executive and director compensation matters. Cook & Co. is headquartered in New York, New York and provides independent compensation advice to companies in the Fortune 500. Cook & Co. does not provide other services to the Company. During 2012, in connection with the Company’s redomestication to the U.K., the Committee also engaged FIT Remuneration Consultants LLP (“FIT”) as its independent U.K. compensation consultant for advice on all U.K. related compensation matters. FIT is headquartered in London, England and provides independent compensation advice to FTSE100 companies. FIT does not provide other services to the Company. After review and consultation with Cook & Co. and FIT, the Committee has determined each of Cook & Co. and FIT are independent and that there is no conflict of interest resulting from retaining either Cook & Co. or FIT currently or during the year ended December 31, 2012.

Role of CEO in Compensation Decisions

In 2012, our CEO performed the following functions in our compensation decision process:

•	Recommended, based on market data, certain changes to base salaries and short-term and long-term incentive targets for the NEOs, other than himself;

•	With the management team, developed short-term and long-term goals to be considered by the Committee for the short-term and long-term incentive plans; and

•	Approved other elements of compensation or personnel matters including:

•	Changes in pay or title to employees below the NEOs;

•	Levels of equity awards for executives below the NEO level and for key non-officer employees under the Company’s long-term incentive plan; and

•	Agreements or arrangements relating to the terms of employment, continued employment or termination of employment with respect to certain employees below the NEO level.

After review of the CEO’s recommendations and a review of all relevant compensation data presented to the Committee, the Committee made its own assessment and recommendations to the Board of Directors regarding the compensation package for each NEO.

The Role of Shareholder Say-on-Pay Votes and Shareholder Engagement

The Company provides its shareholders with the opportunity to cast an annual advisory vote on NEO compensation (a “say-on-pay proposal”). At our general meeting of shareholders held in July 2012, a substantial majority of the votes cast on the say-on-pay proposal (approximately 78.67%) were voted in favor of the proposal. The Committee believes that this is an overall endorsement by the shareholders of the Company’s approach to NEO compensation, and did not change its approach materially in 2012. In addition, we engaged with several of our largest shareholders to provide additional explanations of our compensation programs and to solicit feedback from them about our pay programs and practices. The Committee will continue to take into account the outcome of the Company’s say-on-pay votes when making future compensation decisions, including the outcome of the shareholders’ advisory vote on the U.K. Directors’ Remuneration Report.

Indemnification Agreements

In connection with the previously described redomestication transaction, the Company entered into a deed of indemnity with each of the NEOs and non-executive directors (as well as certain other officers of the Company). In addition, the prior indemnification agreements with Rowan Delaware remain in place. The form of such agreements has been filed with the SEC. These agreements provide for the Company to, among other things, indemnify the individual against certain liabilities that may arise by reason of his or her status or service as a director or officer, to advance expenses incurred as a result of certain proceedings and to cover him or her under our directors’ and officers’ liability insurance policy. These agreements are intended to provide indemnification rights to the fullest extent permitted under U.K. and Delaware law and under our governing documents and those of Rowan Delaware.

Accounting for Share-Based Compensation

We account for share-based compensation, including long-term incentive awards, in accordance with FASB ASC Topic 718.

Limitation of Deductions

Section 162(m) of the Code generally limits the deductibility of executive compensation paid to the CEO and three other highest paid executive officers (excluding the CFO) of the Company’s U.S. subsidiary to $1 million per year for federal income tax purposes, unless the compensation is performance-based compensation as described in Section 162(m) and related regulations. Although the Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where the Company’s interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code. The Company believes that its compensation practices and plans as well as timing of decisions and awards will comply with the requirements of Section 162(m) for 2012.

Director Compensation

In 2012, the Committee reviewed non-executive director compensation as well as compensation of the Company’s peer group and other U.K. companies provided by Cook & Co. Based on market data and the recommendation by Cook & Co., the Committee recommended to the Board that the annual retainer and equity value granted to non-employee directors be increased in order to remain competitive. The Board approved the following recommendations: the annual cash retainer for Board membership increased from $70,000 to $80,000 effective October 1, 2012 and the value of RSUs awarded annually to Board members increased from approximately $140,000 to $200,000. Newly elected Board members will continue to receive approximately $25,000 in RSU value upon election. The Committee also directed Cook & Co. and FIT to assist in the continual development and evaluation of compensation policies, the review of competitive compensation information and the Committee’s determinations of compensation levels and awards.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes executive compensation received by our NEOs for 2010, 2011 and 2012.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Share Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
W. Matt Ralls,	2012	950,000	342,000	4,154,222	1,278,361	646,000	144,656	15,000	7,530,239
CEO (8)	2011	950,000	418,000	1,988,977	1,752,815	—	185,793	14,700	5,310,285
	2010	800,000	842,400	1,979,165	1,411,578	—	200,390	14,700	5,248,233
Thomas P. Burke,	2012	525,000	141,750	1,444,635	480,573	267,750	77,623	13,750	2,951,081
President & COO (8)	2011	500,000	205,733	629,984	556,768	—	12,372	1,770,037	3,674,894
	2010	360,000	250,000	—	—	—	—	8,269	618,269
Mark A. Keller,	2012	440,000	102,960	1,123,429	354,719	194,480	172,249	25,955	2,413,792
EVP, Business Development	2011	415,000	178,035	659,996	579,941	—	320,587	25,617	2,179,176
	2010	375,000	260,000	520,833	452,886	—	199,792	35,192	1,843,703
J. Kevin Bartol,	2012	400,000	86,400	778,855	239,644	163,200	81,001	15,000	1,764,100
EVP & CFO	2011	340,000	150,000	500,062	439,469	—	NA	14,700	1,444,231
	2010	310,000	200,000	260,458	174,174	—	NA	14,700	959,332
John L. Buvens,	2012	375,000	81,000	824,620	253,735	153,000	282,021	13,848	1,983,224
EVP, Legal	2011	360,000	95,040	529,947	467,825	—	457,944	18,450	1,929,206
	2010	330,000	208,000	416,666	351,624	—	254,430	29,700	1,590,420
William H. Wells,	2012	375,000	—	824,620	253,735	—	143,547	15,000	1,611,902
Former SVP & CFO	2011	360,000	95,040	529,947	467,825	—	285,701	19,809	1,758,322
	2010	330,000	208,000	390,646	351,624	—	160,683	29,700	1,470,653

(1)	Amounts reflect annual salaries effective April 1 of the year indicated, except for Dr. Burke, whose 2011 base salary reflects his salary effective as of July 28, 2011 when he was hired as COO and for Mr. Bartol, whose 2012 base salary was increased from $375,000 to $400,000 effective July 25, 2012 in connection with his promotion to Executive Vice President.
(2)	2012 amounts reflect the portion of annual cash awards paid to our NEOs pursuant to the discretionary portion of the 2012 AIP. Such payments reflect amounts earned for performance in that year, and are generally paid in March of the following year.
(3)	Amounts reflect aggregate grant-date fair values for restricted share awards and performance units, which are computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2012. For 2012, each of the following restricted share awards was valued at $35.47 per share: Ralls — 87,882 shares; Burke — 29,736 shares; Keller — 23,766 shares; Bartol — 16,476 shares; Buvens — 17,445 shares; and Wells — 17,445 shares. For 2012, each of the following awards of PUs were valued on the date of grant at $83.17 per unit: Ralls — 12,469 PUs; Burke — 4,688 PUs; Keller — 3,372 PUs; Bartol — 2,338 PUs; Buvens — 2,475 PUs; and Wells — 2,475 PUs. The single measure that determines the cash payout to be earned for the PUs granted during 2012 is our TSR relative to the TSR of companies in our peer group, all computed over the performance period applicable to each award, which is a market condition as defined under Financial Accounting Standards Board principles regarding the measurement of stock-based compensation (FASB ASC Topic 718). Since these awards do not have performance conditions as defined under FASB ASC Topic 718, such awards have no maximum grant date fair values that differ from the fair values presented in the table above.
(4)	Amounts reflect grant-date fair values for such awards, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2012. For 2012, each of the following SAR awards was valued at $15.30 per share: Ralls — 83,553 shares; Burke — 31,410 shares; Bartol — 15,663 shares; Keller — 22,596 shares; Buvens — 16,584 shares; and Wells — 16,584 shares.

(5)	2012 amounts reflect each NEO’s payout under the 2012 AIP based upon the level of achievement of the Company’s pre-established financial and operational metrics. For a description of the 2012 AIP, please see “Annual Incentive Compensation” above. In 2011 and 2010, such amounts were included under the bonus column.
(6)	Amounts reflect the aggregate increase in the actuarial present value of accumulated retirement plan benefits. The Company does not have a non-qualified deferred compensation plan. See the “Pension Benefits Table” and “Potential Post-Employment Payment Table” and related disclosure for further information regarding NEO retirement benefits.
(7)	All other compensation for 2012 included the following amounts:

Name	Company Contributions to Savings Plan ($) (a)	Club Membership ($) (b)	Executive Physical	Termination Payment	Total ($)
Ralls	15,000	—	—	—	15,000
Burke (c)	13,750	—	—	—	13,750
Keller	15,000	10,955	—	—	25,955
Bartol	15,000	—	—	—	15,000
Buvens	13,848	—	—	—	13,848
Wells	15,000	—	—	—	15,000

(a)	Amounts reflect matching contributions made by the Company on behalf of each NEO in 2012 to the Savings Plan.
(b)	Amounts reflect payments made on behalf of or reimbursements made during 2012 for membership to a country club used primarily for business. The entire amount has been included, although we believe that only a portion of this cost represents a perquisite.
(c)	Other 2011 compensation for Dr. Burke includes a payment of $1,754,170 upon a change in control for settlement of RSUs and SARs granted under the LeTourneau long-term incentive plan.

(8)	Mr. Ralls served as President and CEO in 2012. Effective as of March 6, 2013, the Board appointed Dr. Burke as President, in addition to his serving as Chief Operating Officer. Mr. Ralls will continue to serve as CEO until his expected retirement in mid-2014, when it is anticipated that Dr. Burke will succeed him as CEO and Mr. Ralls would assume the role of executive Chairman of the Board. In connection with the promotion, the Board also approved an increase in Dr. Burke’s annual base salary to $598,500 and an increase in his AIP target percentage to 85%. No other changes were made to Dr. Burke’s compensation arrangements as a result of such promotion.

2012 Grants of Plan-Based Awards

The following table shows, with respect to our NEOs, (i) the estimated range of cash payouts that were possible for the 2012 AIP, (ii) the potential estimated range of cash payouts with respect to the PUs awarded in 2012 and their grant date fair values, and (iii) the actual number of restricted share awards and SARs granted during 2012 and their respective grant date fair values.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Share Awards (number of	All Other Option/ Awards (number of securities underlying	Grant- Date Fair Value of Share/ Units and Option Awards ($ per share or
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	shares) (c)	options) (d)	unit) (e)
Ralls	Performance Units	3/7/2012	—	—	—	411,477	1,246,900	2,493,800	—	—	83.17
	AIP Payment	3/7/2012	0	950,000	1,900,000	—	—	—	—	—	—
	Restricted Shares	3/7/2012	—	—	—	—	—	—	87,882	—	35.47
	SARs	3/7/2012	—	—	—	—	—	—	—	83,553	15.30
Burke	Performance Units	3/7/2012	—	—	—	154,704	468,800	937,600	—	—	83.17
	AIP Payment	3/7/2012	0	393,750	787,500	—	—	—	—	—	—
	Restricted Shares	3/7/2012	—	—	—	—	—	—	29,736	—	35.47
	SARs	3/7/2012	—	—	—	—	—	—	—	31,410	15.30
Keller	Performance Units	3/7/2012	—	—	—	111,276	337,200	674,400	—	—	83.17
	AIP Payment	3/7/2012	0	286,000	572,000	—	—	—	—	—	—
	Restricted Shares	3/7/2012	—	—	—	—	—	—	23,766	—	35.47
	SARs	3/7/2012	—	—	—	—	—	—	—	22,596	15.30
Bartol	Performance Units	3/7/2012	—	—	—	77,154	233,800	467,600	—	—	83.17
	AIP Payment	3/7/2012	0	240,000	480,000	—	—	—	—	—	—
	Restricted Shares	3/7/2012	—	—	—	—	—	—	16,476	—	35.47
	SARs	3/7/2012	—	—	—	—	—	—	—	15,663	15.30
Buvens	Performance Units	3/7/2012	—	—	—	81,675	247,500	495,000	—	—	83.17
	AIP Payment	3/7/2012	0	225,000	450,000	—	—	—	—	—	—
	Restricted Shares	3/7/2012	—	—	—	—	—	—	17,445	—	35.47
	SARs	3/7/2012	—	—	—	—	—	—	—	16,584	15.30
Wells	Performance Units	3/7/2012	—	—	—	81,675	247,500	495,000	—	—	83.17
	AIP Payment	3/7/2012	0	225,000	450,000	—	—	—	—	—	—
	Restricted Shares	3/7/2012	—	—	—	—	—	—	17,445	—	35.47
	SARs	3/7/2012	—	—	—	—	—	—	—	16,584	15.30

(a)	AIP payment reflects the range of cash bonus that potentially could have been earned by the NEOs for 2012 based upon the achievement of performance goals under our 2012 AIP. The amounts actually earned by our NEOs under the 2012 AIP were paid in March 2013 and are reflected in the “Summary Compensation Table.”
(b)	Reflects the range of cash payouts that potentially could be earned with respect to the PUs depending on the Company’s TSR performance relative to its peer group over the various performance periods ending December 31, 2014. Each PU has a target value of $100, and amounts payable in respect of each vested PU range from $0 to $200 depending on the level of the Company’s TSR performance. Please see Note 3 to the ”Summary Compensation Table” for amounts of the PUs awarded to each NEO in 2012. With respect to the PUs awarded in 2012, the TSR metric was not reached for the year-to-year performance measurement period ending December 31, 2012; therefore, no amount with respect to 25% of the PUs awarded in 2012 will be payable at the end of the three-year cliff vesting period.
(c)	Reflects the number of restricted shares granted during 2012 to our NEOs under our 2009 Incentive Plan. The awards to our NEOs vest pro rata over three years.
(d)	Reflects the number of SARs awarded during 2012 to our NEOs under our 2009 Incentive Plan. The SARs for our NEOs are exercisable at $35.47 per share and vest pro rata over three years.
(e)	The dollar values reflect the grant date per-share fair values computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2012.

Outstanding Equity Awards at December 31, 2012

The following table shows the number of shares underlying unexercised share options and SARs, the number of shares and value of unvested restricted shares, and the number of PUs and value of unvested PUs outstanding on December 31, 2012 for our NEOs.

	Option/SAR Awards (a)				Share/Units/Awards
Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Option Exercise Prices ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares that Have Not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Units That Have Not Vested ($) (d)
Ralls	100,000	—	15.31	12/2/2018	143,027	4,472,454	—	—
	156,249	—	17.39	5/5/2019	—	—	4,114	411,477
	67,218	33,609	27.80	3/5/2020	—	—	—	—
	28,063	56,126	42.21	2/25/2021	—	—	—	—
	—	83,553	35.47	3/7/2022	—	—	—	—
Burke	26,742	—	42.21	2/25/2021	29,736	929,845	—	—
		31,410	35.47	3/7/2022	—	—	1,547	154,704
Keller	6,700	—	21.19	4/25/2013	40,435	1,264,402	—	—
	3,350	—	6.19	4/25/2013	—	—	1,112	111,276
	55,000	—	25.27	7/21/2014	—	—	—	—
	14,600	—	24.98	5/17/2015	—	—	—	—
	6,372	—	43.85	4/28/2016	—	—	—	—
	50,130	—	17.39	5/5/2019	—	—	—	—
	21,566	10,783	27.80	3/5/2020	—	—	—	—
	9,285	18,570	42.21	2/25/2021	—	—	—	—
	—	22,596	35.47	3/7/2022	—	—	—	—
Bartol	19,278	—	17.39	5/5/2019	27,487	859,831	—	—
	8,294	4,147	27.80	3/5/2020	—	—	771	77,154
	7,036	14,072	42.21	2/25/2021	—	—	—	—
	—	15,663	35.47	3/7/2022	—	—	—	—
Buvens	55,000	—	25.27	7/21/2014	30,811	963,480	—	—
	14,600	—	24.98	5/17/2015	—	—	816	81,675
	6,372	—	43.85	4/28/2016	—	—	—	—
	38,922	—	17.39	5/5/2019	—	—	—	—
	16,744	8,372	27.80	3/5/2020		—	—	—
	7,490	14,980	42.21	2/25/2021		—	—	—
	—	16,584	35.47	3/7/2022		—	—	—
Wells	25,000	—	25.27	7/21/2014		—	816	81,675
	11,700	—	24.98	5/17/2015		—	—	—
	6,258	—	43.85	4/28/2016		—	—	—
	38,922	—	17.39	5/5/2019		—	—	—
	25,116	—	27.80	3/5/2020		—	—	—
	22,470	—	42.21	2/25/2021		—	—	—
	16,584	—	35.47	3/7/2022		—	—	—

(a)	Amounts reflect outstanding options and SARs granted between April 25, 2003 and March 7, 2012 under our equity plans. Options and SARs granted to our NEOs generally become exercisable pro rata over a three- or four-year service period, except Mr. Ralls’ 2008 option grant, which had three-year cliff vesting. Options and SARs are generally subject to accelerated vesting upon certain terminations of employment pursuant to the terms of the applicable award agreement. All options and SARs not exercised expire ten years after the date of grant unless terminated sooner pursuant to the terms of the applicable award agreement.
(b)	The amounts set forth in this column equal the number of shares indicated multiplied by the closing price of our shares of $31.27 on December 31, 2012, the last business day of 2012.
(c)	Reflects the threshold number of PUs granted to our NEOs during 2012. Each PU represents $100, which is the target amount payable with respect to each PU. Actual amounts payable in respect of a vested PU range from $0 to $200 depending on the level of the Company’s TSR performance during the applicable performance measurement period.
(d)	With respect to the PUs awarded in 2012, the threshold TSR metric was not reached for the one-year performance measurement period ending December 31, 2012, and no amount with respect to 25% of the PUs awarded in 2012 will be payable at the end of the three-year cliff vesting period. Accordingly, the amounts shown reflect the threshold amounts payable in respect of the PUs.

2012 Option Exercises and Shares Vested

The following table shows the number and value of share options exercised and shares vested during 2012 for our NEOs.

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (a)
Ralls	—	—	69,396	2,452,201
Burke	—	—	—	—
Keller	—	—	21,069	744,813
Bartol	—	—	10,768	387,427
Buvens	—	—	16,644	588,883
Wells (b)	—	—	46,831	1,680,029

(a)	The amounts set forth in this column equal the number of restricted shares that vested during 2012 multiplied by the closing price of our shares on the date of vesting.
(b)	Mr. Wells is our former CFO. His information is as of September 7, 2012.

Equity Compensation Plans Not Approved by Security Holders

There are no equity compensation plans that have not been approved by our shareholders.

Pension Benefits

Pension Plan

Rowan maintains the Rowan Pension Plan, a qualified defined benefit plan under the Code for its U.S employees, including the Company’s NEOs. The Rowan Pension Plan is a non-contributory plan that is funded through a trust. The Rowan Pension Plan consists of three parts, each one corresponding to a different pension formula and having numerous other differences in terms and conditions. Employees are eligible for current participation in only one part, generally based on time of hire, although an employee may also have a grandfathered frozen benefit under one or more parts. Employees become vested in the traditional and cash balance formula benefits after three years of service. Messrs. Bartol, Keller, Buvens and Wells (having all been hired prior to January 1, 2008) are eligible for, and vested in, benefits under the traditional formula and the cash balance formula, and Messrs. Ralls and Burke (having both been hired after January 1, 2008) are eligible for, and vested in, the cash balance formula.

Traditional formula. The traditional formula was frozen on June 30, 2009 and provides a final average earnings type of pension benefit that is payable at normal or early retirement from the Company. Normal retirement occurs upon termination on or after age 60; early retirement can occur as early as age 40 as long as the employee has three years of service. Early retirement benefits are reduced by five percent per year for each year between ages 50 and 60 and reduced actuarially for each year between ages 40 and 50. Mr. Keller was eligible for normal retirement and Messrs. Bartol and Buvens were eligible for early retirement at the end of 2012. Mr. Wells was eligible for early retirement upon his retirement on September 7, 2012. The traditional formula allows the employee to elect the form of benefit payment from several annuity types that are actuarially equivalent.

Retirement benefits are calculated as the product of 1.75 percent times years of credited service through June 30, 2009 multiplied by the final annual eligible average compensation. Final annual eligible average compensation is calculated using the five highest consecutive years in the last ten calendar years prior to June 30, 2009. Eligible pension compensation for the traditional formula generally included an employee’s salary.

Cash balance formula. The cash balance formula applies to eligible employees hired on or after January 1, 2008 and employees whose benefits under the traditional formula were frozen on June 30, 2009. Normal retirement occurs upon termination on or after age 60. Benefits are not reduced if an employee terminates employment prior to age 60. The cash balance formula allows the employee to elect the form of benefit payment from a few annuity options or a single sum payment option that are all actuarially equivalent.

Benefits under the cash balance formula are based on annual pay credits and quarterly interest credits (based on the 10-year Treasury rate) to a cash balance account created on the participant’s hire date. Annual pay credits of 5% of an employee’s W-2 wages, excluding equity compensation, are provided to all eligible employees. Eligible employees, including the NEOs, who had their traditional formula frozen on June 30, 2009, receive annual transition pay credits ranging from 3% to 12% based on combined years of age and service as of June 30, 2009. The following table contains the total annual pay credit for which each NEO is eligible:

NEO	Total annual pay credit
Ralls	5%
Burke	5%
Keller	14%
Bartol	8%
Buvens	17%
Wells	11%

Eligible pension compensation under the traditional and cash balance formula benefits is limited in accordance with the Internal Revenue Code. In 2012, that limit was $250,000. The Internal Revenue Code also limits the annual benefit (expressed as an annuity) available under the traditional and cash balance formula benefits. In 2012, that limit was $200,000 (reduced actuarially for ages below 62).

SERP

The Company also maintains a nonqualified pension plan, the Restoration Plan of Rowan Companies, Inc. (“Rowan SERP”) that is designed to replace benefits that would otherwise not be received due to limitations contained in the Internal Revenue Code that apply to qualified plans.

NEOs hired prior to January 1, 2008 have a frozen traditional formula benefit under the Rowan SERP that was determined by calculating the traditional formula benefit under the Rowan Pension Plan without regard to the qualified plan limits and then reducing it by the amount of the traditional formula benefit under the Rowan Pension Plan. These benefits commence six months after termination and are paid in the form that the NEO selected in 2008.

All NEOs have a cash balance formula benefit under the Rowan SERP that is determined by calculating the cash balance formula benefit under the Rowan Pension Plan without regard to the qualified plan limits and then reducing it by the amount of the cash balance formula benefit under the Rowan Pension Plan. In addition, the cash balance benefit under the Rowan SERP includes a 6% pay credit on compensation over the qualified plan limit to make up for limitations under our Savings Plan. These benefits commence six months after termination and are paid in a single sum payment.

Pension Benefits Table

The table below shows the present value of accumulated benefits for each NEO at December 31, 2012. We have provided the present value of accumulated benefits at December 31, 2012 using a discount rate of 4.18% for the Rowan Pension Plan and 3.83% for the SERP.

	Plan	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit($) (a)	Payments During Last Fiscal Year($)
Ralls	Rowan Pension	4	54,539	0
	Rowan SERP	4	543,169	0
Burke	Rowan Pension	2	27,545	0
	Rowan SERP	2	62,450	0
Keller	Rowan Pension	20	1,214,968	0
	Rowan SERP	20	600,600	0
Bartol	Rowan Pension	6	199,947	0
	Rowan SERP	6	131,206	0
Buvens	Rowan Pension	32	1,875,960	0
	Rowan SERP	32	634,279	0
Wells	Rowan Pension	18	895,454	0
	Rowan SERP	18	276,143	0

(a)	Our pension and other postretirement benefit liabilities and costs are based upon actuarial computations that reflect our assumptions about future events, including long-term asset returns, interest rates, annual compensation increases, mortality rates and other factors. A discussion of assumptions is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Management Estimates—Pension and other postretirement benefits” in the Company’s Form 10-K for the year ended December 31, 2012.

Potential Post-Employment Payment Table

The following table reflects benefits payable in the event of voluntary termination, involuntary termination or a change in control as if the termination date were December 31, 2012 under the Rowan Pension Plan and SERP:

	Plan name	Age at 12/31/2012	Frozen Plan benefit monthly annuity – starting age 60 ($)	Frozen Plan benefit monthly annuity – Starting January 1, 2012 ($)	Cash balance lump sum – starting age 60 ($)	Cash balance lump sum – starting January 1, 2013 ($)
Ralls	Rowan Pension	63.49	N/A	N/A	54,539	54,539
	Rowan SERP	63.49	N/A	N/A	543,169	543,169
Burke	Rowan Pension	45.27	N/A	N/A	50,344	24,190
	Rowan SERP	45.27	N/A	N/A	108,623	52,193
Keller	Rowan Pension	60.61	5,459	5,459	124,570	124,570
	Rowan SERP	60.61	1,542	1,542	262,011	262,011
Bartol	Rowan Pension	53.71	712	487	97,106	71,182
	Rowan SERP	53.71	23	16	160,512	117,661
Buvens	Rowan Pension	56.97	9,088	7,687	175,580	151,263
	Rowan SERP	56.97	1,883	1,593	267,090	230,100

PROPOSALS NO. 4, 5 & 6

RATIFICATION OF THE APPOINTMENT OF THE U.S. INDEPENDENT AUDITORS

APPROVAL OF THE RE-APPOINTMENT OF THE U.K. STATUTORY AUDITORS

AUTHORIZATION FOR THE AUDIT COMMITTEE TO DETERMINE THE U.K. STATUTORY AUDITORS’ REMUNERATION

The firm of Deloitte & Touche LLP has been appointed as U.S. independent registered public accounting firm and principal auditors for the Company for the year ending December 31, 2013. We are asking you to ratify that appointment.

The Audit Committee approved the appointment of Deloitte & Touche LLP to conduct the audit of the Company’s consolidated financial statements for 2013.

Deloitte LLP, the U.K. affiliate of Deloitte & Touche LLP, has served as the U.K. statutory auditors under the U.K. Companies Act 2006 for Rowan Companies plc since its registration as a public limited company on May 1, 2012. We are asking you to approve their re-appointment. We do not expect representatives of Deloitte & Touche LLP or Deloitte LLP to attend the Meeting.

Recommendation of the Board

The Board of Directors and Audit Committee recommend you vote FOR:

•	Proposal 4 to ratify the appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for the year ending December 31, 2013;

•	Proposal 5 to approve the re-appointment of Deloitte LLP as our U.K. statutory auditors under the U.K. Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before the Company); and

•	Proposal 6 to authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration.

AUDIT COMMITTEE REPORT

Membership and Role of the Audit Committee

Our Audit Committee members are all non-executive members of the Board of Directors: William T. Fox III (Chairman), Thomas R. Hix, John J. Quicke and Robert G. Croyle. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.rowancompanies.com under “Investor Relations—Governance—Audit Committee Charter” and is available in print upon request. Each of the members of the Audit Committee meets the independence requirements of the NYSE rules currently in effect and is financially literate as such qualifications are interpreted by the Board of Directors in its business judgment. However, the Audit Committee is not professionally engaged in the practice of accounting, auditing and evaluating auditor independence. The Audit Committee held five meetings during 2012.

Review of the Company’s Audited Financial Statements for the Year ended December 31, 2012

The Audit Committee has reviewed and discussed with the Company’s management the audited consolidated financial statements of the Company for the year ended December 31, 2012. The Audit Committee has also discussed with Deloitte & Touche LLP, the Company’s U.S. independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, regarding communication with audit committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence from management and the Company.

Based on the Audit Committee’s review and discussions with management and the independent auditors, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

The Audit Committee of the Board of Directors

William T. Fox III, Chairman

Thomas R. Hix

John J. Quicke

Robert G. Croyle

February 27, 2013

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The Audit Committee approves Deloitte & Touche LLP’s and its affiliates (“Deloitte”) audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Before the commencement of each fiscal year, the Audit Committee appoints the independent auditor to perform audit services that the Company expects to be performed for the fiscal year and appoints the auditor to perform audit-related, tax and other permitted non-audit services. In addition, the Audit Committee approves the terms of the engagement letter to be entered into by the Company with the independent auditor. The Audit Committee has also delegated to its Chairman the authority, from time to time, to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company’s independent auditors and associated fees, provided that the Chairman shall report any decisions to pre-approve such audit-related and non-audit services and fees to the full Audit Committee at its next regular meeting.

The table below sets forth the fees paid to Deloitte over the past two years. All such audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Fees billed by Deloitte in 2011 and 2012 were as follows:

	2012 ($)	2011 ($)
Audit fees (a)	1,643,506	1,959,983
Audit-related fees (b)	141,477	502,455
Tax fees (c)	4,020,268	2,913,646
All other fees	—	—
Total	5,805,251	5,376,084

(a)	Fees for audit services billed in 2011 and 2012 consisted of:

•	Audit of the Company’s annual financial statements;

•	Reviews of the Company’s quarterly financial statements;

•	Statutory audits;

•	Services related to SEC matters; and

•	Attestation of management’s internal controls, as required by Section 404 of the Sarbanes-Oxley Act.

(b)	Fees for audit-related services billed in 2011 consisted of the separate financial audit of the Company’s manufacturing business and assistance with the sale of the Company’s manufacturing and land business. Fees for audit-related services billed in 2012 consisted of research related to the Company’s expected conversion to new international financial reporting standards (IFRS).
(c)	Fees for tax services billed in 2011 and 2012 consisted of tax compliance and tax planning advice. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. The following table shows a breakdown of such fees paid in 2011 and 2012, which are primarily related to significant one-time events:

Transaction or Event	Fees Paid in 2012 ($)	Fees Paid in 2011 ($)
International restructuring, including redomestication	3,208,139	1,590,950
Sale of Le Tourneau Technologies, Inc. (1)	36,113	876,889
Other (2)	776,016	445,807

(1)	The Company sold its manufacturing subsidiary, LeTourneau, to Joy Global, Inc. in June 2011. Prior to that transaction, Deloitte was engaged to assist the Company in tax planning and structuring related to a potential spin-off of LeTourneau from the Company, which did not occur due to the sale.
(2)	Other fees for tax services include advice relating to IRS audits, new country entry research and other miscellaneous domestic and foreign tax matters.

PROPOSAL NO. 7

APPROVAL OF THE 2013 ROWAN COMPANIES PLC INCENTIVE PLAN

The Compensation Committee recommended to the Board, and the Board approved and adopted the 2013 Rowan Companies plc Incentive Plan (the “Plan”) on March 6, 2013, subject to shareholder approval at the Meeting to satisfy certain requirements of the Code and the NYSE rules. The Plan will go into effect on the date of shareholder approval. The Plan is similar to the Company’s 2009 Incentive Plan. If the Plan is approved by shareholders, there will be no further awards or grants under the 2009 Incentive Plan. In the event that the Plan is not approved by the Company’s shareholders, the 2009 Incentive Plan will continue in full force in accordance with its terms.

The Company is also asking its shareholders to approve the Plan to satisfy the shareholder approval requirements of Section 162(m) of the Code and to approve the material terms of the performance goals for awards that may be granted under the Plan as required under Section 162(m) of the Code. In general, Section 162(m) of the Code, which is discussed in more detail below, denies a tax deduction to public companies for compensation paid to certain “covered employees” within a taxable year to the extent such compensation exceeds $1,000,000. However, compensation that qualifies as “performance-based” under Section 162(m) of the Code does not count against this $1,000,000 limit. In order for awards under the Plan to be treated as “performance-based compensation” under Section 162(m) of the Code, the material terms of the plan under which such awards may be granted must be disclosed to and approved by the shareholders. For purposes of Section 162(m) of the Code, the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goals may be based and (c) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the Plan is discussed below, and shareholder approval of this proposal 7 will constitute approval of the material terms of the Plan and the performance goals for purposes of Section 162(m) of the Code.

A copy of the Plan is attached hereto as Annex A to this proxy statement and is incorporated herein by reference. The following summary of the Plan is subject to and qualified in its entirety by the Plan.

Description of the Plan

General. The Plan is governed by U.S. law, but has been drafted to comply with both U.S. and U.K. law. Accordingly, awards may be granted under the Plan to employees of the Company and its affiliates. Non-employee directors and consultants are not eligible to receive awards under the main rules of the Plan, and are only eligible to receive awards granted under an annex to the Plan. In addition, all awards granted under the Plan may be settled only in shares, while awards that may be settled in cash, or in a combination of cash and shares, may be granted under an annex to the Plan. For ease of reference, for purposes of the following description of the Plan, the participants to whom have been granted awards under any annex to the Plan and the awards granted under any annex to the Plan are referred to as participants in, and awards granted under, the Plan.

Effective Date. The effectiveness of the Plan, which will supersede and replace the 2009 Incentive Plan, is subject to approval by the Company’s shareholders. In the event that the Plan is not approved by the Company’s shareholders, the 2009 Incentive Plan will continue in full force and effect in accordance with its terms.

Administration. The Plan will be administered by the Compensation Committee or, in the case of non-employee directors, our board of directors (in this section of the proxy statement, such committee or board, the “Committee”). The Committee selects the participants and determines the type of awards to grant to participants under the Plan, as well as the number of shares subject to these awards and any vesting restrictions or conditions on such awards. Participants may include employees, consultants and directors of the Company or any of its subsidiaries. The Committee has the power to amend or modify the terms of an award in any manner that is either not adverse to the award recipient or consented to by the award recipient. The Committee will have full and final authority to interpret the Plan and may, from time to time, adopt rules and regulations in order to carry out the terms of the Plan. The Committee generally does not have authority to reprice options or share appreciation rights granted under the Plan without shareholder approval.

The Committee may delegate certain of its duties under the Plan, and it may also engage or authorize the engagement of third-party administrators to carry out administrative functions under the Plan.

Shares Subject to the Plan. The Plan authorizes a total of 7,500,000 Class A Ordinary Shares for grant, provided that no more than 1,000,000 shares may be issued pursuant to grants of incentive options. The Plan provides that any shares that are subject to awards of options or SARs will be counted against the share reserve limit as one share for every one share granted. Additionally, the Plan provides that any shares that are subject to an award denominated in or determined by reference to shares other than an option or share appreciation right (each such award, a “Full Value Award”) will be counted against the share reserve limit as 1.94 shares for every one share granted.

If awards under the Plan are forfeited, terminated or expire unexercised or are settled in cash (in whole or in part), the shares subject to such awards shall again become available for awards under the Plan. Such shares shall be added back as (i) one share if the share was subject to an option or share appreciation right and (ii) 1.94 shares if such share was subject to a Full Value Award. The following types of shares may not be regranted under the Plan: (a) shares withheld by the Company in payment of the exercise price of an option, (b) shares tendered by the participant to satisfy any tax withholding obligation with respect to an award or shares withheld by the Company to satisfy any tax withholding obligation with respect to an award other than a Full Value Award, (c) shares subject to a share appreciation right that are not issued in connection upon the net settlement or net exercise of such share appreciation right, and (d) shares purchased on the open market with the cash proceeds from the exercise or options.

Any restricted shares repurchased by the Company and/or an employee benefit trust under the Plan at the same price paid by the participant so that such shares are returned to the Company and/or an employee benefit trust shall again be available for awards under the Plan.

Dilution; Run Rate. Each year, the Company reviews its historical shareholder dilution (overhang) and run rate compared to its peer and reference group (as referenced in Compensation Discussion and Analysis) shown in the table below:

Shareholder Dilution (Overhang) (a)
Rowan Companies	3.07%
Peer and Reference Companies Median	6.01%

The following table shows the Company’s three-year run rate compared to the peer and reference companies:

3-Year Average Run Rate (b)
Rowan Companies	0.76%
Peer and Reference Companies Median	0.81%

(a)	Overhang is calculated by dividing the number of outstanding equity awards and shares available for grant by the number of shares outstanding at the end of the year.
(b)	Run Rate is calculated by dividing the number of equity awards granted by the number of shares outstanding.

The Company is requesting approval of a new incentive plan because the remaining unissued shares in our current incentive plan (834,626 shares) are expected to be insufficient to cover anticipated 2014 grants of 1,000,000 plus shares.

Approval of the plan is necessary for the Company to continue to:

•	recruit and retain talented executives;

•	make a significant portion of each executive’s pay variable and at-risk; and

•	align the interests of the management team with shareholders.

In determining the number of shares to request, the Company considered the average number of shares granted over the past three years (approximately 925,000 shares) and the number of shares expected to be used by the Company over the next several years.

Eligibility. There are currently approximately 186 employees and no consultants eligible for the grant of awards under the Plan. Awards may also be granted to the Company’s non-employee directors, which currently include nine individuals.

Types of Awards. Awards under the Plan may be in the form of options, SARs, restricted shares, RSUs, bonus shares, performance awards, which include PUs, dividend equivalents and cash-based awards, each as described below.

Options. Options are rights to purchase a specified number of shares at a specified price. The number of shares and all other terms and conditions of an option are determined by the Committee. An option granted under the Plan may consist of either an incentive option that complies with the requirements of Section 422 of the Code or a non-qualified option that does not comply with such requirements. Incentive options may only be granted to employees. The term of an option may not be longer than ten years (or five years in the case of incentive options granted to participants who hold more than 10% of the shares of the Company) and options must have an exercise price per share that is not less than the fair market value of a share on the date of grant (or 110% of the fair market value of a share on the date of grant with respect to incentive options granted to participants who hold more than 10% of the shares of the Company). The aggregate fair market value of the shares with respect to which incentive options are exercisable for the first time by an employee in any calendar year may not exceed $100,000 or such other limitation imposed by Section 422(d) of the Code.

The exercise price of an option must be paid in full at the time the option is exercised. No participant will be permitted to pay the exercise price of an option, or continue any extension of credit with respect to the exercise price of an option with a loan from us or arranged by us in any method which would violate Section 13(k) of the Exchange Act.

SARs. A SAR is a right to receive a payment, in cash or shares, equal to the excess of the fair market value of a specified number of our shares on the date the rights are exercised over a specified grant price. The Committee will determine the terms, conditions and limitations applicable to any SARs, including the term of any SARs, which may not be longer than ten years, and the date or dates upon which they become exercisable.

Restricted Shares. Restricted shares consist of restricted grants of our shares that may be subject to a per share purchase price determined by the Committee, that are non-transferable and may be subject to a substantial risk of forfeiture until specific conditions are met. Any terms, conditions and limitations applicable to a restricted share award will be determined by the Committee. While a restricted share award is subject to restrictions, the grantee may be entitled to dividends paid with respect to the restricted shares, unless the Committee determines otherwise or any performance-based vesting conditions applicable to such restricted shares are not satisfied (as described below).

Restricted Share Units. An RSU is a unit evidencing the right to receive in specified circumstances one share or its equivalent value in cash that is restricted or subject to forfeiture provisions. The Committee will determine any terms, conditions and limitations applicable to an RSU award. Shares underlying the RSU award or the equivalent cash value will be delivered to the participant upon settlement of a vested RSU.

Bonus Shares. Bonus shares are grants of shares that are not subject to restrictions and are granted in consideration of the performance of services by the participant.

Dividend Equivalents. Dividend equivalents entitle participants to receive the equivalent value (in cash or additional shares) of dividends in respect of other awards held by participants. Dividend equivalents with respect to an award that vests based on the attainment of performance-based objectives that are based on dividends paid prior to the vesting of such award shall only be paid to a participant to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests. Additionally, the Plan provides that dividend equivalents are not payable with respect to options or SARs.

Cash Awards. Cash awards consist of grants denominated (in whole or in part) in cash. The terms, conditions and limitations applicable to any cash awards will be determined by the Committee.

Performance Awards. Performance awards entitle participants to receive cash payments or shares upon the attainment of specified performance goals. The Committee will determine the terms, conditions and limitations applicable to a performance award. The Committee will set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of performance awards that will be paid out to the participant and/or the portion that may be exercised.

Performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code may be granted to “covered employees” (within the meaning of Section 162(m) of the Code). Such awards will be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established objective performance goals established by the Committee prior to the earlier of (1) 90 days after the commencement of the applicable performance period or designated fiscal period or period of employment applicable to such performance award or (2) the lapse of 25% of the period of service. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Committee for the period are satisfied. A performance goal may be based upon one or more business criteria that apply to the participant, one or more of our business units, or the Company as a whole, and may include any of the following: earnings per share; price per share; revenues; cash flow; return on net assets; return on assets; return on capital employed; return on investment; return on equity; economic value added; gross margin; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating income; total shareholder return; debt reduction; budget compliance safety and environmental performance; utilization of, and day rates achieved for, drilling rigs; downtime for drilling rigs under contract; procurement efficiency; capital expenditures including adherence to budget and schedule; market share; return on invested capital; and customer satisfaction.

With regard to a particular performance period, the Committee shall have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. Generally, a participant will have to be employed on the date the performance-based award is paid to be eligible for a performance-based award for any period. Prior to the payment of any qualified performance awards, the Committee must certify in writing that the applicable performance goals were satisfied. Section 162(m) generally disallows deductions for compensation in excess of $1 million for certain executive officers unless it meets the requirements for being performance-based.

Award Limits. The Plan provides that grants or awards made to an individual employee in any calendar year cannot cover an aggregate of more than 1,500,000 shares. In addition, the maximum cash awards granted to any one person in respect of any calendar year may not exceed $5,000,000. The maximum aggregate grant date fair value of one or more awards granted to a non-employee director during any calendar year may not exceed $600,000.

Assignability and Transfer. Unless otherwise determined by the Committee, no award or any other benefit under this Plan shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, or the rules thereunder. Incentive options may not be assigned or transferred pursuant to a qualified domestic relations order. The Committee may prescribe other restrictions on transfer.

Amendment and Termination. Our board of directors may amend, modify, suspend or terminate the Plan at any time, except that (1) no amendment that would impair the rights of a participant with respect to any outstanding award may be made without the written consent of the participant and (2) no amendment shall be made without shareholder approval to the extent such shareholder approval is required pursuant to applicable legal requirements or the requirements of any securities market or exchange on which the shares are then-listed. In addition, absent shareholder approval, except to the extent permitted by the Plan in connection with certain changes in capital structure, (i) no option or SAR may be amended to reduce the per share price of the shares subject to such award, (ii), the number of shares authorized for issuance under the Plan may not be increased, and (iii) no option or SAR may be cancelled in exchange for cash or replaced with another award when the per share price of such option or SAR exceeds the fair market value of a share.

In no event may any award be granted pursuant to the Plan on or after the tenth anniversary of the date on which the plan is approved by the Company’s shareholders.

Change in Control or Equity Restructuring. In the event of a “change of control” of the Company (as defined in the Plan) or certain changes in capitalization, which may include a share split, share dividend, recapitalization, merger, consolidation, combination of shares or other similar event, the Committee has discretion to make adjustments with respect to (a) the aggregate number and kind of shares that may be issued under the plan and/or (b) the terms and conditions of any outstanding awards. In addition, the Committee may accelerate the vesting of all or part of any outstanding awards or cancel such awards in exchange for cash payments.

However, the Plan provides that, in connection with the occurrence of an Equity Restructuring (as defined in the Plan) and notwithstanding any other provision to the contrary, (i) the number and type of securities subject to each outstanding award and the exercise price or grant price of such award, if applicable, will be equitably adjusted; and/or (ii) the Committee will make such equitable adjustments as it deems appropriate, in its sole discretion, to reflect the Equity Restructuring. Any adjustments made in connection with an Equity Restructuring are nondiscretionary and will be final and binding on the affected participant and the Company.

U.S. Federal Income Tax Consequences

The following summary is based upon current interpretations of existing U.S. federal income tax laws. The discussion below is not purported to be complete, and it does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any local, state or foreign country in which the participant’s income or gain may be taxable.

Nonqualified Options; Share Appreciation Rights. Participants will not realize taxable income upon the grant of a non-qualified option (“NQO”) or SAR. Upon the exercise of an NQO or SAR, the participant will recognize ordinary income (subject, in the case of employees, to withholding by the Company) in an amount equal to the excess of (1) the fair market value of the shares on the date of exercise over (2) the exercise or grant price. The participant will generally have a tax basis in any shares received pursuant to the exercise of a SAR, or pursuant to the cash exercise of a NQO, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “— Certain Tax Code Limitations on Deductibility” below, the subsidiary of the Company for which the participant performs services will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

Incentive Options. Employees will not have taxable income upon the grant of an incentive option. Upon the exercise of an incentive option, the employee will not have taxable income, although the excess of the fair market value of the shares received upon exercise of the incentive option (“ISO Shares”) over the exercise price is an item of tax preference that may require payment of an alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive option would be allowed as a credit against the employee’s regular tax liability in a later year to the extent the employee’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Shares that have been held for the requisite holding period (e.g., at least two years from the date of grant and one year from the date of exercise of the incentive option), the employee will generally recognize capital gain or loss equal to the difference between the amount received for the ISO Shares and the exercise price paid by the employee for the ISO Shares. However, if an employee disposes of ISO Shares that have not been held for the requisite holding period, the employee will recognize ordinary income in the year of the disposition equal to the fair market value of the ISO Shares at the time of exercise (or the amount realized upon disposition, in certain cases) over the exercise price paid by the employee for such ISO Shares.

If the holding period requirements described above are not met, then the tax consequences described for NQOs will apply.

Other Awards. A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or performance award denominated in cash or, if earlier, at the time such cash is otherwise made available for the participant. A participant will not have taxable income upon the grant of an RSU award but rather will generally recognize ordinary compensation income at the time the participant receives shares or cash in satisfaction of such RSU in an amount equal to the fair market value of the shares or cash received. In general, a participant will recognize ordinary compensation income as a result of the receipt of shares pursuant to a bonus share or restricted share award or performance award in an amount equal to the fair market value of the shares when such shares are received; provided, however, that if the shares are not transferable and is subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares when they first becomes transferable or are no longer subject to a substantial risk of forfeiture, unless the participant makes an election to be taxed on the fair market value of the shares when such shares are received.

Subject to the discussion under “— Certain Tax Code Limitations on Deductibility” below, the subsidiary of the Company for which the participant performs services will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

Certain Tax Code Limitations on Deductibility. In order for us (or our subsidiary for which the participant performs services) to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. Our (or our subsidiary’s) ability to obtain a deduction for future payments under the Plan could also be limited by Section 280G of the Code, which provides that certain excess parachute payments made in connection with a change of control of an employer are not deductible, and by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. However, certain exceptions apply to this limitation in the case of qualified performance-based compensation. It is intended that the approval of the Plan by our shareholders will satisfy the shareholder approval requirement for the performance-based exception and we will be able to comply with the requirements of the Code and Treasury Regulation Section 1.162-27 with respect to the grant and payment of certain performance-based awards (including options and SARs) under the Plan so as to be eligible for the performance-based exception. However, it may not be possible in all cases to satisfy all of the requirements for the exception and we may, in our sole discretion, determine that in one or more cases it is in our best interests to not satisfy the requirements for the performance-based exception.

Section 409A. Section 409A of the Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding (i) timing of payouts, (ii) advance election of deferrals and (iii) restrictions on acceleration of payouts results in immediate taxation of any amounts deferred that are earned or vested, to the extent not subject to a substantial risk of forfeiture, with interest, and an additional 20% tax. Section 409A of the Code may be applicable to certain awards under the Plan. To the extent applicable, we intend that the Plan and all awards made thereunder will either comply with or be exempt from the requirements of Section 409A of the Code.

New Plan Benefits

The Plan permits grants of awards to our non-employee directors, as well as to employees (including executive officers) and consultants of the Company and its affiliates. As of the date of this proxy statement, no awards have been granted under the Plan and all awards under the Plan are within the discretion of the Committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants under the Plan.

Awards Under Prior Plans

The following table provides information with respect to awards outstanding under the 2009 Incentive Plan, the 2005 Rowan Companies, Inc. Long Term Incentive Plan and the 1998 Non-employee Directors Stock Option Plan to our NEOs, directors and employees as of March 1, 2013. As stated above, it is not possible to determine the amounts of awards that will be granted in the future to participants under the Plan.

Name and Position	Number of Shares Underlying Option Grants	Number of Shares Underlying Share Appreciation Right Grants	Number of Shares Underlying Restricted Share Unit Grants	Number of Restricted Share Grants
Matt Ralls—CEO and Director	100,000	424,818	—	127,320
Thomas Burke—President & COO	—	58,152	—	29,736
Mark Keller—EVP, Business Development	86,022	132,930	—	35,223
Kevin Bartol—EVP, CFO and Treasurer	—	68,490	—	23,548
John Buvens—EVP, Legal	75,972	103,092	—	26,626
All Current Executive Officers, including NEOs, as a Group (7 persons)	264,507	845,214	—	273,999

Robert G. Croyle	—	—	23,928	—
William T. Fox, III	6,000	—	30,970	—
Sir Graham Hearne	10,000	—	27,803	—
Thomas R. Hix	—	—	17,801	—
Henry E. Lentz	—	—	30,970	—
Lord Colin Moynihan	6,000	—	30,970	—
Suzanne P. Nimocks	—	—	10,070	—
P. Dexter Peacock	5,000	—	27,803	—
John J. Quicke	—	—	17,801	—
All Directors Who Are Not Executive Officers as a Group (9 persons)	27,000	—	218,116	—

All Employees Who Are Not Executive Officers as a Group	50,095	187,743	30,329	728,773

Shareholder approval is required to approve the Plan and to satisfy the shareholder approval requirements of Section 162(m) of the Code. Shareholder approval is also required to approve the material terms of the Plan and the performance goals described above for awards that may be granted under the Plan under Section 162(m) of the Code. No grants will be made under the Plan unless and until such shareholder approval is obtained.

Equity Compensation Plan Information

The following table provides information about our shares that may be issued under equity compensation plans as of December 31, 2012.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	780,650	$21.92	834,626
Equity compensation plans not approved by security holders	—	—	—
Total	780,650	$21.92	834,626

(1)	The number of securities to be issued includes (i) 531,046 options and 249,604 shares issuable under outstanding SARs (see note (2) below).
(2)	The weighted-average exercise price in column (b) is based on (i) 531,046 shares under outstanding options with a weighted-average exercise price of $23.37 per share, and (ii) 249,604 shares of stock that would be issuable in connection with 1,416,969 SARs outstanding at December 31, 2012. The number of shares issuable under SARs is equal in value to the excess of the Company’s share price on the date of exercise over the exercise price. The number of shares issuable under SARs included in column (a) was based on a December 31, 2012 closing stock price of $31.27 and a weighted-average exercise price of $29.01 per share.

Recommendation of the Board

The Board recommends that shareholders vote FOR the ordinary resolution in proposal 7 to approve the 2013 Rowan Companies plc Incentive Plan.

PROPOSAL NO. 8

APPROVAL BY ADVISORY VOTE OF THE

U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT

FOR THE YEAR ENDED DECEMBER 31, 2012

In accordance with the U.K. Companies Act 2006, shareholders are voting to approve Rowan Companies plc’s U.K. Directors’ Remuneration Report, which is in two parts. Part I also constitutes the “Compensation Discussion and Analysis” as required by regulations promulgated by the SEC. Part II is set forth as Annex B to this proxy statement. In accordance with English law, the U.K. Directors’ Remuneration Report has been approved by and signed on behalf of the Board and will be delivered to the Registrar of Companies in the U.K. following the Meeting.

Under English law the shareholder vote on the U.K. Directors’ Remuneration Report is advisory and non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our director compensation program.

Recommendation of the Board

The Board recommends you vote FOR the ordinary resolution in proposal 8 to approve the Rowan Companies plc’s U.K. Directors’ Remuneration Report for the year ended December 31, 2012.

PROPOSAL NO. 9

ADVISORY VOTE ON EXECUTIVE COMPENSATION AS REPORTED IN THIS PROXY STATEMENT

We are asking shareholders to approve an advisory vote on the Company’s NEO compensation as reported in this proxy statement. As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured the executive compensation program to achieve the following key objectives:

Attract and retain knowledgeable, experienced and high performing talent

•      Provide a competitive total pay package taking into account base salary, incentives and benefits in order to attract, retain and motivate our employees.

•      Regularly evaluate our pay programs against the competitive market of our offshore drilling peer group, comparing both fixed and variable, at-risk compensation that is tied to short and long-term performance. We use the results of this analysis as context in making pay adjustments.

•      Compete effectively for the highest quality people who will determine our long-term success.

Pay for performance and reward the creation of long-term shareholder value

•      Provide a significant portion of each NEO’s total direct compensation in the form of variable compensation.

•      Align our executive compensation with short-term and long-term performance of the Company.

•      Administer plans to include three-year performance cycles on long-term incentive plan awards, three-year vesting schedules on equity incentives, and competitive total benefit programs.

•      Tie payment on our PUs to TSR against our offshore drilling peer group.

•      Reward employees for implementing strategic objectives that further long-term shareholder value.

Drive and reward performance that supports the Company’s core values

•      Annual incentive program includes specific targets related to health, safety and the environment.

•      Uphold the highest level of integrity by decreasing executive perquisites and maintaining a clawback policy for incentive awards.

•      Create a culture of continuous improvement by using incentives to increase earnings and improve cost effectiveness.

•      Emphasize financial and operational performance measures that contribute to value creation over the longer term.

•      Provide discretion in application of incentive awards to ensure solid individual performance is rewarded and to reduce awards if objectives are not met.

Address the complexities in managing a highly complex and cyclical global business that is subject to world demand for oil and gas

•      Annual incentive program includes five distinct metrics that drive company performance and reward managers for achievements.

•      Long term incentive plan utilizes a combination of share growth and full-value awards, balancing retention and appreciation through the business cycles.

•      The performance unit component of the long-term incentive plan measures relative total shareholder return to ensure close alignment with our shareholders.

Provide a significant percentage of total compensation that is variable and at risk	• Annual and long-term incentive compensation comprises, on average, more than 80% of total direct compensation for NEOs.

Motivate management to take prudent but not excessive risks

•      Pay programs emphasize long-term incentive compensation with year-over-year vesting schedules and three year cliff vesting on PUs.

•      Share ownership guidelines motivate alignment between long-term shareholder value and management decisions.

•      Utilize multiple performance measures for short-term and long-term incentives, as well as peer comparisons.

Align executive and shareholder interests	• Share ownership guidelines for executive officers and directors. • Tie significant value of our annual equity grants to share price performance.

We urge shareholders to read the “Compensation Discussion and Analysis,” which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs.

The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of NEOs reported in this proxy statement has contributed to the Company’s recent and long-term success.

The Board has determined to hold an advisory “say on pay” vote every year. In accordance with this determination and Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking shareholders to approve the following advisory vote at the Meeting:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the 2012 compensation of the NEOs disclosed in the “Compensation Discussion and Analysis,” the “Summary Compensation Table” and the related compensation tables, notes and narrative in the proxy statement for the Company’s 2013 annual general meeting of shareholders.

This advisory vote, commonly referred to as a “say-on-pay” vote, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our NEO compensation program as discussed further under “Executive Compensation” above. Unless the Board modifies its determination of the frequency of future “say on pay” advisory votes, the next “say on pay” advisory vote will be held at our 2014 annual meeting of shareholders.

Recommendation of the Board

The Board of Directors recommends you vote FOR the approval of the advisory vote in proposal 9 on NEO compensation as reported in this proxy statement.

ADDITIONAL INFORMATION

U.K. Statutory Accounts and Reports of the Directors and Auditors of Rowan Companies plc for the year ended December 31, 2012

Our directors are required by the U.K. Companies Act 2006 to lay before the Company our U.K. statutory accounts, the U.K. statutory Directors’ Report, the Directors’ Remuneration Report and the statutory Auditors’ Report relating to those accounts at each annual general meeting. Accordingly, our Board lays before the Meeting the Rowan Companies plc U.K. statutory Accounts and the U.K. statutory Directors’ Report, each of which has been approved by and signed on behalf of our Board, and the statutory Auditors’ Report for the year ended December 31, 2012, all of which will be delivered to the Registrar of Companies in the U.K. following the Meeting. Copies of our (i) U.K. statutory Accounts, (ii) U.K. statutory Directors’ Report, and (iii) statutory Auditors’ Report for the year ended December 31, 2012 have been included in the Annual Report on Form 10-K and the U.K. Annual Report and Financial Statements accompanying this proxy statement. Shareholders will be provided an opportunity to raise questions in relation to the accounts and reports at the Meeting. The full accounts and reports of Rowan Companies plc will be available for inspection prior to and during the Meeting.

General and Other Matters

Article 45.2 of our Articles of Association limits the business transacted at the Meeting to the purposes stated in the notice. As such, proposals 1 - 9 are the only matters that will be brought before the Meeting. However, as noted above, during the Meeting our Board will lay before the Company our U.K. statutory Accounts, the U.K. statutory Directors’ Report, and the statutory Auditors’ Report for the year ended December 31, 2012 and provide an opportunity for shareholders to raise questions in relation to the accounts and reports.

Shareholders’ Rights to Call a General Meeting

Our shareholders have the right to call a meeting of our shareholders. Specifically, the U.K. Companies Act 2006 generally requires the directors to call a general meeting once the Company has received requests to do so from holders of at least 5% of our shares. The U.K. Companies Act 2006 generally prohibits shareholders of a U.K. public limited company to pass written resolutions. However, significant shareholders would, in any case, still have the power to call a general meeting and propose resolutions. These provisions are mandatory under the U.K. Companies Act 2006 and cannot be waived by our shareholders.

Authority to allot shares

Our Board may issue shares if it is authorized to do so by shareholders. Under the U.K. Companies Act, shareholders also have a statutory right of pre-emption in relation to share issuances which right can be waived by shareholders. In connection with the implementation of our redomestication, the Company procured the right to so allot shares and pre-emption rights for shareholders were waived for a five-year period (the maximum period allowed under the U.K. Companies Act 2006). These rights are similar to (but in fact more restrictive than) the rights we had as Delaware company. For instance, since this allotment authority and the waiver of statutory pre-emption rights expire after five years, we will need to seek renewal by way of shareholder approval prior to each expiration period.

Section 16(a) Beneficial Ownership Reporting Compliance

All of Rowan’s directors, executive officers and any greater than ten percent shareholders are required by Section 16(a) of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of shares and to furnish the Company with copies of such reports. Based on a review of those reports and written representations that no other reports were required, we believe that all applicable Section 16(a) filing requirements, other than a late Form 3 for Dr. Burke which was inadvertently not filed when he rejoined the Company as Chief Operating Officer, were complied with during the year ended December 31, 2012.

Annual Report

The Company will furnish without charge to any person whose proxy is being solicited, upon written request of such person, a copy of the Company’s annual report for the year ended December 31, 2012, as filed with the SEC, including the financial statements and any financial statement schedules thereto. The Company will furnish to any such person any exhibit described in the list accompanying the annual report upon the payment, in advance, of reasonable fees related to the Company’s furnishing such exhibit(s). All requests for copies of such report and/or exhibit(s) should be directed to Ms. Melanie M. Trent, Company Secretary, at the office address shown below.

Questions?

If you have any questions or need more information about the Meeting please write to us at our offices in Houston, Texas:

Melanie M. Trent

Senior Vice President, Chief Administrative Officer & Company Secretary

Rowan Companies plc

2800 Post Oak Boulevard, Suite 5450

Houston, Texas 77056

Annex A

2013 ROWAN COMPANIES PLC

INCENTIVE PLAN

(Effective                     , 2013)

A-i

A-ii

(continued)

A-iii

(continued)

A-iv

2013 ROWAN COMPANIES PLC

INCENTIVE PLAN

ARTICLE I

INTRODUCTION

1.1 Purpose. This 2013 Rowan Companies plc Incentive Plan, effective             , 2013, and as amended from time to time (the “Plan”), is intended to promote the interests of Rowan Companies plc, a public limited company incorporated under the laws of England and Wales (the “Company”) and its shareholders by promoting performance and encouraging Employees of the Company or its Affiliates to acquire or increase their equity interests in the Company, thereby giving them an added incentive to work toward the continued growth and success of the Company. The Board of Directors of the Company (the “Board”) also contemplates that, through the Plan, the Company and its Affiliates will be better able to compete for the services of the individuals needed for the continued growth and success of the Company. The Plan provides for payment of various forms of incentive compensation, and accordingly, is not intended to be a plan that is subject to the U.S. Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly. Subject to approval of the Plan by the Company’s shareholders, the Plan supersedes and replaces the 2009 Rowan Companies, Inc. Incentive Plan, as amended (the “Prior Plan”), in its entirety and no further awards shall be made under the Prior Plan after the Effective Date hereof. Notwithstanding the foregoing, the Prior Plan shall (i) continue to govern all awards granted under the Prior Plan prior to the Effective Date of the Plan and (ii) remain in effect unless and until the Plan is approved by the Company’s shareholders.

Awards may also be granted under an Annex to the Plan. Non-Employee Directors and Consultants are not eligible to be granted Awards under the main rules of the Plan and shall only be eligible to receive Awards granted under an Annex to the Plan. All Awards made under the Plan may be settled in Shares only. Any Award that may be settled in cash or in a combination of cash or Shares shall be granted only under an Annex to the Plan.

1.2 Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Act” means the United Kingdom Companies Act of 2006, as amended from time to time, and the rules and regulations thereunder.

“Affiliate” means (i) any entity in which the Company, directly or indirectly, owns fifty percent (50%) or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in Code Section 424(e)), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Code Section 424(f)) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Code Sections 414(b) or (c)) with the Company. For the purposes of the definition of Employee, “Affiliate” shall mean any company which is a subsidiary or holding company of the Company, or which is a subsidiary of a holding company of the Company, within the meaning given to those terms in Section 1159 of the Act.

“Awards” means, collectively, Options, Bonus Shares, Share Appreciation Rights, Restricted Share Units, Restricted Shares, Performance Awards and Dividend Equivalents, in each case, that may be awarded or granted under the Plan.

“Board” has the meaning set forth in Section 1.1 of the Plan.

“Bonus Shares” means Shares described in Article IV of the Plan.

“Change in Control” shall be deemed to have occurred upon any of the following events:

(a) any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (i) the Company or any of its subsidiaries, (ii) any employee benefit plan of the Company or any of its subsidiaries, (iii) any Affiliate, (iv) a company owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company or (v) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the voting shares of the Company then outstanding;

(b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election to the Board was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other entity, other than a merger, reorganization, business combination or consolidation which would result in (i) the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than fifty percent (50%) of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company or (ii) at least a majority of the members of the board of directors of the corporation, or the similar managing body of a non-corporate entity, resulting from such merger, organization, business combination or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or the action of the Board, as applicable, providing for such merger, organization, business combination or consolidation;

(d) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than (i) a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than fifty percent (50%) of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets or (ii) at least a majority of the members of the board of directors of the corporation, or the similar managing body of a non-corporate entity, resulting from such sale or disposition were members of the Incumbent Board at the time of the execution of the initial agreement or the action of the Board, as applicable, providing for such sale or disposition; or

(e) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any portion of an Award that provides for the deferral of compensation and is subject to Code Section 409A, the transaction or event described in subsection (a), (b), (c), (d) or (e) with respect to such Award (or portion thereof) must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committee” means the compensation committee of the Board, or any other committee of the Board designated by the Board or the compensation committee, in accordance with Section 1.4 hereof, for specific purposes as provided in the applicable Board or compensation committee resolutions approving such designation.

“Company” means Rowan Companies plc, a public limited company incorporated under the laws of England and Wales.

“Covered Employee” means any Employee who is, or could be, a “covered employee” within the meaning of Code Section 162(m).

“Director” means an individual who is a member of the Board.

“Dividend Equivalent” means a right to receive the equivalent value (in Shares) of dividends paid on Shares awarded under Article IX of the Plan.

“EBITDA” has the meaning set forth in Section 8.2(b) of the Plan.

“Effective Date” means             , 2013.

“Eligible Individual” means any person who is an Employee, as determined by the Committee.

“Employee” means any individual who is on the payroll records of the Company or an Affiliate and actively providing services to the Company or an Affiliate as an employee.

“Equity Restructuring” means a nonreciprocal transaction between the Company and its shareholders, such as (A) a share dividend, share split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the price of Shares (or other securities) and causes a change in the per-Share value of the Shares underlying outstanding Awards, (B) a subdivision, consolidation or reclassification of Shares, (C) a distribution (whether by way of bonus, capitalization or similar issue or otherwise) by the Company to existing holders of the Shares of (i) additional Shares or (ii) other share capital or securities or (iii) securities, rights or warrants granting the right to a distribution of Shares or to purchase, subscribe or receive Shares or any other shares or securities or assets (other than the payment of a cash dividend); (D) the consolidation, amalgamation or merger of the Company with or into another entity (other than a consolidation, amalgamation or merger following which the Company is the surviving entity and which does not result in any reclassification of, or change in the Shares); or (E) any event in respect of the Shares analogous to any of the foregoing events or otherwise having a diluting or concentrating effect on the market value of the Shares.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” or “FMV Per Share” means, in the case of a Share on a particular day, the volume weighted average price of the Share for that day, as reported by the New York Stock Exchange Market Focus Report as of 4:00 p.m. Eastern Time on that day (or at the close of trading on the New York Stock Exchange, if earlier) or, if the New York Stock Exchange Market Focus Report does not report a volume weighted average price of the Share for that day, for the last preceding day on which such the volume weighted average price of the Share is so reported. If the New York Stock Exchange Market Focus Report or any successor thereto ceases to report volume weighted average prices or if on any given day the Fair Market Value is not ascertainable under the method described above for any other reason, the Committee shall adopt another appropriate method of determining Fair Market Value.

“Full Value Award” means any Award denominated in or determined by reference to Shares, other than an Option or a Share Appreciation Right.

“Greater Than 10% Shareholder” means an individual then owning (within the meaning of Code Section 424(d)) more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any subsidiary corporation (as defined in Code Section 424(f)) or parent corporation (as defined in Code Section 424(e)) thereof.

“Incentive Option” means any Option that satisfies the requirements of Code Section 422 and is granted pursuant to Article III of the Plan.

“Incumbent Board” has the meaning set forth in paragraph (b) of the definition of “Change in Control” under this Section 1.2.

“Non-Qualified Option” means an Option not intended to satisfy the requirements of Code Section 422 that is granted pursuant to Article II of the Plan.

“Option” means an option to acquire Shares granted pursuant to the provisions of the Plan that is either an Incentive Option or a Non-Qualified Option.

“Option Expiration Date” means, with respect to an Option, the date determined by the Committee, which shall not be more than ten (10) years after the date of grant of such Option; provided, however, that with respect to any Incentive Option granted to a Greater Than 10% Shareholder, the Option Expiration Date shall not be more than five (5) years after the date of grant of such Incentive Option.

“Optionee” means a Participant who has received an Option.

“Participant” means any Eligible Individual granted an Award under the Plan.

“Performance Award” means an Award granted pursuant to Article VIII of the Plan, that, if earned, shall be payable in Shares.

“Person” has the meaning set forth in paragraph (a) of the definition of “Change in Control” under this Section 1.2.

“Plan” has the meaning set forth in Section 1.1 of the Plan.

“Prior Plan” means the 2009 Rowan Companies, Inc. Incentive Plan, as amended.

“Restricted Period” means, with respect to an Award, the period established by the Committee during which such Award either remains subject to forfeiture or is not exercisable by the Participant.

“Restricted Shares” means one or more Shares, prior to the lapse of restrictions thereon, granted under Article VI of the Plan.

“Restricted Share Unit” means an Award, granted pursuant to Article VII of the Plan, of the right to receive Shares.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Service” means a Participant’s service as an Employee.

“Share” means a Class A ordinary share of the Company, nominal value $0.125 per share.

“Share Appreciation Rights” means an Award granted pursuant to Article V of the Plan.

“Spread” has the meaning set forth in Section 5.1 of the Plan.

1.3 Shares Subject to the Plan.

(a) Share Limitations. Subject to adjustment as provided herein, a total of seven million five hundred thousand (7,500,000) Shares shall be authorized for grant under the Plan; provided, that, subject to adjustment as provided herein, no more than a total of one million (1,000,000) Shares shall be authorized for grant as Incentive Options. Any Shares that are subject to Awards of Options or Share Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to a Full Value Awards shall be counted against this limit as 1.94 Shares for every one (1) Share granted. After the Effective Date, no awards may be granted under the Prior Plan; however, any awards under any Prior Plan that are outstanding as of the Effective Date shall continue to be subject to the terms and conditions of such Prior Plan. Any Shares issued pursuant to the Plan shall be fully paid and nonassessable. Notwithstanding anything to the contrary contained herein, the following limitations shall apply to Awards granted under the Plan:

(i) the payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan; and

(ii) no Participant may be granted Awards in respect of any one (1)-year period covering or relating to more than 1,500,000 Shares.

(b) Share Counting. If any Shares subject to an Award are forfeited or expire or an Award is settled for cash (in whole or in part) pursuant to an Annex to the Plan, then the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan in accordance with Section 1.3(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 1.3(a) and shall not be available for future grants of Awards: (i) Shares withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award other than any Full Value Award; (iii) Shares subject to a Share Appreciation Right that are not issued in connection with the settlement of the Share Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Restricted Shares repurchased by the Company and/or an employee benefit trust under Article VI of this Plan at the same price paid by the Participant so that such Shares are returned to the Company and/or an employee benefit trust shall again be available for Awards. Notwithstanding the provisions of this Section 1.3(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Option to fail to qualify as an “incentive stock option” under Code Section 422.

(c) Substitute Awards. Any Awards granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares (excluding any Award made in connection with the cancellation and repricing of an Option of Share Appreciation Right), in any case, shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock (or ordinary shares or equivalent securities) of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, that Awards using such available Shares shall not be made after the last date on which awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

(d) Types of Awards. Any Shares that again become available for grant pursuant to this Section 1.3 shall be added back as: (i) one (1) Share if such Shares were subject to an Option or a Share Appreciation Right granted under the Plan or an option or share appreciation rights granted under the Prior Plan, and (ii) as 1.94 Shares if such Shares were subject to Full Value Awards granted under the Plan or full value awards granted under the Prior Plan.

(e) Adjustments. Except as otherwise set forth in Sections 10.10 and 10.11 below, in the event that at any time after the Effective Date the outstanding Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, share split, share dividend, combination of shares or any similar event or transaction, in order to ensure that after such event the Shares (or other securities) subject to the Plan and each Participant’s proportionate interest in any outstanding Award remain substantially as before the occurrence of such event, the Committee may, in such manner as it may deem equitable, adjust (a) the aggregate number and kind of Shares with respect to which Awards may be granted under the Plan and/or the manner in which Shares subject to Full Value Awards may be counted, (b) the number and kind of Shares subject to outstanding Awards, (c) the terms and conditions of any outstanding Awards, and/or (d) the grant or exercise price with respect to an Award. Such adjustment in an outstanding Option shall be made (i) without change in the total price applicable to the Option or any unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and (ii) with any necessary corresponding adjustment in exercise price per Share. Any adjustment affecting an Award intended as “performance-based compensation” under Code Section 162(m) shall be made consistent with the requirements of Code Section 162(m). The Committee’s determinations shall be final, binding and conclusive with respect to the Company and all other interested persons.

1.4 Administration of the Plan.

(a) Duties and Powers of the Committee. The Plan shall be administered by the Committee, which shall have the powers vested in it by the terms of the Plan, such powers to include the authority (within any limitations described in the Plan) to:

(i) select Eligible Individuals to be granted Awards under the Plan;

(ii) determine the type or types of Awards to be granted to Eligible Individuals under the Plan, the number of Awards to be granted and number of Shares subject to each such Award;

(iii) establish such restrictions, terms and conditions as it determines in its sole discretion with respect to each Award, including without limitation any applicable exercise, grant or purchase price and any vesting or forfeiture conditions;

(iv) establish objectives and conditions (if any) for earning Awards;

(v) determine the terms and conditions of Award agreements (which shall not be inconsistent with this Plan) and who must sign each Award agreement;

(vi) determine whether the conditions (if any) for earning an Award have been met and whether a Performance Award will be paid (in whole or in part) at the end of an applicable performance period;

(vii) except as otherwise provided in this Plan, modify the terms of Awards made under this Plan;

(viii) determine if, when and under what conditions settlement or payment of all or any part of an Award may be deferred;

(ix) determine whether the amount or payment of an Award should be reduced or eliminated;

(x) accelerate, in whole or in part, the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of such Award, subject to the terms and conditions of the Plan;

(xi) determine the guidelines and/or procedures for the settlement, payment, vesting and/or exercise of Awards;

(xii) determine whether a Performance Award should qualify, regardless of its amount, as deductible in its entirety for U.S. federal income tax purposes, including whether a Performance Award should qualify as performance-based compensation;

(xiii) recoup from Participants all or a portion of the amounts granted or paid under the Plan if the Company’s reported financial or operating results are materially and negatively restated within five (5) years of the grant or payment of such amounts;

(xiv) recoup from Participants who engaged in conduct which was fraudulent, negligent or not in good faith, and which disrupted, damaged, impaired or interfered with the business, reputation or Employees of the Company or its Affiliates or which caused a subsequent adjustment or restatement of the Company’s reported financial statements, all or a portion of the amounts granted or paid under the Plan within five (5) years of such conduct;

(xv) make, amend and rescind such rules as it deems necessary or advisable for the proper administration of the Plan, including adopting sub-plans to the Plan or special terms for Awards granted to Participants in countries outside the United Kingdom and the United States;

(xvi) interpret the Plan and all Awards under the Plan;

(xvii) make all other determinations necessary or advisable for the administration of the Plan;

(xviii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent that the Committee deems desirable to effectuate the Plan; and

(xix) enter into arrangements with the trustee of any employee benefit trust established by the Company or any of its Affiliates to facilitate the administration of Awards under the Plan.

Any action taken or determination made by the Committee pursuant to this or any other provision of the Plan shall be final, binding and conclusive on all affected persons, including, without limitation, the Company, any Affiliate, any grantee, holder or beneficiary of an Award, any shareholder and any Eligible Individual.

(b) Committee. To the extent necessary to comply with Rule 16b-3 of the Exchange Act, and with respect to Awards that are intended to be “performance-based compensation” within the meaning of Code Section 162(m), including Options and Share Appreciation Rights, then the Committee (or another committee or subcommittee of the Board assuming the functions of the Committee under the Plan) shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more non-employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “outside director” for purposes of Section 162(m) of the Code. Additionally, to the extent required by applicable law, each of the individuals constituting the Committee (or another committee or subcommittee of the Board assuming the functions of the Committee under the Plan) shall be an “independent director” under the rules of the New York Stock Exchange or any other securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 1.4 or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to non-employee Directors and, with respect to such Awards, the terms “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by this Section 1.4.

(c) Delegation of Authority. The Committee may delegate any of its authority to any one or more members of the Board or to any other committee of the Board, to the extent permitted by applicable law, provided such delegation is made in writing and specifically sets forth such delegated authority. Notwithstanding the foregoing, in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and other applicable law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 1.4 shall serve in such capacity at the pleasure of the Board and the Committee.

(d) Liability. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder, and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company and its Affiliates in respect of any claim, loss, damage or expense (including legal fees) arising therefrom to the fullest extent permitted by law and subject to the following provisions.

Nothing in this Section 1.4 shall exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company. In addition, notwithstanding any provision in this Plan to the contrary, the Company does not make any indemnity in respect of:

(i) any claim brought against a director of the Company or of any associated company (for purposes of Sections 1.4(d)(i) and (ii) only, a “Director”) brought by the Company or an associated company for negligence, default, breach of duty or breach of trust;

(ii) any liability of a Director to pay:

(1) a fine imposed in criminal proceedings; or

(2) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising);

(3) any liability incurred by a Director:

(A) in defending any criminal proceedings in which he is convicted;

(B) in defending any civil proceedings brought by the Company or an associated company in which judgment is given against him; or

(C) in connection with any application under Section 661(3) or (4) of the Act or Section 1157 of the Act in which the court refuses to grant the Director relief.

For the purpose of this Section 1.4, “company” means a company formed and registered under the Act, references to a conviction, judgment or refusal of relief are to the final decision in the relevant proceedings which shall be determined in accordance with Section 234(5) of the Act and references to an “associated company” are to an associated company of the Company within the meaning of the Act.

1.5 Granting of Awards to Participants.

(a) Participation. The Committee shall have the authority to grant, prior to the expiration date of the Plan, Awards to such Eligible Individuals as may be selected by it, subject to the terms and conditions set forth in the Plan. In selecting the individuals to receive Awards, including the type and size of the Award, the Committee may consider the contribution the recipient has made and/or may make to the growth or performance of the Company or its Affiliates and any other factors that it may deem relevant.

(b) Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or any Annex to the Plan, the Plan, each Annex to the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan, each Annex to the Plan and Awards granted or awarded under the Plan (or any Annex to the Plan) shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

1.6 Term of Plan. If not sooner terminated under the provisions of Section 1.7, the Plan shall terminate upon, and no further Awards shall be made after, the tenth (10th) anniversary of the Effective Date; provided, that the terms and conditions of the Plan shall continue to govern any outstanding Awards until all Awards granted under the Plan have been exercised, forfeited or have expired or terminated.

1.7 Amendment and Discontinuance of the Plan. The Board may amend, suspend or terminate the Plan at any time without prior notice to or consent of any person; provided, however, that subject to Section 10.10 and except as provided in Section 12.11, no amendment, suspension or termination of the Plan may, without the written consent of the holder of an Award, terminate such Award or adversely affect such person’s rights with respect to such Award in any material respect. Notwithstanding the foregoing, without approval of the Company’s shareholders given within twelve (12) months before or after the action by the Board, no action of the Board may, except as provided in Section 10.10, (a) increase the Shares authorized for issuance under the Plan, (b) reduce the per Share price of any outstanding Option or Share Appreciation Right, (c) cancel any outstanding Option or Share Appreciation Right in exchange for cash or another Award when the per Share price of such Option or Share Appreciation Right exceeds the FMV Per Share; or (d) make any amendment to the Plan effective prior to approval of the Company’s shareholders to the extent such approval is required by applicable legal requirements or the requirements of any securities market or exchange on which the Shares are then listed.

ARTICLE II

NON-QUALIFIED OPTIONS

2.1 Eligibility. The Committee may grant Non-Qualified Options to purchase Shares to any Employee. Each Non-Qualified Option granted under the Plan shall be evidenced by a written agreement between the Company and the individual to whom such Non-Qualified Option is granted in such form as the Committee shall provide.

2.2 Exercise Price. The exercise price to be paid for each Share deliverable upon exercise of each Non-Qualified Option granted under this Article II shall not be less than 100% of the FMV Per Share on the date of grant of such Non-Qualified Option.

2.3 Terms and Conditions of Non-Qualified Options. Non-Qualified Options shall be in such form as the Committee may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions (including, but not limited to conditions of vesting or exercise of the Options), not inconsistent with the Plan, as the Committee shall deem desirable:

(a) Option Period and Conditions and Limitations on Exercise. No Non-Qualified Option shall be exercisable later than the Option Expiration Date. To the extent not prohibited by other provisions of the Plan, each Non-Qualified Option shall be exercisable at such time or times as the Committee, in its discretion, may determine at the time such Non-Qualified Option is granted.

(b) Manner of Exercise. In order to exercise a Non-Qualified Option, the person or persons entitled to exercise such Non-Qualified Option shall deliver to the Company or its designee payment in full for (i) the Shares being purchased and (ii) unless other arrangements have been made with the Committee, any required withholding taxes. The payment of the exercise price for each Non-Qualified Option shall be (x) in cash or by check payable and acceptable to the Company or its designee, or (y) with the consent of the Committee, which may be granted or withheld in the Committee’s sole discretion, and upon compliance with such instructions as the Committee may specify, the Company or its designee may deliver the Shares for which the Non-Qualified Option is being exercised to a broker for sale on behalf of the person, provided that the person has irrevocably instructed such broker to remit directly to the Company or its designee on the person’s behalf from the proceeds of such sale the full amount of the exercise price, plus all required withholding taxes.

(c) Alternative Payment for Shares. With the consent of the Committee, which may be granted or withheld in the Committee’s sole discretion, and upon compliance with such instructions as the Committee may specify, payment of the exercise price or withholding may be made, in whole or in part, with Shares with respect to which the Option is being exercised. If payment is to be made in such manner, then the Participant shall deliver to the Company or its designee a notice of exercise as to the number of Shares to be issued to the Participant as well as the number of Shares to be retained by the Company in payment. In such case, the notice of exercise shall include (A) a statement directing the Company to retain the number of Shares from the exercise of the Options the Fair Market Value (as of the date of delivery of such notice) of which is equal to the portion of the exercise price and/or tax withholding with respect to which the Participant intends to make payment, and (B) such additional payment in cash as shall be necessary, when added to the consideration paid with Shares subject to the Option, to pay the exercise price and tax withholding in full for all such Shares. If the Company or an Affiliate is required to withhold on account of any applicable tax imposed as a result of the exercise of an Option by retention of optioned Shares under this Section, the Shares retained shall include an additional number of Shares whose Fair Market Value equals the amount thus required to be withheld at the applicable minimum statutory rate or other applicable withholding rate.

(d) Transfer of Non-Qualified Options. Except as provided below, no Non-Qualified Option granted hereunder shall be transferable other than (i) by will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order, and during the lifetime of the Participant to whom any such Non-Qualified Option is granted, it shall be exercisable only by the Participant (or his guardian). The Committee may, in its discretion, provide in an Option agreement or otherwise that any Non-Qualified Option may be transferred in whole or in part. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Non-Qualified Option granted hereunder, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee and shall, at the sole discretion of the Committee, result in forfeiture of the Non-Qualified Option with respect to the Shares involved in such attempt. Any Non-Qualified Option that is transferred in accordance with the provisions of this Section 2.3(d) may only be exercised by the person or persons who acquire a proprietary interest in the Non-Qualified Options pursuant to the transfer.

2.4 Option Repricing. Except as otherwise provided in Section 1.3 and Section 10.12, the Committee, subject to shareholder approval, may grant to holders of outstanding Non-Qualified Options, in exchange for the surrender and cancellation of such Non-Qualified Options, cash or other Awards, new Non-Qualified Options having exercise prices lower (or higher with any required consent) than the exercise price provided in the Non-Qualified Options so surrendered and canceled and containing such other terms and conditions as the Committee may deem appropriate.

ARTICLE III

INCENTIVE OPTIONS

The terms specified in this Article III shall be applicable to all Incentive Options. Except as modified by the provisions of this Article III, all of the provisions of Article II shall be applicable to Incentive Options. Options which are specifically designated as Non-Qualified Options shall not be subject to the terms of this Article III.

3.1 Eligibility; General Provisions. Incentive Options may only be granted to Employees who are treated as “employees” of the Company or one of its subsidiary corporations (as defined in Code Section 424(f)) under Code Section 422. To the extent that the aggregate Fair Market Value of Shares with respect to which “incentive stock options” (within the meaning of Code Section 422 but without regard to Code Section 422(d)) are exercisable for the first time by an Optionee during any calendar year under the Plan and all other plans of the Company and any parent or subsidiary corporation thereof (within the meaning of Code Sections 424(e) and 424(f), respectively) exceeds $100,000, the Options shall be treated as Non-Qualified Options to the extent required by Code Section 422. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of Shares shall be determined as of the time the respective options were granted.

3.2 Exercise Price. The exercise price per Share shall not be less than 100% of the FMV Per Share on the date of grant of the Incentive Option (or on the date the Incentive Option is modified, extended or renewed for purposes of Code Section 424(h)). In addition, in the case of Incentive Options granted to a Greater Than 10% Shareholder, the exercise price per Share shall not be less that 110% of the FMV Per Share on the date of grant of the Incentive Option (or on the date the Incentive Option is modified, extended or renewed for purposes of Code Section 424(h)).

3.3 Limited Transfer of Incentive Options. No Incentive Option granted hereunder (a) shall be transferable other than by will or by the laws of descent and distribution and (b) except as permitted under Code Section 422, shall be exercisable during the Optionee’s lifetime by any person other than the Optionee (or his guardian).

3.4 Option Period and Conditions and Limitations on Exercise. No Incentive Option shall be exercisable later than the Option Expiration Date. To the extent not prohibited by other provisions of the Plan, each Incentive Option shall be exercisable at such time or times as the Committee, in its discretion, may determine at the time such Incentive Option is granted.

3.5 Option Repricing. Except as otherwise provided in Section 1.3 and Section 10.12, the Committee, subject to shareholder approval, may grant to holders of outstanding Incentive Options, in exchange for the surrender and cancellation of such Incentive Options, cash or other Awards, new Incentive Options having exercise prices lower (or higher with any required consent) than the exercise price provided in the Incentive Options so surrendered and canceled and containing such other terms and conditions as the Committee may deem appropriate.

3.6 Notification Upon Disposition. The Optionee shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Option which occurs within (a) two (2) years from the date of grant of the Option (or the date the Incentive Option is modified, extended or renewed for purposes of Code Section 424(h)), or (b) one year after the transfer of such Share to such Optionee.

ARTICLE IV

BONUS SHARES

The Committee may, from time to time and subject to the provisions of the Plan, grant Bonus Shares to Employees. Such grants of Bonus Shares shall be in consideration of performance of services by the Participant without additional consideration, except as may be required by the Committee or pursuant to Section 10.1. Bonus Shares shall be Shares that are not subject to a Restricted Period under Article VI.

ARTICLE V

SHARE APPRECIATION RIGHTS

The Committee is authorized to grant Share Appreciation Rights to Employees on the following terms and conditions:

5.1 Right to Payment. A Share Appreciation Right shall confer on the Participant to whom it is granted, upon exercise thereof, a right to receive Shares, the value of which is equal to the excess of (i) the FMV Per Share on the date of exercise over (ii) the FMV Per Share on the date of grant (such excess, the “Spread”) multiplied by the number of Shares covered by the Share Appreciation Right. Notwithstanding the foregoing, the Committee may provide, in its sole discretion, that the Spread covered by a Share Appreciation Right may not exceed a specified amount. The number of Shares which shall be issuable upon exercise of a Share Appreciation Right shall be determined by dividing (1) the number of Shares as to which the Share Appreciation Right is exercised multiplied by the Spread, by (2) the FMV Per Share on the date of exercise of the Share Appreciation Right.

5.2 Terms. The Committee shall determine at the date of grant the time or times at which and the circumstances under which a Share Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, whether or not a Share Appreciation Right shall be in tandem or in combination with any other Award and any other terms and conditions of any Share Appreciation Right. Notwithstanding the foregoing, the term of any Share Appreciation Right shall not be more than ten (10) years from the date on which such Share Appreciation Right is granted.

5.3 Repricing. Except as otherwise provided in Section 1.3 and Section 10.12, the Committee, subject to shareholder approval, may grant to holders of outstanding Share Appreciation Rights, in exchange for the surrender and cancellation of such Share Appreciation Rights, cash or other Awards, new Share Appreciation Rights having exercise prices lower (or higher with any required consent) than the exercise price provided in the Share Appreciation Rights so surrendered and canceled and containing such other terms and conditions as the Committee may deem appropriate.

ARTICLE VI

RESTRICTED SHARES

6.1 Eligibility. All Employees shall be eligible for grants of Restricted Shares.

6.2 Purchase Price. The Committee may establish the purchase price (if any) for Restricted Shares, provided, however, that if a purchase price is charged, such purchase price shall be no less than the nominal value, if any, of the Shares to be purchased, unless otherwise permitted by applicable law.

6.3 Restrictions; Restricted Shares Held in Escrow or Trust. Restricted Shares shall be subject to such restrictions (including, without limitation, limitations that qualify as a “substantial risk of forfeiture” within the meaning given to that term under Code Section 83) and restrictions on transfer by the Participant as the Committee, in its sole discretion, shall determine. Prior to the lapse of such restrictions, the Participant shall not be permitted to transfer such Shares. The Restricted Shares awarded under the Plan shall, during the Restricted Period, be left on deposit with the Company, or in trust or escrow pursuant to an agreement satisfactory to the Committee, until such time as the restrictions on transfer have lapsed.

6.4 Forfeiture of Restricted Shares. Except as otherwise determined by the Committee at the time of grant of the Award or thereafter, if no price was paid by the Participant for the Restricted Shares, then upon a Participant’s termination of Service with the Company or an Affiliate during the applicable Restricted Period or if, for any reason, the restrictions imposed by the Committee upon Restricted Shares are not satisfied at the end of the Restricted Period, then, in either case, any Restricted Shares remaining subject to such restrictions shall thereupon be forfeited by the Participant without consideration therefor and shall be surrendered to the Company and cancelled or transferred to an employee benefit trust, as applicable, and the Participant may be required to complete certain documents in order to effectuate the transfer.

6.5 Delivery of Shares. Pursuant to Section 10.6 of the Plan and subject to the withholding requirements of Article XI of the Plan, at the expiration of the Restricted Period, the Restricted Shares (to the nearest full share) with respect to which the Restricted Period has expired shall be transferred to the Participant’s account with the Company’s designated broker for the Plan for the absolute benefit of the Participant or his personal representative (including delivery by DWAC to the Participant’s broker), free of all restrictions under the Plan.

6.6 Rights as a Shareholder. Unless otherwise provided by the Committee, a Participant who has received a grant of Restricted Shares shall have all the rights of a shareholder (including, without limitation, voting rights and the right to receive all dividends and other distributions paid or made the respect to the Shares) with respect to such Shares, subject to any restrictions provided in the applicable Award agreement. Notwithstanding the foregoing, with respect to a Restricted Share with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Restricted Share vests.

6.7 Repurchase of Restricted Shares. To the extent permissible under applicable law, if a price was paid by the Participant for the Restricted Shares, upon a termination of Service with the Company or an Affiliate during the applicable Restricted Period, the Company and/or an employee benefit trust, as applicable, shall have the right to repurchase from the Participant the unvested Restricted Shares then subject to restrictions at a cash price per Share equal to the price paid by the Participant for such Restricted Shares or such other amount as may be specified in the applicable Award agreement (or, if lower, the FMV Per Share). Notwithstanding the foregoing, the Committee, in its sole discretion, may provide that upon certain events, including a Change in Control, the Participant’s death, retirement or disability or any other specified termination of Service with the Company or an Affiliate or any other event, the Participant’s rights in unvested Restricted Shares shall not lapse, such Restricted Shares shall vest and, if applicable, the Company shall not have a right of repurchase.

6.8 Code Section 83(b). If a Participant makes an election under Code Section 83(b) to be taxed with respect to the Restricted Shares as of the date of transfer of the Restricted Shares rather than as of the date or dates upon which the Participant would otherwise be taxable under Code Section 83(a), the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE VII

RESTRICTED SHARE UNITS

The Committee is authorized to grant Restricted Share Units to Employees, which are rights to receive a specified number of Shares at the end of a specified Restricted Period, subject to such terms and conditions as the Committee shall determine.

7.1 Award and Restrictions. Satisfaction of a Restricted Share Unit shall occur upon expiration of the Restricted Period specified for such Restricted Share Units by the Committee. In addition, Restricted Share Units shall be subject to such restrictions (which may include a risk of forfeiture), if any, as the Committee may impose in its sole discretion, which restrictions may lapse at the expiration of the Restricted Period or at earlier specified times (including times based on achievement of performance goals and/or future service requirements), separately or in combination, as the Committee may determine in its sole discretion to be appropriate or advisable for any Award.

7.2 Purchase Price. The Committee may specify the purchase price (if any) to be paid to the Company with respect to any Shares issued upon settlement of a Restricted Share Unit, provided, however, that if a purchase price is charged, such purchase price shall be no less than the nominal value, if any, of a Share, unless otherwise permitted by applicable law.

7.3 Settlement. At the time of grant, the Committee shall specify the settlement date applicable to each grant of Restricted Share Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Participant holding such Award (if permitted by the applicable Award agreement); provided, however, that, except as otherwise determined by the Committee and set forth in any applicable Award agreement, and subject to compliance with Code Section 409A, in no event shall the settlement date relating to each Restricted Share Unit occur following the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the applicable portion of the Restricted Share Unit vests; or (b) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Share Unit vests. On the settlement date, the Company shall transfer to the Participant one (1) unrestricted, fully transferable Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited.

7.4 Forfeiture. Except as otherwise determined by the Committee or as may be set forth in any Award or other agreement pertaining to a Restricted Share Unit, upon termination of Service with the Company or an Affiliate during the applicable Restricted Period or portion thereof to which forfeiture conditions apply, all Restricted Share Units that are at that time subject to forfeiture shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases which it determines appropriate or advisable waive in whole or in part the forfeiture of Restricted Share Units.

7.5 Performance Goals. To the extent the Committee determines that any Award granted pursuant to this Article VII shall constitute performance-based compensation for purposes of Code Section 162(m), the grant or settlement of the Award shall, in the Committee’s discretion, be subject to the achievement of performance goals determined and applied in a manner consistent with Section 8.2.

ARTICLE VIII

PERFORMANCE AWARDS

8.1 Performance Awards. The Committee may grant Performance Awards to Employees based on performance criteria measured over a period specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to increase the amounts payable under any Award subject to performance conditions, except as limited under Section 8.2 in the case of a Performance Award which is intended to meet the requirements of Code Section 162(m).

8.2 Performance Goals. The grant and/or settlement of a Performance Award shall be contingent upon terms set forth in this Section 8.2.

(a) General. The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. In the case of any Award granted to an Employee which is intended to meet the requirements of the performance-based exception of Code Section 162(m), performance goals shall be designed to be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of performance goals is “substantially uncertain” at the time of grant. The Committee may determine that such Performance Awards shall be settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the settlement of such Performance Awards. Performance goals may differ among Performance Awards granted to any one Participant or for Performance Awards granted to different Participants.

(b) Business Criteria. With respect to any Performance Award granted to an Employee which is intended to meet the requirements of the performance-based exception of Code Section 162(m), one or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions, businesses, asset class, geographical units or of the Company, or individual Employees (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Performance Awards granted to a Participant: (i) earnings per Share; (ii) price per Share; (iii) revenues; (iv) cash flow; (v) return on net assets; (vi) return on assets; (vii) return on investment; (viii) return on equity; (ix) return on capital employed; (x) economic value added; (xi) gross margin; (xii) net income; (xiii) pretax earnings; (xiv) pretax earnings before interest, depreciation and amortization (“EBITDA”); (xv) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xvi) operating income; (xvii) total shareholder return; (xviii) debt reduction; (xix) budget compliance; (xx) safety and environmental performance; (xxi) utilization of, and day rates achieved for, drilling rigs; (xxii) downtime for drilling rigs under contract; (xxiii) procurement efficiency; (xxiv) capital expenditures, including adherence to budget and schedule; (xxv) market share; (xxvi) return on investment capital; (xxvii) cost control and/or efficiency; and (xxviii) customer satisfaction. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index or internal benchmark deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or components thereof or a group of comparable companies.

(c) Timing for Establishing Performance Goals and Selecting Participants. To the extent necessary to comply with the requirements of Code Section 162(m)(4)(C) of the Code, with respect to any Performance Award granted to an Employee which is intended to qualify as “performance-based compensation” under Code Section 162(m), the Committee shall, in writing, (i) establish performance goals in the case of any Award granted to a Participant, (ii) one or more Employees, (iii) select the business criteria applicable to the performance period, (iv) establish the amounts of such Awards which may be earned for such performance period based on the business criteria, and (v) specify the relationship between the business criteria and the performance goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such performance period, in each case, prior to the earlier to occur of (A) 90 days after the beginning of any performance period or designated fiscal period or period of Service applicable to such Performance Award, or (B) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is uncertain, or during such other time period that may be prescribed by, and otherwise complies with, Code Section 162(m).

(d) Settlement of Performance Awards; Other Terms. After the end of each performance period, the Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of business criteria over a performance period. Unless otherwise provided in the applicable performance goals or Award agreement, a Participant shall be eligible to receive payments pursuant to Performance Awards for a performance period only if and to the extent that the performance goals for such period are achieved. The Committee may not exercise discretion to increase any such amount payable in respect of a Performance Award that is intended to comply with Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Service of the Participant prior to the end of a performance period or settlement of Performance Awards, subject to Code Section 162(m) if applicable; provided, however, that to the extent permitted by Code Section 162(m)(4)(C), with respect to any Performance Award intended to constitute “performance-based compensation” within the meaning of Code Section 162(m), the Participant must be employed by the Company or an Affiliate throughout the applicable performance period. The number of Shares which shall be issuable upon the earning of a Performance Award shall be determined by dividing (1) the amount of Performance Award that is earned and payable, by (2) the FMV Per Share on the date the Performance Award is earned and payable.

(e) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award and the achievement of performance goals relating to Performance Awards shall be made in a written agreement or other document covering the Performance Award. The Committee may not delegate any responsibility relating to such Performance Awards.

(f) Status of Performance Awards under Code Section 162(m). It is the intent of the Company that certain of the Performance Awards shall constitute “performance-based compensation” within the meaning of Code Section 162(m). Accordingly, the terms of this Section 8.2 shall be interpreted in a manner consistent with Code Section 162(m).

ARTICLE IX

OTHER AWARDS

9.1 Dividend Equivalents. Dividend Equivalents may be granted by the Committee based on dividends declared on the Shares, to be credited as of dividend payment dates during the period between the date an Award is granted to a Participant and the date such Awards vests, is exercised, is distributed or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Committee. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Share Appreciation Rights.

ARTICLE X

CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS

10.1 Vesting and Other General Provisions. Awards shall be evidenced by a written agreement or other document and may be granted on the terms and conditions set forth herein. In addition, the Committee may impose on any Award or the exercise thereof, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of a termination of Service by the Participant and terms permitting a Participant to make elections relating to his or her Award which are not inconsistent with the Plan. The terms, conditions and/or restrictions contained in an Award may differ from the terms, conditions and restrictions contained in any other Award. The Committee may amend an Award at any time; provided, however, that, subject to Section 10.10, no amendment of an Award may, without the consent of the holder of the Award, materially and adversely affect such person’s rights with respect to such Award. The Committee shall retain full power and discretion to accelerate or waive, at any time, any term or condition of an Award that is not mandatory under the Plan; provided, however, that, subject to Section 10.10, the Committee shall not have discretion to accelerate or waive any term or condition of an Award if such discretion would cause the Award to have adverse tax consequences to the Participant under Code Section 409A. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Act, no consideration other than services may be required for the grant of any Award.

10.2 Stand-Alone, Additional, Tandem and Substitute Awards. Subject to the Plan limitations on repricing, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate or any business entity to be acquired by the Company or an Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall require the surrender of such other Award for cancellation in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate. Any such action contemplated under this Section 10.2 shall be effective only to the extent that such action will not cause (a) the holder of the Award to lose the protection of Section 16(b) of the Exchange Act and rules and regulations promulgated thereunder, (b) any Award that is designed to qualify payments thereunder as performance-based compensation as defined in Code Section 162(m) to fail to qualify as such performance-based compensation or (c) any Award to violate the Act.

10.3 Payment for Awards by Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.4 Term of Awards. Subject to Sections 2.3(a) and 3.4 and 5.2, the term or Restricted Period of each Award shall be for such period as may be determined by the Committee.

10.5 Form and Timing of Payment of Awards by the Company; Deferrals. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or an Affiliate upon the exercise or settlement of an Award may be made in a single payment or transfer, in installments or on a deferred basis. The payment or settlement of any Award may, subject to any limitations set forth in the Award agreement, be accelerated in connection with such payment or settlement, in the discretion of the Committee or upon occurrence of one or more specified events; provided, however, that the Committee shall not accelerate the payment or settlement of an Award if such acceleration would result in adverse tax consequences to the Participant under Code Section 409A. Installment or deferred payments may be required by the Committee (subject to Section 1.7 of the Plan); provided, however, that (a) no deferral shall be required or permitted by the Committee if such deferral would result in adverse tax consequences to the Participant under Code Section 409A and (b) any such deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company (if any). Payments in respect of any Awards may include the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of amounts in respect of installment or deferred payments denominated in Shares. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended.

10.6 Vested and Unvested Awards. After the satisfaction of all of the terms and conditions set by the Committee with respect to an Award granted to a Participant pursuant to the Plan, the following shall be delivered to such Participant according to procedures established by the Company: (a) with respect to an Award of Restricted Shares, the number of Shares that are no longer subject to such restrictions, terms and conditions; (b) with respect to an Award of Restricted Share Units, the number of Shares equal to the number of Shares earned; and (c) with respect to an Award of Share Appreciation Rights or Performance Awards, the number of Shares equal in value to the number of Share Appreciation Rights or amount of Performance Awards vested. Upon termination, resignation or removal of a Participant under circumstances that do not cause such Participant to become fully vested in his or her Award(s), any remaining unvested Options, Restricted Shares, Restricted Share Units, Share Appreciation Rights, Dividend Equivalents or Performance Awards held by such Participant, as the case may be, shall be cancelled without consideration and, in the event any Shares have previously been issued by the Participant pursuant to the Award, such Shares shall be surrendered to the Company (and cancelled) or transferred to an employee benefit trust established in connection with the Plan, as applicable, or, if appropriate under the terms of the Award, shall continue to be subject to the restrictions, terms and conditions set by the Committee with respect to such Award.

10.7 Conditions to Issuance of Shares.

(a) Securities Requirements. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or transfer any Shares or to make any book entries evidencing Shares with respect to any Award unless and until all then-applicable requirements imposed by applicable securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction and by any securities market or exchange upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to the grant or exercise of an Award, the Company may require the grantee to take any reasonable action to meet such requirements and/or make such reasonable covenants, agreements and representations as the Committee, in its sole discretion, deems advisable in order to comply with applicable law. The Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Shares pursuant to an Award to comply with any law or regulation described in the second preceding sentence.

(b) Restrictions. All Shares delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with applicable law. The Committee may place legends or other indicators of applicable restrictions on any Shares or book entries evidencing the Shares issued under the Plan or subject to any Award. In addition, the Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Committee.

(c) No Fractional Shares. No fractional Shares shall be issued and any such fractional Shares shall be eliminated by rounding down.

10.8 Transferability.

(a) Transfer of Awards. Except as may be otherwise provided by the Committee in an Award agreement or otherwise, no Award and no right under the Plan, contingent or otherwise, other than Bonus Shares or Restricted Shares as to which restrictions have lapsed, will be (i) assignable, saleable or otherwise transferable by a Participant except by will or by the laws of descent and distribution or pursuant to a domestic relations order or (ii) subject to any encumbrance, pledge or charge of any nature. No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with a copy of the deceased Participant’s will or such other evidence as the Committee may deem necessary to establish the validity of the transfer. Any attempted transfer in violation of this Section 10.8(a) shall be void and ineffective for all purposes.

(b) Ability to Exercise Rights. Except as otherwise specifically provided under the Plan, only the Participant or his guardian (if the Participant becomes disabled), or in the event of his death, his legal representative or beneficiary, may exercise Options, receive deliveries of Shares or otherwise exercise rights under the Plan. The legal representative of the Participant’s estate, or the person or persons to whom the Participant’s rights under any Award will pass by will or the laws of descent and distribution, shall be deemed to be the Participant’s beneficiary or beneficiaries of the rights of the Participant hereunder and shall be entitled to exercise such rights as are provided hereunder.

10.9 Rights as a Shareholder. Except as otherwise provided herein, a Participant who has received a grant of an Award shall have no rights as a shareholder with respect to any Shares (including, without limitation, voting rights and the right to receive all dividends and other distributions paid or made the respect to the Shares) until such person becomes the holder of record. Except as otherwise provided herein, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Shares are issued.

10.10 Change in Control.

(a) Change in Control. Unless otherwise provided in the Award agreement, notwithstanding any other provision of the Plan, in the event of a Change in Control of the Company:

(i) the Committee may accelerate vesting and the time at which all Options and Share Appreciation Rights then outstanding may be exercised so that those types of Awards may be exercised in full for a limited period of time on or before a specified date fixed by the Committee, after which specified date all unexercised Options and Share Appreciation Rights and all rights of Participants thereunder shall terminate, or the Committee may accelerate vesting and the time at which Options and Share Appreciation Rights may be exercised so that those types of Awards may be exercised in full for their then remaining term;

(ii) the Committee may waive all restrictions and conditions of all Restricted Shares, Restricted Share Units and Dividend Equivalents then outstanding with the result that those types of Awards shall be deemed satisfied, and the Restriction Period or other limitations on payment in full with respect thereto shall be deemed to have expired, as of the date of the Change in Control; and

(iii) the Committee may determine to amend Performance Awards, or substitute new Performance Awards in consideration of cancellation of outstanding Performance Awards, in order to ensure that such Awards shall become fully vested, deemed earned in full (at target or maximum levels, as applicable) and promptly paid to the Participants as of the date of the Change in Control, without regard to payment schedules and notwithstanding that the applicable performance cycle, retention cycle or other restrictions and conditions shall not have been completed or satisfied.

Notwithstanding the above provisions of this Section 10.10(a), the Committee shall not be required to take any action described in the preceding provisions of this Section 10.10(a), and any decision made by the Committee, in its sole discretion, not to take some or all of the actions described in the preceding provisions of this Section 10.10(a) shall be final, binding and conclusive with respect to the Company, all Participants and all other interested persons.

(b) Right of Cash-Out. If approved by the Board prior to or within thirty (30) days after such time as a Change in Control shall be deemed to have occurred, the Board shall have the right for a forty-five (45)-day period immediately following the date that the Change in Control is deemed to have occurred to require all, but not less than all, Participants to transfer and deliver to the Company all Awards previously granted to the Participants in exchange for an amount equal to the “cash value” (defined below) of the Awards. Such right shall be exercised by written notice to all Participants. For purposes of this Section 10.10(b), the “cash value” of an Award shall equal the sum of (i) all cash to which the Participant would be entitled upon settlement or exercise of any Award which is not an Option and (ii) in the case of any Award that is an Option, the excess of the FMV Per Share over the Option price, if any, multiplied by the number of Shares subject to such Award, as if such settlement or exercise occurred immediately prior to the Change in Control. The amount payable to each Participant by the Company pursuant to this Section 10.10(b) shall be paid in cash or by certified check and shall be reduced by any taxes required to be withheld. No acceleration of payment under this Section 10.10(b) shall be made in the event it would result in adverse tax consequences to the Participant under Code Section 409A.

10.11 Equity Restructuring. In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 1.3 and 10.10:

(a) The number and type of Shares subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(b) The Committee shall make such equitable adjustments, if any, as the Committee, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 1.3 on the maximum number and kind of Shares which may be issued under the Plan and adjustments of the manner in which Shares subject to Full Value Awards will be counted). The adjustments provided under this Section 10.11 shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

10.12 Prohibition on Repricing. Subject to Section 10.10, the Committee shall not, without the approval of the shareholders of the Company, (i) authorize the amendment of any outstanding Option or Share Appreciation Right to reduce its price per Share, or (ii) cancel any Option or Share Appreciation Right in exchange for cash or another Award when the Option or Share Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares. Subject to Section 10.10, the Committee shall have the authority, without the approval of the shareholders of the Company, to amend any outstanding Award to increase the price per Share or to cancel and replace an Award with the grant of an Award having a price per Share that is greater than or equal to the price per Share of the original Award. Furthermore, for purposes of this Section 10.12, except in connection with a corporate transaction involving the Company (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per Share of outstanding Options or Share Appreciation Rights in exchange for cash, other Awards of Options or Share Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Share Appreciation Rights without the approval of the shareholders of the Company.

ARTICLE XI

WITHHOLDING FOR TAXES

Any issuance of Shares pursuant to the exercise of an Option or in payment of any other Award under the Plan shall not be made until appropriate arrangements, satisfactory to the Company, have been made for the payment of any tax amounts (including any United Kingdom and/or United States federal, state, local and other tax, foreign tax, as well as any social insurance contributions, national insurance contributions, payment on account, fringe benefit tax and any other tax-related items related to participation in the Plan and legally applicable to Participant, including any amount deemed by the Company or the Participant’s employer, in its discretion, to be an appropriate charge to Participant even if legally applicable to the Company or the Participant’s employer) that may be required to be withheld or paid by the Company or an Affiliate with respect thereto.

Such arrangements may, at the discretion of the Committee, include allowing the person to request the Company to withhold Shares being acquired pursuant to the Award, whether through the exercise of an Option or as a distribution pursuant to the Award, which have an aggregate FMV Per Share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto at the minimum statutory rate or other applicable withholding rate, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company. The Committee may designate alternative methods for withholding of tax amounts with respect to the Award in the notice or agreement evidencing the Award.

Notwithstanding the foregoing, if on the date of an event giving rise to a tax withholding obligation on the part of the Company or an Affiliate the person is an officer or individual subject to Rule 16b-3, such person may direct that such tax withholding be effectuated by the Company withholding the necessary number of Shares (at the minimum statutory rate or other applicable withholding rate) from such Award payment or exercise.

ARTICLE XII

MISCELLANEOUS

12.1 No Rights to Awards or Uniformity Among Awards. No Participant or other person shall have any claim to be granted any Award; there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards; and the terms and conditions of Awards need not be the same with respect to each recipient.

12.2 Conflicts with Plan. In the event of any inconsistency or conflict between the terms of the Plan and an Award, the terms of the Plan shall govern.

12.3 No Right to Continued Service. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue providing services to, the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participant from Service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award.

12.4 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable United States federal law and the laws of the State of Texas, without regard to any conflict of laws principles, except to the extent that the Act or the laws of England and Wales mandatorily apply.

12.5 Gender, Tense and Headings. Whenever the context requires such, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the Plan.

12.6 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

12.7 Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law.

12.8 Shareholder Agreements. The Committee may condition the grant, exercise or payment of any Award upon such person entering into a shareholders’ agreement in such form as approved from time to time by the Board or Committee.

12.9 Funding. Except as provided under Article VI of the Plan, no provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other Employees under general law.

12.10 No Guarantee of Tax Consequences. None of the Board, the Company or the Committee makes any commitment or guarantee that any particular tax treatment will apply or be available to any person participating or eligible to participate hereunder.

12.11 Code Section 409A. To the extent applicable, this Plan and all Award agreements shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any other provision of the Plan to the contrary, in the event that following the Effective Date, the Committee determines that any Award may be subject to Code Section 409A and Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the

Committee determines are necessary or appropriate to (a) exempt the Award from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance, thereby avoiding the application of any penalty taxes under Code Section 409A; provided, however, that nothing in this Section 12.11 does not, and shall not be construed so as to, create any obligation on the part of the Committee to adopt any such amendments or to take any other such actions or create any liability on the part of the Company, the Committee or any other Person for any failure to do so. To the extent that the Committee determines that any Award granted under the Plan is subject to Code Section 409A, the Plan and the Award agreement evidencing such Award shall incorporate the terms and conditions required by Code Section 409A.

12.12 Shareholder Approval. The Plan shall be submitted for approval of the Company’s shareholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such shareholder approval; provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse, and no Shares shall be issued pursuant thereto prior to the time when the Plan is approved by the shareholders; and provided further, that if such approval has not been obtained at the end of such twelve (12)-month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

ANNEX 1

This Annex 1 to the 2013 Rowan Companies plc Incentive Plan (the “Plan”) governs Awards granted to Non-Employee Directors and/or Consultants of the Company under the Plan. Awards granted pursuant to this Annex 1 are subject to all of the terms and conditions set forth in the Plan, except as modified by the following provisions, which shall replace and/or supplement certain provisions of the Plan as indicated with respect to Awards granted to Non-Employee Directors and/or Consultants.

ARTICLE I

INTRODUCTION

1. The following paragraph shall replace Section 1.1 of the Plan:

“1.1 Purpose. This Annex 1 to the Plan is intended to promote the interests of the Company and its shareholders by promoting performance and encouraging Non-Employee Directors and/or Consultants to acquire or increase their equity interests in the Company, thereby giving them an added incentive to work toward the continued growth and success of the Company. The Board also contemplates that, through the Plan, the Company will be better able to compete for the services of the individuals needed for the continued growth and success of the Company. The Plan provides for payment of various forms of incentive compensation, and accordingly, is not intended to be a plan that is subject to the United States Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly. The Plan supersedes and replaces the Prior Plan in its entirety and no further awards shall be made under the Prior Plan after the Effective Date hereof.”

2. The following definitions shall supplement and/or replace, as applicable, the applicable definitions set forth in Section 1.2 of the Plan:

“Awards” means, collectively, Options, Bonus Shares, Share Appreciation Rights, Restricted Share Units, Restricted Shares, Performance Awards, Dividend Equivalents or Cash Awards, in each case, that may be awarded or granted under the Plan pursuant to this Annex 1.

“Consultant” means any person, including any advisor, engaged by the Company or an Affiliate to render services to such entity if: (i) the consultant or advisor renders bona fide services to the Company; (ii) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or advisor is a natural person, or such other advisor or consultant as is approved by the Committee.

“Cash Award” means an Award granted pursuant to Section 9.2 of the Plan that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, cash.

“Eligible Individual” means any person who is a Consultant or Non-Employee Director, as determined by the Committee.

“Full Value Award” means any Award denominated in or determined by reference to Shares, other than an Option or a Share Appreciation Right. For the avoidance of doubt, any Cash Award or other Awards settled or payable in cash shall not constitute a “Full Value Award.”

“Non-Employee Director” means a Director who is not an Employee.

“Participant” means any Eligible Individual granted an Award under the Plan pursuant to this Annex 1.

“Performance Award” means an Award granted pursuant to Article VIII of the Plan, that, if earned, shall be payable in Shares, cash or any combination thereof as determined by the Committee.

“Restricted Share Unit” means an Award, granted pursuant to Article VII of the Plan, of the right to receive (a) Shares, (b) the Fair Market Value of Shares paid in cash or (c) a combination of Shares and cash, as determined by the Committee.

“Service” means a Participant’s service as a Consultant and/or Non-Employee Director, as applicable.

3. The following paragraph shall supplement Section 1.3(a) of the Plan:

“Notwithstanding anything to the contrary contained in the Plan, the following limitations shall apply to Awards granted to Non-Employee Directors and Consultants:

(i) no Participant may be granted Cash Awards in respect of any one (1)-year period having a value determined on the date of grant in excess of $5,000,000; and

(ii) no Non-Employee Director may be granted Awards in respect of any one (1)-year period having a value determined on the date of grant in excess of $600,000.”

ARTICLE II

NON-QUALIFIED OPTIONS

1. The following paragraph shall replace Section 2.1 of the Plan:

“2.1 Eligibility. The Committee may grant Non-Qualified Options to purchase Shares to any Non-Employee Director and/or Consultant. Each Non-Qualified Option granted hereunder shall be evidenced by a written agreement between the Company and the individual to whom such Non-Qualified Option is granted in such form as the Committee shall provide.”

ARTICLE IV

BONUS SHARES

1. The following paragraph shall replace Article IV of the Plan:

“The Committee may, from time to time and subject to the provisions of the Plan, grant shares of Bonus Shares to Non-Employee Directors and/or Consultants. Such grants of Bonus Shares shall be in consideration of performance of services by the Participant without additional consideration, except as may be required by the Committee or pursuant to Section 10.1. Bonus Shares shall be Shares that are not subject to a Restricted Period under Article VI.”

ARTICLE V

SHARE APPRECIATION RIGHTS

1. The following paragraph shall replace the first sentence of Article V of the Plan:

“The Committee is authorized to grant Share Appreciation Rights to Non-Employee Directors and/or Consultants on the following terms and conditions:”

2. The following sentence shall supplement Section 5.1 of the Plan:

“Notwithstanding the foregoing, the Committee may provide, in its sole discretion, that the Spread covered by a Share Appreciation Right may be paid in cash instead of in Shares.”

ARTICLE VI

RESTRICTED SHARES

1. The following paragraph shall replace Section 6.1 of the Plan:

“6.1 Eligibility. All Non-Employee Directors and Consultants shall be eligible for grants of Restricted Shares.”

ARTICLE VII

RESTRICTED SHARE UNITS

1. The following paragraph shall replace the first paragraph of Article VII of the Plan:

“The Committee is authorized to grant Restricted Share Units to Non-Employee Directors and/or Consultants, which are rights to receive a specified number of Shares or the Fair Market Value of such Shares in cash at the end of a specified Restricted Period, subject to such terms and conditions as the Committee shall determine.”

2. The following paragraph shall replace Section 7.3 of the Plan:

“7.3 Settlement. At the time of grant, the Committee shall specify the settlement date applicable to each grant of Restricted Share Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Participant holding such Award (if permitted by the applicable Award agreement); provided, however, that, except as otherwise determined by the Committee and set forth in any applicable Award agreement, and subject to compliance with Code Section 409A, in no event shall the settlement date relating to each Restricted Share Unit occur following the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the applicable portion of the Restricted Share Unit vests; or (b) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Share Unit vests. On the settlement date, the Company shall transfer to the Participant one (1) unrestricted, fully transferable Share or the Fair Market Value of one Share in cash, as applicable, for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited.”

ARTICLE VIII

PERFORMANCE AWARDS

1. The following paragraph shall replace the first sentence of Section 8.1 of the Plan:

“The Committee is authorized to grant Performance Awards to Non-Employee Directors and/or Consultants based on performance criteria measured over a period specified by the Committee.”

ARTICLE IX

OTHER AWARDS

1. The following paragraph shall replace Section 9.1 of the Plan:

“9.1 Dividend Equivalents. Dividend Equivalents may be granted by the Committee based on dividends declared on the Shares, to be credited as of dividend payment dates during the period between the date an Award is granted to a Participant and the date such Awards vests, is exercised, is distributed or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Committee. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Share Appreciation Rights.”

2. The following paragraph be added to the Plan as Section 9.2 of the Plan:

“9.2. Cash Awards. The Committee is hereby authorized to grant to Non-Employee Directors and/or Consultants, Cash Awards, which shall consist of a right which (a) is not an Award described in any other Article of the Plan and (b) is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, cash as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Cash Awards, which shall be contained in a written agreement or other document covering such Awards.”

ANNEX 2

This Annex 2 to the 2013 Rowan Companies plc Incentive Plan (the “Plan”) governs Cash Awards (as defined below) granted hereunder and Awards granted under the Plan that are payable in cash, Shares or any combination thereof, as determined by the Committee. Any Awards granted pursuant to this Annex 2 are subject to all of the terms and conditions set forth in the Plan (and, with respect to Awards granted to Consultants and/or Non-Employee Directors, in Annex 1) except as modified by the following provisions, which shall replace and/or supplement certain provisions of the Plan as indicated.

ARTICLE I

INTRODUCTION

1. The following definitions shall supplement and/or replace, as applicable, the applicable definitions set forth in Section 1.2 of the Plan:

“Awards” means, collectively, Options, Bonus Shares, Share Appreciation Rights, Restricted Share Units, Restricted Shares, Performance Awards, Dividend Equivalents or Cash Awards, in each case, that may be awarded or granted under the Plan.

“Cash Award” means an Award granted pursuant to Section 9.2 of the Plan that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, cash.

“Performance Award” means an Award granted pursuant to Article VIII of the Plan, that, if earned, shall be payable in Shares, cash or any combination thereof as determined by the Committee.

“Restricted Share Unit” means an Award, granted pursuant to Article VII of the Plan, of the right to receive (a) Shares, (b) the Fair Market Value of Shares paid in cash or (c) a combination of Shares and cash, as determined by the Committee.

2. The following paragraph shall supplement Section 1.3 of the Plan:

“No Participant may be granted Cash Awards in respect of any one (1)-year period having a value determined on the date of grant in excess of $5,000,000.”

ARTICLE V

SHARE APPRECIATION RIGHTS

1. The following sentence shall supplement Section 5.1 of the Plan:

“Notwithstanding the foregoing, the Committee may provide, in its sole discretion, that the Spread covered by a Share Appreciation Right may be paid in cash instead of in Shares.”

ARTICLE VII

RESTRICTED SHARE UNITS

1. The following paragraph shall replace the first paragraph of Article VII of the Plan:

“The Committee is authorized to grant Restricted Share Units to Employees, which are rights to receive a specified number of Shares or the Fair Market Value of such Shares in cash at the end of a specified Restricted Period, subject to such terms and conditions as the Committee shall determine.”

ARTICLE VIII

PERFORMANCE AWARDS

1. The following sentence shall supplement Section 8.2(d) of the Plan:

“Settlement of Performance Awards may be in cash or Shares as the Committee shall determine.”

ARTICLE IX

OTHER AWARDS

1. The following paragraph shall replace Section 9.1 of the Plan:

“9.1 Dividend Equivalents. Dividend Equivalents may be granted by the Committee based on dividends declared on the Shares, to be credited as of dividend payment dates during the period between the date an Award is granted to a Participant and the date such Awards vests, is exercised, is distributed or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Committee. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Share Appreciation Rights.”

2. The following paragraph shall be added to the Plan as Section 9.2 of the Plan:

“9.2. Cash Awards. The Committee is hereby authorized to grant to Employees Cash Awards, which shall consist of a right which (a) is not an Award described in any other Article of the Plan and (b) is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, cash as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Cash Awards, which shall be contained in a written agreement or other document covering such Awards.”

ARTICLE X

CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS

1. The following provision shall supplement Section 10.5 of the Plan and, to the extent inconsistent with Section 10.5 of the Plan, supersede Section 10.5 of the Plan:

“The settlement of any Award may, subject to any limitations set forth in the Award agreement, be accelerated and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events; provided, however, that the Committee shall not accelerate settlement if such discretion would result in adverse tax consequences to the Participant under Code Section 409A. In the discretion of the Committee, Awards granted pursuant to Article VIII of the Plan may be payable in cash or Shares to the extent permitted by the terms of the applicable Award agreement and the Plan.”

2. The following provision shall supplement Section 10.6 of the Plan:

“After the satisfaction of all of the terms and conditions set by the Committee with respect to an Award granted to a Participant pursuant to Annex 2 of the Plan, the following shall be delivered to such Participant: cash and/or the number of Shares equal in value to the number of Restricted Share Units, Share Appreciation Rights or Performance Awards, as applicable.”

3. The following sentence shall supplement Section 10.8(b) of the Plan:

“Except as otherwise specifically provided under the Plan, only the Participant or his guardian (if the Participant becomes disabled), or in the event of his death, his legal representative or beneficiary, may receive cash payments under the Plan.”

4. The following provision shall be added as Section 10.10(a)(iv) of the Plan:

“(iv) The Committee may determine to amend Cash Awards, or substitute new Cash Awards in consideration of cancellation of outstanding Cash Awards, in order to ensure that such Awards shall become fully vested, deemed earned in full and promptly paid to the Participants as of the date of the Change in Control, without regard to payment schedules and notwithstanding that the applicable performance cycle, retention cycle or other restrictions and conditions shall not have been completed or satisfied.”

Annex B

ROWAN COMPANIES PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT - PART II

Rowan Companies plc (“Rowan” or the “Company”) is subject to disclosure regimes in the U.S. and U.K. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. As a result, you may find our Directors’ Remuneration Report (the “Report”) required by English law in two parts: (i) the information included in Part I (also known as “Compensation Discussion and Analysis”) beginning on page 23 of this proxy statement, which includes disclosure required by the SEC as well as English law, and (ii) the information included in this Part II (Annex B), which is only required by English law. Part I should be read in conjunction with this Part II. Pursuant to English law, this Report also forms part of the statutory Annual Accounts and Reports of Rowan Companies plc for the year ended December 31, 2012.

TOTAL SHAREHOLDER RETURN

The graph below presents the relative investment performance of Rowan’s shares, the Dow Jones U.S. Oil Equipment and Services Index, and the S&P 500 Index for the five-year period ending December 31, 2012. In the opinion of the Board, the indices below are the most appropriate indices against which the total shareholder return (“TSR”) of the Company should be measured because they relate to our industry and include peer companies.

NON-EXECUTIVE DIRECTORS

In 2012, the Compensation Committee recommended, and the Board approved, the following 2012 annual compensation for our non-executive directors, plus reimbursement for reasonable expenses:

	2012 Cash Annual Retainer ($)
Board of Directors	80,000	(a)
Chairman (additional retainer)	150,000
HSE and NCG Committee Chairs	10,000
Audit and Compensation Committee Chairs	15,000

(a)	Effective October 1, 2012, the annual cash retainer increased from $70,000 to $80,000.

In addition, on the date of the last general meeting of shareholders in 2012, each director received restricted share units (“RSUs”) under the 2009 Rowan Companies, Inc. Incentive Plan (the “2009 Incentive Plan”) equal in value to approximately $200,000, resulting in an award of 5,913 RSUs to each non-executive director on July 25, 2012 when the closing price of a share was $34.02. Consistent with past practice, such RSUs will vest in full on the earlier of the date of the annual meeting subsequent the grant date (in this case, April 26, 2013) or the first anniversary date of the grant, but will be settled upon termination of service from the Board. Newly elected non-executive directors receive RSUs with a value of approximately $25,000 upon election. Directors do not receive meeting fees. No performance conditions are applied to the vesting of RSUs for non-executive directors. It is considered important to deliver part of non-executive directors’ fees in the form of RSUs in order to promote appropriate alignment with our shareholders. As described in the Compensation Discussion and Analysis report in Part I, our non-executive directors are subject to share ownership guidelines which require them to acquire and maintain interests in the Company’s shares with a value equivalent to five times the individual’s annual retainer.

Non-executive directors have not entered into service contracts with the Company or any of its subsidiaries.

Our non-executive directors do not receive retirement benefits.

EXECUTIVE DIRECTOR

As described on pages 30–36 of the Compensation Discussion and Analysis report, a significant proportion of Mr. Ralls’ remuneration is performance related.

Performance Awards

Details of Mr. Ralls’ participation in long-term incentive compensation are set out on pages 31–36 of the Compensation Discussion and Analysis report.

Once the aggregate value is determined, such value is delivered in the form of restricted shares, SARs and PUs which are subject to additional vesting and/or performance criteria. Prior to 2012, the value was delivered in restricted shares and SARs. For grants made in 2012 and beyond, the Compensation Committee approved the use of PUs, which are directly linked to shareholder value, to Mr. Ralls and other executive officers, in addition to granting awards of restricted shares and SARs. The Compensation Committee determined to make the March 2012 award a transitional award, as shown below, because it had previously approved a Strategic Equity Scorecard for 2011 which was settled in March 2012.

Past Awards	2012(a)		2013 / Beyond
50% RS	50	% RS	40	% RS
50% Share Appreciation Rights (“SARs”)	25	% SARs	30	% SARs
	25	% PUs	30	% PUs

(a)	2012 was treated as a transition year, with the RS percentage remaining the same as prior years and the remaining award was equally divided between PUs and SARs.

Restricted Shares

The restricted shares vest pro rata over a three year period and are not subject to further performance conditions.

Share Appreciation Rights

The SARs are granted with an exercise price equal to the value of the Company’s shares on the grant date and vest pro rata over a three year period. If the Company’s shares increase in value, the SARs may be exercised and the payout of the SARs (which may be delivered in cash or shares) will be the difference between the exercise price and the value of the Company’s shares on the exercise date. Therefore, the SARs are inherently a performance based award because the award will have no value if the value of the Company’s shares does not increase.

Performance Units

The PUs are three-year cliff vesting awards, with payout based on the Company’s TSR relative to its offshore driller peer group. Achievement against the peer group is measured each year (for 25% of the value of the award in each year), and then for the entire three-year performance period (for the remaining 25% of the value of the award). There is no vesting or payout until the third anniversary of the award, but the Company will calculate the annual measurements and inform holders of anticipated achievement. Depending on relative performance, the PU payout will range from 0% to 200% of its initial value of $100 per unit. The executive director will not receive any payout of PUs if he terminates his employment with the Company prior to the third anniversary of the grant date unless approved otherwise by the Compensation Committee. If the TSR metrics are met, the PUs will be settled in cash.

Pensions

Mr. Ralls currently participates in the Company’s defined benefit pension arrangement and supplemental executive retirement plan. Mr. Ralls also participates in the Company’s defined contribution plan (401(k)) (the “Savings Plan”) on the same terms as other employees. Under the Savings Plan, the Company matches up to 100% of the first 6% of eligible salary contributed by the employee.

Mr. Croyle was formerly an executive officer of the Company until his retirement in December 2006. As a former employee, Mr. Croyle receives retirement benefits under the defined benefit pension arrangement and supplemental executive retirement plan but is no longer accruing additional benefits. No directors, other than Mr. Ralls (as an executive officer) and Mr. Croyle (as a former employee) participate in the Company’s pension plans or other benefit programs.

REMUNERATION OUTCOME DURING 2012

For fiscal year 2012, additional detailed information on the remuneration of directors is set forth in Sections 1 to 4 below, which has been subject to audit.

1.	Directors’ Remuneration

Executive Director

The 2012 remuneration of Mr. Ralls, excluding pension benefits and awards granted under our 2009 Incentive Plan, is as follows:

Name and Principal Position	Salary ($)	Bonus ($) (a)	All Other Non- equity Compensation ($) (b)	2012 Total ($)	2011 Total ($) (c)
W. Matt Ralls CEO	950,000	988,000	29,573	1,967,573	1,360,077

(a)	Amount shown for the bonus reflects amount earned under the Company’s 2012 AIP for performance in 2012, but paid in March of 2013.
(b)	All other compensation for 2012 included the following amounts:

Name	Company Contributions to Savings Plan ($) (1)	Other ($) (2)	Total ($)
Ralls	15,000	14,573	29,573

(1)	Reflects matching contributions made by the Company on behalf of the executive director in 2012 to the Savings Plan.
(2)	Reflects costs covered by the Company on behalf of Mr. Ralls for medical, dental, vision, life and AD&D insurance, short term and long-term disability benefits. All U.S. employees of the Company are entitled to participate in the same benefit programs.

(c)	Reflects base salary of $913,000, a bonus payment of $418,000 earned for performance in 2011, but paid in March 2012, $14,700 of matching contributions made by the Company in 2011 to the Savings Plan, and $14,377 of costs covered by the Company on behalf of Mr. Ralls for benefits described in footnote (b)(2) above.

Non-executive Directors

The remuneration of the non-executive directors for fiscal year 2012 is as follows:

	2012 Fees ($) (a)	2012 Share Awards ($) (b)	2012 Total ($)	2011 Total ($) (c) (d)
Robert G. Croyle	72,500	199,978	272,478	210,015
William T. Fox III	87,500	199,978	287,478	225,015
Sir Graham Hearne	82,500	199,978	282,478	220,015
Thomas R. Hix	87,500	199,978	287,478	210,015
H. E. Lentz	222,500	199,978	422,478	310,015
Lord Moynihan	82,500	199,978	282,478	220,015
Suzanne P. Nimocks	72,500	199,978	272,478	210,015
P. Dexter Peacock	76,250	199,978	276,228	225,015
John J. Quicke	72,500	199,978	272,478	210,015

(a)	Fees earned before May 4, 2012 were earned in respect of services on the Board of Directors of Rowan Companies, Inc. Fees earned on or after May 4, 2012 were earned in respect to services on the Board of Directors of Rowan Companies plc.
(b)	Reflects the aggregate grant date fair value related to the 2012 grants based upon the number of RSUs awarded and the fair market value of the Company’s shares on the grant date calculated in accordance with FASB ASC Topic 718. The RSUs awarded are not subject to performance conditions, but are subject to forfeiture if the non-executive director ceases to hold office between the date of grant and the earlier of the first anniversary of the date of grant and the date of the next following annual general meeting. A non-executive director is not entitled to receive settlement of the RSUs (in shares or cash, at the discretion of the Compensation Committee) until he or she ceases to hold office.
(c)	The total remuneration for 2011 reflects retainers earned for the full year 2011 for service as directors of Rowan Companies, Inc. plus the aggregate grant date fair value of $140,015 related to annual grant made to the non-employee directors in 2011 based upon the number of RSUs awarded and the fair market value of the Company’s shares on the grant date calculated in accordance with FASB ASC Topic 718.
(d)	All fees earned during 2011 were earned in respect of services to Rowan Companies, Inc.

2. Share Options and SARs

The number of shares subject to options or SARs at the beginning and end of fiscal year 2012 for each director serving on the Board in 2012 is set forth in the following table. The share options are not subject to performance conditions.

	Date of grant (mo/day /yr) (a)	Earliest exercise date (mo/day/yr)		Expiration date (mo/ day /yr)	Exercise price ($)	No. at Jan. 1 2012 (b)	Options granted in 2012	Exercised in 2012	Market price on date of exercise ($)	Gain realized upon exercise ($)	Lapsed in 2012	No. at Dec. 31, 2012
W. Matt Ralls	12/2/08	12/2/11	(c)	12/2/18	15.31	100,000	—	—	N/A	N/A	—	100,000
	5/5/09	5/5/12	(d)	5/5/19	17.39	156,249	—	—	N/A	N/A	—	156,249
	3/5/10	3/5/12	(d)	3/5/20	27.80	67,218	—	—	N/A	N/A	—	67,218
	3/5/10	3/5/13	(d)	3/5/20	27.80	33,609	—	—	N/A	N/A	—	33,609
	2/25/11	2/25/12	(d)	2/25/21	42.21	28,063	—	—	N/A	N/A	—	28,063
	2/25/11	2/25/13	(d)	2/25/21	42.21	28,063	—	—	N/A	N/A	—	28,063
	2/25/11	2/25/14	(d)	2/25/21	42.21	28,063	—	—	N/A	N/A	—	28,063
	3/7/12	3/7/13	(d)	3/7/22	35.47	—	27,851	—	N/A	N/A	—	27,851
	3/7/12	3/7/14	(d)	3/7/22	35.47	—	27,851	—	N/A	N/A	—	27,851
	3/7/12	3/7/15	(d)	3/7/22	35.47	—	27,851	—	N/A	N/A	—	27,851
												524,818

Robert G. Croyle	—	—		—	—	—	—	—	N/A	N/A	—	—
William T. Fox III	4/25/03		(e)(f)	4/25/13	21.19	6,000	—	—	N/A	N/A	—	6,000
Sir Graham Hearne	4/23/04		(e)(f)	4/23/14	22.00	10,000	—	—	N/A	N/A	—	10,000
Thomas R. Hix	—	—		—	—	—	—	—	N/A	N/A	—	—
H. E. Lentz	4/25/03		(e)(f)	4/25/13	21.19	6,000	—	6,000	32.62	68,550	—	—
Lord Moynihan	4/25/03		(e)(f)	4/25/13	21.19	6,000	—	—	N/A	N/A	—	6,000
Suzanne P. Nimocks	—	—		—	—	—	—	—	N/A	N/A	—	—
P. Dexter Peacock	4/23/04		(e)(f)	4/23/14	22.00	10,000	—	5,000	36.69	73,425	—	5,000
John J. Quicke	—	—		—	—	—	—	—	N/A	N/A	—	—

(a)	All awards granted for no consideration.
(b)	The Company has not issued options to non-executive directors since 2004 and all such options are fully vested. As an executive officer, Mr. Ralls receives an annual grant of SARs. In addition, Mr. Ralls received a sign-on grant of 100,000 options made in 2008 when he became CEO.
(c)	Grants were made under the 2009 Rowan Companies, Inc. Incentive Plan.
(d)	Grants were made under the 2005 Rowan Companies, Inc. Long-Term Incentive Plan.
(e)	Grants were made under the 1998 Non-Employee Directors Stock Option Plan.
(f)	Options may be exercised at any time and from time to time after the grant date, but are not exercisable for more than a percentage of the aggregate number of shares offered by the option determined by the number of full years from the date of grant to the date of exercise as follows: Less than 1 year—0%; 1 year or more—100%.

Share Price

The highest and lowest prices of Company shares during the year ended December 31, 2012 were $39.40 and $28.62, respectively. The closing price of the shares at December 31, 2012 was $31.27.

3. Long-term Incentive Schemes

Consistent with the criteria set forth above, Mr. Ralls was granted restricted shares and PUs in 2012 under the Company’s 2009 Incentive Plan. Non-executive directors were not granted similar awards.

Details of the restricted shares and PUs granted to Mr. Ralls under the Company’s 2009 Incentive Plan are as follows:

Award	Date of grant (mo/day/yr)	End of period over which qualifying conditions must be fulfilled for each award (mo/day/yr)	Number of restricted shares/PUs outstanding at start of the year	Number of shares/ PUs over which award granted during the year	Number of shares which vested during the year (a)	Market price per share on date of grant for each award granted during the year ($) (b)	Number of restricted shares/PUs outstanding at end of the year	Details of qualifying conditions for each award granted or vested during the year
RS	2/25/11	2/25/12	15,707	—	15,707	N/A	—	(c	)
RS	3/5/10	3/05/12	23,731	—	23,731	N/A	—	(c	)
RS	5/5/09	5/05/12	29,958	—	29,958	N/A	—	(c	)
RS	2/25/11	2/25/13	15,707	—	—	N/A	15,707	N/A
RS	3/5/10	3/05/13	23,731	—	—	N/A	23,731	N/A
RS	2/25/11	2/25/14	15,707	—	—	N/A	15,707	N/A
RS	3/7/12	3/07/13	—	29,294	—	35.47	29,294	(c	)
RS	3/7/12	3/7/14	—	29,294	—	35.47	29,294	(c	)
RS	3/7/12	3/7/15	—	29,294	—	35.47	29,294	(c	)
PU	3/7/12	3/07/15	—	12,469	—	N/A	12,469	(d	)

(a)	The market price per share on vesting was $38.76 in respect of the shares vesting on February 5, 2012, $35.39 in respect of the shares vesting on March 5, 2012 and $33.72 in respect of the shares vesting on May 5, 2012.
(b)	Represents the volume weighted average price.
(c)	Restricted share awards vest pro rata over a three year period from the grant date and are not subject to further performance conditions.
(d)	The PUs are three-year cliff vesting awards, with payout based on the Company’s TSR relative to its offshore driller peer group. Achievement against the peer group is measured each year (for 25% of the value of the award in each year), and then for the entire three-year performance period (for the remaining 25% of the value of the award). Any amounts earned under the PUs are not payable until after the close of the three-year performance period and are generally subject to Mr. Ralls’ continued employment through the end of the three-year cliff vesting period unless approved otherwise by the Compensation Committee. The Company will calculate the annual measurements and inform holders of anticipated achievement. Depending on relative performance, the PU payout will range from 0% to 200% of its initial value of $100 per unit. If the TSR metrics are met, the PUs will be settled in cash. For the measurement period January 1, 2012 to December 31, 2012, no amount with respect to 25% of the PUs attributable to 2012 will be payable at the end of the three-year vesting period.

No PUs granted to Mr. Ralls vested during 2012. The chart below provides details of Mr. Ralls’ restricted share awards that vested during 2012:

	Award	Date on which award was granted (mo/day/yr)	Date on which award vested (mo/day/yr)	Number of shares in respect of which each award has vested	Market price per share on grant of award ($) (a)	Market price per share on vesting of award ($) (a)	Details of qualifying conditions of award		Details of any money or value of other assets receivable in respect of the award
Awards outstanding at the beginning of year	RS	5/5/09	5/5/12	29,958	17.39	33.72	(b	)	N/A
	RS	3/5/10	3/5/12	23,731	27.80	35.39	(b	)	N/A
	RS	2/25/11	2/25/12	15,707	42.21	38.76	(b	)	N/A

(a)	Represents the volume weighted average price.
(b)	Restricted share awards vest pro rata over a three year period and are not subject to further performance conditions.

4. Pensions

Details of retirement benefits of directors arising from participation in the Company’s defined benefit pension arrangements are set forth below.

	Service at Dec. 31, 2012 (a)	Cash Balance Accrued at Dec. 31, 2012 ($)	Present Value of Traditional Formula Benefit at Dec. 31, 2012 ($)	Additional Pension earned during the year ended Dec. 31, 2012 ($)	Transfer value of increase/ (decrease) in accrued benefits less inflation and net of directors’ contributions	Transfer value at Dec. 31, 2011	Transfer value at Dec. 31, 2012	Increase/ (decrease) in transfer value
W. Matt Ralls
Pension Plan	4	54,539	N/A	13,335	N/A	N/A	N/A	N/A
SERP	4	543,169	N/A	131,321	N/A	N/A	N/A	N/A
Robert G. Croyle
Pension Plan	33	N/A	1,799,818	N/A	N/A	N/A	N/A	N/A
SERP	33	N/A	1,592,545	N/A	N/A	N/A	N/A	N/A

(a)	Mr. Croyle’s years of service is calculated as of December 31, 2006 when he retired as an officer of the Company and does not include any years of service as a Board member.

A summary of the Rowan Pension Plan and SERP is set out on pages 47–48.

On behalf of the Board of Directors

Chairman of the Compensation Committee

March 6, 2013

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M54237-P34656-Z59717	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROWAN COMPANIES PLC

The Board of Directors recommends you vote FOR the resolutions in proposals 1 through 8 and FOR the non-binding advisory vote in proposal 9:		For	Against	Abstain

1.	An ordinary resolution to elect William T. Fox III as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2014.	☐	☐	☐
							For	Against	Abstain
2.	An ordinary resolution to elect Sir Graham Hearne as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2014.	☐	☐	☐	6.	An ordinary resolution to authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration.	☐	☐	☐
3. 4. 5.

An ordinary resolution to elect H.E. Lentz as a Class I Director for a term to expire at the annual general meeting of shareholders to be held in 2014.

An ordinary resolution to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for 2013.

An ordinary resolution to reappoint Deloitte LLP as our U.K. statutory auditors under the U.K. Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before Rowan Companies plc).

		☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	7. 8. 9.

An ordinary resolution to approve our 2013 Rowan Companies plc Incentive Plan.

An ordinary resolution of a non-binding advisory nature to approve Rowan Companies plc’s U.K. statutory Directors’ Remuneration Report for the year ended December 31, 2012.

A non-binding advisory vote to approve Rowan Companies plc’s executive compensation as reported in this proxy statement.

							☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
		Yes	No

Please indicate if you plan to attend this meeting in person.		☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

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M54238-P34656-Z59717

ROWAN COMPANIES PLC

This proxy is solicited by the Board of Directors

Annual General Meeting of Shareholders

April 26, 2013

The shareholder(s) hereby appoint(s) W. Matt Ralls and Melanie M. Trent, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Rowan Companies plc that the shareholder(s) is/are entitled to vote at the 2013 Annual General Meeting of Shareholders, and any adjournment or postponement thereof, and, in their discretion, on all other matters that may properly come before such meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the 2013 Annual General Meeting of Shareholders or any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR EACH OF PROPOSALS 1 THROUGH 9. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Your Board of Directors recommends a vote FOR the resolutions in proposals 1 through 8, and FOR the non-binding advisory vote in proposal 9.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side